As filed with the Securities and Exchange Commission on October 4, 2019

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

GLACIER BANCORP, INC.

(Exact name of registrant as specified in its charter)

MONTANA (State or other jurisdiction of incorporation or organization)	6022 (Primary standard industrial classification code number)	81-0519541 (I.R.S. employer identification no.)

49 Commons Loop, Kalispell, Montana 59901 (406) 756-4200

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

RANDALL M. CHESLER

President and Chief Executive Officer

49 Commons Loop

Kalispell, Montana 59901

(406) 756-4200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

STEPHEN M. KLEIN BART E. BARTHOLDT Miller Nash Graham & Dunn LLP Pier 70, 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 Telephone: (206) 777-7506 Facsimile: (206) 340-9599	RICHARD SCHABERG Hogan Lovells US LP 555 13th Street, N.W. Washington, DC 20004 Telephone: (202) 637-5600 Facsimile: (212) 637-5910

Approximate date of commencement of proposed sale of securities to the public:

As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided purchase to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common Stock, $0.01 Par Value	3,350,000	N/A	$115,271,060.72	$14,962.18

(1)

Represents the maximum number of shares of common stock, $0.01 par value per share estimated to be issuable by Glacier Bancorp, Inc. (“Glacier”) upon consummation of the merger with State Bank Corp. (“SBC”) described herein.

(2)

Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f) under the Securities Act of 1933, the proposed maximum offering price of $115,271,060.72 is computed by subtracting $13,714,051 (the estimated cash to be paid by Glacier) from $128,985,111.59 (the product of (A) $15.895, which is the average of the high and low prices of the last sale reported for SBC common stock in the consolidated reporting system of the OTC Pink for SBC common stock on October 2, 2019, times (B) 8,114,823 (the maximum number of shares of SBC common stock expected to be exchanged for the common stock being registered)).

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT WILL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT WILL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT WILL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell nor shall there be any sale of these securities in any jurisdiction in which such offer or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY—SUBJECT TO COMPLETION—DATED OCTOBER 4, 2019

PROXY STATEMENT	PROSPECTUS OF
OF STATE BANK CORP.	GLACIER BANCORP, INC.

MERGER PROPOSED – YOUR VOTE IS VERY IMPORTANT

Dear State Bank Corp. Shareholders:

As you may know, the boards of directors of State Bank Corp. (“SBC”) and Glacier Bancorp, Inc., Kalispell, Montana (“Glacier”) have each unanimously approved a merger of SBC with and into Glacier, subject to approval by SBC shareholders and appropriate bank regulators. Immediately following the merger, SBC’s subsidiary State Bank of Arizona (the “Bank”) will be merged into Glacier’s subsidiary Glacier Bank (“Glacier Bank”), subject to approval of appropriate bank regulators.

Under the terms of the Plan and Agreement of Merger, dated September 30, 2019 (the “merger agreement”), each outstanding share of SBC common stock (including each share of unvested restricted stock) will be exchanged for a “unit” comprised of $1.69 and 0.3706 shares of Glacier common stock, subject to certain adjustments. The common stock of Glacier trades on The NASDAQ Global Select Market under the symbol “GBCI.” SBC’s common stock is currently quoted on the OTC Pink under the symbol “SBAZ.”

The stock portion of each unit is subject to adjustment in the event that the average closing price for Glacier common stock over a 20-day period prior to closing is more than $47.31, or less than $34.97, if such stock price has underperformed the KBW Regional Bank Index by more than fifteen percentage points, or less than $32.91. In such event either Glacier or SBC, respectively, may provide notice to terminate the merger agreement, but the merger agreement will not be terminated if either SBC or Glacier, as the case may be, elects to adjust the consideration to be issued in the merger, as described in this proxy statement/prospectus. Glacier may also elect to pay additional cash consideration in lieu of increasing the number of shares to be issued in the merger.

The cash portion of each unit is subject to adjustment depending on SBC’s capital prior to the closing of the merger, calculated in accordance with the merger agreement. If SBC’s capital is less than the minimum required, which is $63,611,000 (subject to specified adjustments), the cash portion of each unit will be reduced on a pro rata basis by the amount of such deficiency. If SBC’s closing capital, after being adjusted in accordance with the terms of the merger agreement, is in excess of the minimum required, SBC may pay a special dividend to its shareholders in the amount of such excess.

Assuming for purposes of illustration only that (i) there is no increase or reduction of the cash portion of each unit, and (ii) the average closing price for Glacier common stock is $[      ], which was the closing price of Glacier common stock on [      ], 2019, as quoted on The NASDAQ Global Select Market, for each of your shares of SBC common stock, you will receive consideration with an estimated current value of $[      ], consisting of a combination of $1.69 in cash and 0.3706 shares of Glacier common stock (valued at $[      ]).

Assuming the exchange of all outstanding SBC common stock for stock and cash in accordance with the merger agreement and the stock portion of each unit is not adjusted as described above, SBC shareholders will, in the aggregate, receive approximately 3,007,353 shares of Glacier common stock in the merger, representing approximately 3.4% of Glacier’s outstanding common stock after taking into account Glacier shares to be issued in the merger.

SBC will hold a special shareholders’ meeting to vote on the merger agreement on [      ], 2019, at [      ] [    ]. m. Mountain Standard Time, at [      ], Lake Havasu City, Arizona. Whether or not you plan to attend the special meeting, please take the time to vote by voting over the Internet, by telephone or completing and mailing the enclosed form of proxy. Please give particular attention to the discussion under the heading “Risk Factors” beginning on page 13 for risk factors relating to the merger which you should consider.

The board of directors of SBC has unanimously recommended that you vote FOR approval of the merger agreement and the other proposals described in this proxy statement/prospectus.

James E. Baker, Chairman

Neither the Federal Deposit Insurance Corporation, Securities and Exchange Commission, nor any state securities commission has approved the securities to be issued by Glacier or determined if this proxy statement/prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The shares of Glacier common stock to be issued in the merger are not savings or deposit accounts or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation, the Federal Deposit Insurance Fund or any other governmental agency. Such shares are not guaranteed by Glacier or SBC and are subject to investment risk, including the possible loss of principal.

This proxy statement/prospectus is dated [      ], 2019 and is first being mailed to

SBC shareholders on or about [      ], 2019.

STATE BANK CORP.

Lake Havasu City, Arizona 86403

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [      ], 2019

TO THE SHAREHOLDERS OF STATE BANK CORP.:

A special meeting of shareholders of State Bank Corp. (“SBC”) will be held on [      ], 2019, at [        ] [      ].m. Mountain Standard Time, at [      ], Lake Havasu City, Arizona. The special meeting is for the following purposes:

1.

To consider and vote on a proposal to approve the Plan and Agreement of Merger, dated as of September 30, 2019 (the “merger agreement”), among Glacier Bancorp, Inc. (“Glacier”), Glacier Bank, SBC and State Bank of Arizona (the “Bank”). The merger agreement is attached as Appendix A to the proxy statement/prospectus.

2.	To approve one or more adjournments of the SBC special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of approval of the merger agreement.

Holders of record of SBC common stock at the close of business on [      ], 2019, the record date for the special meeting, are entitled to notice of, and to vote at, the special meeting or any adjournments or postponements of it. The affirmative vote of the holders of at least a majority of the outstanding shares of SBC’s common stock entitled to vote is required for approval of the merger agreement. To that end, SBC’s directors and executive officers and certain significant shareholders have signed agreements to vote their shares in favor of the merger agreement. As of the record date, such persons were entitled to vote [                    ] shares representing approximately [      ]% of all outstanding shares of SBC common stock, excluding shares of unvested restricted stock. As of the record date, there were [                  ] shares of SBC common stock outstanding, excluding [                    ] shares of unvested restricted stock, which do not have voting rights.

SBC shareholders have the right to dissent from the merger and obtain payment of the fair value of their shares of SBC common stock under applicable provisions of Arizona law. A copy of the provisions regarding dissenters’ rights is attached as Appendix B to the accompanying proxy statement/prospectus. For details of your dissenters’ rights and how to exercise them, please see the discussion under “The Merger – Dissenters’ Rights.”

Your vote is important. Whether or not you plan to attend the special meeting, we encourage you to submit a proxy to vote your shares as promptly as possible in order to make certain that you are represented at the meeting. You may submit a proxy over the Internet, as well as by telephone or by completing, signing, dating and promptly returning the accompanying proxy using the enclosed envelope. If for any reason you should desire to revoke your proxy, you may do so at any time before it is voted at the meeting. If you do not vote your shares, it will have the same effect as voting against the merger.

The board of directors of SBC has determined that the merger agreement is fair to, advisable, and in the best interests of SBC and its shareholders and unanimously recommends that you vote FOR approval of the merger agreement. With regard to its recommendation that shareholders vote FOR approval of the merger agreement, the board of directors of SBC considered a number of factors, as discussed in “Background of and Reasons for the Merger” beginning on page 23. Such factors also constituted the reasons that the board of directors determined to approve the merger agreement and to recommend that SBC shareholders vote in favor of the merger agreement.

You will receive instructions on how to exchange your shares of SBC common stock for the merger consideration promptly after the closing of the merger.

By Order of the Board of Directors,

Karen Gibbs, Corporate Secretary

Lake Havasu City, Arizona

[      ], 2019

REFERENCES TO ADDITIONAL INFORMATION

Glacier

This proxy statement/prospectus incorporates important business and financial information about Glacier from documents that Glacier has previously filed with the Securities and Exchange Commission (“SEC”) and that are contained in or incorporated by reference into this proxy statement/prospectus. For a listing of Glacier documents incorporated by reference into this proxy statement/prospectus, please see the section entitled “Where You Can Find More Information.” This information is available for you to review at the SEC’s website at http://www.sec.gov.

You may request copies of this proxy statement/prospectus and any of the documents incorporated by reference into this proxy statement/prospectus or other information concerning Glacier, without charge, by telephone or written request directed to:

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

ATTN: Ron Copher, Corporate Secretary

Telephone: (406) 751-7706

Certain reports can also be found on Glacier’s website at www.glacierbancorp.com.

Glacier’s common stock is traded on The NASDAQ Global Select Market under the symbol “GBCI.”

You will not be charged for the documents that you request. If you would like to request documents, please do so by [      ], 2019 in order to receive them before the SBC special shareholders’ meeting.

State Bank Corp.

SBC does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

If you have questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, would like copies of SBC’s articles of incorporation or bylaws, or would like copies of SBC’s historical consolidated financial statements or need help voting your shares, please contact:

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

ATTN: Karen Gibbs, Corporate Secretary

(928) 302-5165

Appendix A – Plan and Agreement of Merger, dated as of September 30, 2019
Appendix B – Arizona Revised Statutes, Sections 10-1301 to 10-1331, Regarding Dissenters’ Rights
Appendix C – Opinion of D.A. Davidson & Co., Financial Advisor to State Bank Corp.

i

QUESTIONS AND ANSWERS

Why am I receiving these materials?

We are sending you these materials to solicit your proxy to vote in favor of the merger and to help you decide how to vote your shares of State Bank Corp. (“SBC”) common stock with respect to its proposed merger with Glacier Bancorp, Inc. (“Glacier”). The merger cannot be completed unless SBC receives the affirmative vote of the holders of at least a majority of the outstanding shares of SBC’s common stock entitled to vote on the matter. SBC is holding a special meeting of shareholders to vote on proposals relating to the merger. Information about the special meeting is contained in this document. See “SBC Special Shareholders Meeting.”

This document is both a proxy statement of SBC and a prospectus of Glacier. It is a proxy statement because the officers and board of directors of SBC (the “SBC Board”) are soliciting proxies from SBC’s shareholders in connection with voting on the merger. It is a prospectus because Glacier will issue shares of its common stock in exchange for shares of SBC common stock as a portion of the consideration to be paid in the merger.

What will happen in the merger?

In the proposed merger, SBC will merge with and into Glacier, with Glacier surviving the merger. Immediately following the merger, State Bank of Arizona (the “Bank”) will be merged into Glacier’s subsidiary Glacier Bank. Shares of Glacier will continue to trade on The NASDAQ Global Select Market, with the trading symbol “GBCI.”

What will SBC shareholders receive in the merger?

Under the terms of the merger agreement, each share of SBC common stock (including each share of unvested restricted stock) will be exchanged for a “unit” comprised of 0.3706 shares of Glacier common stock and $1.69 in cash, subject to adjustment as described below.

Assuming for purposes of illustration only that the average closing price for Glacier common stock is $[      ] (which was the closing price for Glacier common stock on [      ], 2019), each share of SBC common stock would be exchanged for 0.3706 shares of Glacier common stock with a total value equal to $[      ], in addition to the cash consideration of $1.69 per share.

The stock portion of each unit may be adjusted in certain circumstances based on whether Glacier common stock is trading either higher or lower than prices specified in the merger agreement immediately prior to the closing of the merger, in order to avoid termination of the merger agreement.

The cash portion of each unit will be subject to reduction if the “SBC Closing Capital,” as defined in the merger agreement, is less than the target of $63,611,000, subject to certain adjustments. In such event, the cash portion of each unit will be reduced on a pro rata basis by the amount of such deficiency.

If the SBC Closing Capital exceeds $63,611,000, subject to certain adjustments, SBC may, upon written notice to Glacier and effective immediately prior to the closing of the merger, declare and pay a special dividend to its shareholders in the amount of such excess.

By voting to approve the merger agreement, SBC shareholders will give the SBC Board the authority to elect to cause SBC to accept a reduction on a per-share basis of the number of shares of Glacier common stock to be issued in the merger if the Glacier average closing price exceeds $47.31, as described below. See “The Merger – Termination of the Merger Agreement.”

Assuming the exchange of all outstanding SBC common stock for Glacier common stock as a portion of the merger consideration in accordance with the merger agreement and the stock portion of each unit is not adjusted as described above, SBC shareholders will receive, in the aggregate, approximately 3,007,353 shares of Glacier common stock in the merger, representing approximately 3.4% of Glacier’s outstanding common stock after taking into account Glacier shares to be issued in the merger.

Will I receive any fractional shares of Glacier common stock as part of the merger consideration?

No. Glacier will not issue any fractional shares of Glacier common stock in the merger. Instead, Glacier will pay you the cash value of a fractional share (without interest) in an amount determined by multiplying the fractional share interest to which you would otherwise be entitled by the average of the closing sales prices of one share of Glacier common stock on The NASDAQ Global Select Market for the 20 trading days ending on the tenth business day immediately preceding the effective date of the merger.

How soon after the merger is completed can I expect to receive my merger consideration?

Glacier will work with its exchange agent, American Stock Transfer & Trust Company, LLC, to complete the exchange of your SBC stock certificates for consideration payable in the merger as promptly as practicable following the completion of the merger.

Will I be able to trade the shares of Glacier common stock that I receive in the merger?

You may freely trade the shares of Glacier common stock issued in the merger, unless you are an “affiliate” of Glacier as defined by Rule 144 under the Securities Act of 1933, as amended. Affiliates consist of individuals or entities that control, are controlled by or are under the common control with Glacier, and include the executive officers and directors of Glacier after the merger and may include significant shareholders of Glacier.

When will the merger occur?

We presently expect to complete the merger as early as the fourth quarter of 2019. The actual timing of the transaction is subject to a number of factors (primarily regulatory approvals), many of which are beyond the control of Glacier and SBC. The merger is conditioned upon and will occur after the approval of the merger agreement by the affirmative vote of holders of at least a majority of the outstanding shares of SBC common stock entitled to vote on the matter at the SBC special meeting, after the merger has received regulatory approvals, and following the satisfaction or waiver of the other conditions to the merger described in the merger agreement and summarized under “The Merger” below.

The merger agreement provides that in the event the closing has not occurred by November 30, 2019, the first date on which the closing may occur is February 29, 2020.

If the merger does not occur by April 30, 2020, either Glacier or SBC may unilaterally terminate the merger agreement, subject to an extension of such date under certain circumstances.

When and where will the special meeting take place?

SBC will hold a special meeting of its shareholders on [      ], 2019, at [      ] [    ].m. Mountain Standard Time, at [      ], Lake Havasu City, Arizona.

Who may vote at the special meeting?

The SBC Board has set [      ], 2019 as the record date for the special meeting. If you were the owner of SBC common stock at the close of business on [      ], 2019, you may vote at the special meeting. Each holder of SBC common stock is entitled to one vote for each share of SBC common stock owned as of the record date.

What constitutes a quorum for the special meeting?

The quorum requirement for the special meeting is the presence in person or by proxy of a majority of the total number of outstanding shares of SBC common stock entitled to vote.

What vote is required to approve the merger agreement?

Approval of the merger agreement requires the affirmative vote of the holders of at least a majority of the outstanding shares of SBC’s common stock entitled to vote on the matter. As described in this proxy statement/prospectus, SBC’s directors and executive officers and certain significant shareholders have agreed to vote the shares they are entitled to vote in favor of the merger agreement. As of the record date, such persons were entitled to vote [                  ] shares of SBC common stock, representing approximately [      ]% of all outstanding shares of SBC common stock, excluding shares of unvested restricted stock. See “SBC Special Shareholders’ Meeting” and “The Merger – Voting Agreements.”

What vote is required to approve the adjournment of the special meeting, if necessary or appropriate?

The proposal to adjourn the special meeting, if necessary or appropriate, including adjournments to solicit additional proxies, will be approved if approved by a majority of the voting power present at the special meeting, whether in person or by proxy, assuming a quorum is present. Each of the Voting Agreements entered into by SBC’s directors and executive officers and certain significant shareholders provides that such persons have agreed to vote the shares subject to such agreement in favor of any proposal to adjourn the special meeting if there are not sufficient votes to approve the merger agreement.

How do I vote?

If you were a shareholder of record on [      ], 2019, you may vote on the proposals presented at the special meeting in person or by proxy. We urge you to vote promptly by submitting a proxy to vote through the Internet, by telephone, or by completing the enclosed proxy card. Even if you plan to attend the special meeting, we recommend that you vote your shares in advance as described below so that your vote will be counted if you later decide not to attend the special meeting.

You may cast your vote by submitting a proxy through the Internet or by telephone by following the instructions included on the enclosed proxy card or by mail by completing, signing and dating the enclosed proxy card and returning it to us promptly in the enclosed envelope. Submitting a proxy through the Internet or by telephone or returning the proxy card will not affect your right to attend the special meeting and vote.

If you choose to vote your shares in person at the special meeting, please bring the enclosed proxy card and proof of identification.

If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the meeting.

What if I fail to submit a proxy or to instruct my broker, bank or other nominee?

If you fail to properly submit a proxy or to instruct your broker, bank or other nominee to vote your shares of SBC common stock, and you do not attend the special meeting and vote your shares in person, your shares will not be voted. This will have the same effect as a vote “AGAINST” approval of the merger agreement, but will have no impact on the outcome of the other proposal.

Can I attend the special meeting and vote my shares in person?

Yes. Although the SBC Board requests that you submit a proxy through the Internet, by telephone or by returning the proxy card accompanying this proxy statement/prospectus, all shareholders are invited to attend the shareholder meeting. Shareholders of record on [                    ], 2019 can vote in person at the special meeting. If your shares are held by a broker, bank or other nominee, then you are not the shareholder of record and you must bring to the shareholder meeting appropriate documentation from your broker, bank or other nominee to enable you to vote at the shareholder meeting.

Can I change my vote after I have submitted my proxy?

Yes. If you do not hold your shares in “street name,” there are three ways you may change your vote at any time after you have submitted your proxy and before your proxy is voted at the special meeting:

•

by sending a written notice bearing a date later than the date of your proxy card to State Bank Corp., 1771 McCulloch Boulevard, Lake Havasu City, Arizona 86403, ATTN:, Karen Gibbs, Corporate Secretary, stating that you would like to revoke your proxy;

•	by granting a new, valid proxy bearing a later date (by telephone, through the Internet or by completing and submitting a later-dated proxy card); or

•	by attending the meeting and voting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

If you submit a written notice of revocation, it must be received by SBC’s Secretary prior to the vote at the special meeting. If you grant a new proxy by telephone or Internet, your revised instructions must be received by 11:59 p.m., Eastern Time, one day before the meeting date.

If you have instructed a bank, broker or other nominee to vote your shares, you must follow the directions you receive from your bank, broker or other nominee to change your voting instructions.

What happens if I return my proxy but do not indicate how to vote my shares?

If you sign and return your proxy card but do not provide instructions on how to vote your shares of SBC common stock at the special meeting of shareholders, your shares of SBC common stock will be voted “FOR” approval of the merger agreement and “FOR” approval of one or more adjournments of the special meeting.

If my shares are held in “street name” by my broker, bank or other nominee, will my broker, bank or other nominee automatically vote my shares for me?

No. Your broker, bank or other nominee will not vote your shares unless you provide instructions to your broker, bank or other nominee on how to vote. You should instruct your broker, bank or other nominee to vote your shares by following the instructions provided by the broker, bank or nominee with this proxy statement/prospectus.

How does the SBC Board recommend that I vote?

The SBC Board unanimously recommends that SBC shareholders vote “FOR” the proposals described in this proxy statement/prospectus, including in favor of approval of the merger agreement.

What do I need to do now?

We encourage you to read this proxy statement/prospectus and related information in its entirety. Important information is presented in greater detail elsewhere in this document, and documents governing the merger are attached as appendices to this proxy statement/prospectus. In addition, much of the business and financial information about Glacier that may be important to you is incorporated by reference into this document from documents separately filed by Glacier with the Securities and Exchange Commission (“SEC”). This means that important disclosure obligations to you are satisfied by referring you to one or more documents separately filed with the SEC.

Following review of this proxy statement/prospectus, please submit a proxy through the Internet, by telephone or by completing, signing, and dating the enclosed proxy card and return it in the enclosed envelope as soon as possible so that your shares of SBC common stock can be voted at SBC’s special meeting of shareholders.

What happens if I sell my shares after the record date but before the special meeting?

The record date of the special meeting is earlier than the date of the special meeting and the date that the merger is expected to be completed. If you sell or otherwise transfer your shares after the record date, but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration to be received by shareholders in the merger. In order to receive the merger consideration, a shareholder must hold his or her shares through completion of the merger.

What do I do if I receive more than one proxy statement/prospectus or set of voting instructions?

If you hold shares directly as a record holder and also in “street name” or otherwise through a nominee, you may receive more than one proxy statement/prospectus and/or set of voting instructions relating to the special meeting. These should each be voted and/or returned separately in order to ensure that all of your shares are voted.

Should I send in my common stock certificates now?

No. Please do not send your SBC common stock certificates with your proxy card. You will receive written instructions from Glacier’s exchange agent promptly following the closing of the merger on how to exchange your SBC common stock certificates for the merger consideration.

What risks should I consider in deciding whether to vote for approval of the merger agreement?

You should review carefully our discussion under “Risk Factors.” You should also review the factors considered by the SBC Board in approving the merger agreement. See “Background of and Reasons for the Merger.”

What are the material United States federal income tax consequences of the merger to SBC shareholders?

Glacier and SBC expect to report the merger of SBC with and into Glacier as a tax-free reorganization for U.S. federal income tax purposes under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”). It is a condition to the closing of the merger that each party receives an opinion from its respective legal counsel that the merger will qualify as a reorganization under Section 368(a).

In a tax-free reorganization, a shareholder who exchanges his, her or its shares of common stock in an acquired company for shares of common stock in an acquiring company, plus cash, must generally recognize gain (but not loss) on the exchange in an amount equal to the lesser of (1) the amount of gain realized (i.e., the excess of the sum of the fair market value of the shares of the acquiring company common stock (including any fractional shares) and any cash received pursuant to the merger (excluding any cash received in lieu of fractional shares) over the shareholder’s adjusted tax basis in his, her or its shares of acquired company common stock surrendered pursuant to the merger), or (2) the amount of cash (excluding any cash received in lieu of fractional shares) received pursuant to the merger.

For a detailed discussion of the material U.S. federal income tax consequences of the merger, see “The Merger – Material U.S. Federal Income Tax Consequences of the Merger.”

We urge you to consult your tax advisor to fully understand the tax consequences to you of the merger. Tax matters are very complicated and in many cases the tax consequences of the merger will depend upon your particular facts and circumstances.

Do I have appraisal or dissenters’ rights?

Yes. If you are an SBC shareholder and you do not agree with the merger, do not vote in favor of the merger agreement, and take certain other actions required by Arizona law, you will have dissenters’ rights under the Arizona Revised Statutes Sections 10-1301 to 10-1331. Exercise of these rights will result in the purchase of your shares of SBC common stock at “fair value,” as determined in accordance with Arizona law. If you elect to exercise this right, we encourage you to consult with your financial and legal advisors. Please read the section entitled “The Merger – Dissenters’ Rights” for additional information.

Who can help answer my questions?

If you have questions about the merger, the special shareholders meeting, or your proxy, or if you need additional copies of this document or a proxy card, you should contact:

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

ATTN: Karen Gibbs, Corporate Secretary

Tel. No. (928) 302-5165

SUMMARY

This summary, together with the preceding section entitled “Questions and Answers about this Document and the Merger,” highlights selected information about this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus and any other documents to which we refer to fully understand the merger. The merger agreement is attached as Appendix A to this proxy statement/prospectus.

Information about Glacier and SBC

Glacier Bancorp, Inc.

49 Commons Loop

Kalispell, Montana 59901

(406) 756-4200

General

Glacier, headquartered in Kalispell, Montana, is a Montana corporation, initially incorporated in Delaware in 1990, and subsequently incorporated under Montana law in 2004. Glacier is a publicly traded company and its common stock trades on The NASDAQ Global Select Market under the symbol “GBCI.” Glacier is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”), and is a regional bank holding company providing a full range of commercial banking services from 175 branch locations in Montana, Idaho, Wyoming, Colorado, Utah, Washington and Arizona, operating through 15 separately branded divisions of its wholly owned bank subsidiary, Glacier Bank. Glacier Bank is a Montana state-chartered bank regulated primarily by the Montana Division of Banking and Financial Institutions and the Federal Deposit Insurance Corporation. Glacier offers a wide range of banking products and services, including transaction and savings deposits, real estate, commercial, agriculture and consumer loans, mortgage origination services, and retail brokerage services. Glacier serves individuals, small to medium-sized businesses, community organizations and public entities.

As of June 30, 2019, Glacier had total assets of approximately $12.676 billion, total net loans receivable of approximately $8.713 billion, total deposits of approximately $9.855 billion and approximately $1.687 billion in shareholders’ equity.

Financial and other information regarding Glacier, including risks associated with Glacier’s business, is set forth in Glacier’s annual report on Form 10-K for the year ended December 31, 2018. Information regarding Glacier’s executive officers and directors, as well as additional information, including executive compensation and certain relationships and related transactions, is set forth or incorporated by reference in Glacier’s annual report on Form 10-K for the year ended December 31, 2018 and Glacier’s proxy statement for its 2019 annual meeting of shareholders, and the Forms 8-K filed by Glacier that are incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

Recent Acquisitions

Glacier’s strategy is to profitably grow its business through internal growth and selective acquisitions. Glacier continues to look for profitable expansion opportunities, primarily in existing and new markets in the Rocky Mountain states. The table below provides information regarding Glacier’s most recent completed and pending acquisitions. Except as noted, information with respect to acquisitions reflects fair value adjustments following completion of the acquisitions.

	Total Assets	Gross Loans	Total Deposits	Closing Date
	(Dollars in thousands)
Heritage Bancorp and subsidiary Heritage Bank of Nevada*	$842,000	$612,000	$717,000	7/31/2019

FNB Bancorp and subsidiary The First National Bank of Layton	379,155	245,485	274,646	4/30/2019

Inter-Mountain Bancorp, Inc. and subsidiary First Security Bank	1,109,684	627,767	877,586	2/28/2018

Columbine Capital Corp. and subsidiary Collegiate Peaks Bank	551,198	354,252	437,171	1/31/2018

TFB Bancorp and subsidiary The Foothills Bank	385,839	292,529	296,760	4/30/2017
*

Amounts represent Heritage values as of June 30, 2019. The initial accounting for the Heritage transaction has not been completed because the fair market value of financial assets, financial liabilities and goodwill has not yet been determined.

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

(928) 855-0000

SBC, headquartered in Lake Havasu City, Arizona, is an Arizona corporation and a registered bank holding company under the BHC Act. SBC was incorporated in 2004 and is the bank holding company of State Bank of Arizona (the “Bank”). SBC has no substantial operations separate or apart from the Bank. The Bank is an Arizona state-chartered bank, which commenced operations in 1991 and is regulated primarily by the Arizona Department of Financial Institutions and the Federal Deposit Insurance Corporation. The Bank’s principal office is located in Lake Havasu City, Arizona and the Bank maintains branch offices in Lake Havasu City (two branches), Kingman (two branches), Prescott (two branches), Prescott Valley, Phoenix, Bullhead City, and Cottonwood, all in Arizona.

As of June 30, 2019, SBC had total assets of approximately $678.6 million, total gross loans of approximately $413.6 million, total deposits of approximately $592.0 million and approximately $70.5 million in shareholders’ equity.

For additional information, see “Information Concerning State Bank Corp.” below.

The Special Meeting of Shareholders of SBC

Date, Time and Place of the Special Meeting

SBC will hold its special meeting of shareholders on [      ], 2019, at [      ] [    ].m. Mountain Standard Time, at [      ], Lake Havasu City, Arizona.

Purpose of the Special Meeting

At the special meeting, you will be asked to vote on proposals to:

1.	approve the merger agreement; and

2.	approve one or more adjournments of the special meeting, if necessary or appropriate.

Recommendation of the SBC Board

The SBC Board unanimously recommends that you vote “FOR” approval of the merger agreement, and “FOR” approval of the proposal to adjourn the special meeting.

Record Date; Outstanding Shares; Shares Entitled to Vote

Only holders of record of SBC common stock at the close of business on the record date of [                    ], 2019 are entitled to notice of and to vote at the special meeting. As of the record date, there were [                    ] shares of SBC common stock issued and outstanding (not including [                    ] shares of unvested restricted stock, which do not have voting rights) held of record by approximately [      ] shareholders.

Quorum; Vote Required

A quorum of SBC shareholders is necessary to hold a valid meeting. The quorum requirement for the special meeting is the presence in person or by proxy of a majority of the total number of outstanding shares of SBC common stock entitled to vote. SBC will include proxies marked as abstentions and broker non-votes in determining the presence of a quorum at the special meeting.

The affirmative vote of holders of at least a majority of the outstanding shares of SBC common stock entitled to vote at the special meeting is required to approve the merger agreement. The affirmative vote of holders of at least a majority of votes cast at the special meeting is required to approve the proposal to adjourn the special meeting.

Share Ownership of Management; Voting Agreements

As of the record date, the directors and executive officers of SBC and their affiliates collectively owned [                    ] shares of SBC common stock, or approximately [            ]% of SBC’s outstanding common stock.

Each of SBC’s directors and executive officers and certain significant shareholders have signed agreements to vote their shares in favor of the merger agreement. As of the record date, such persons were entitled to vote [                ] shares representing approximately [                ]% of all outstanding shares of SBC common stock.

The Merger

The merger agreement provides for the merger of SBC with and into Glacier, and immediately thereafter, the merger of the Bank with and into Glacier Bank. In the merger, your shares of SBC common stock, if you do not dissent, will be exchanged for the right to receive a combination of shares of Glacier common stock and cash.

The merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement in its entirety.

In the merger, Glacier will issue shares of its common stock and pay cash for all shares of SBC common stock outstanding as of the date of the closing of the merger, except properly dissenting shares. Each outstanding share of SBC (including each share of unvested restricted stock) will be exchanged for a “unit” comprised of Glacier common stock and cash, as follows:

•

Stock Portion. 0.3706 Glacier shares, subject to adjustment as follows: If the average closing price of Glacier common stock calculated in accordance with the merger agreement exceeds $47.31, Glacier may elect to terminate the merger agreement, unless SBC elects to accept a decrease in the number of shares to be issued on a per-share basis, in order to avoid termination of the merger agreement.

Conversely, if the average closing price of Glacier stock (i) is less than $34.97 and the price of Glacier common stock has underperformed the KBW Regional Banking Index by more than 15 percentage points or (ii) is less than $32.91, SBC may terminate the merger agreement, unless Glacier elects to increase on a per-share basis the number of shares of Glacier common stock, or in Glacier’s discretion, increase the amount of cash, in order to avoid termination of the merger agreement.

On [        ], 2019, the closing price of Glacier common stock was $[        ] per share.

Potential adjustments to the per share merger consideration are described under “The Merger – Termination of the Merger Agreement” below.

Glacier will not issue fractional shares and will instead pay cash in lieu of such fractional shares, as described under “The Merger – Fractional Shares” below.

•

Cash Portion. $1.69 in cash, subject to adjustment as follows: If SBC’s closing capital (referred to in the merger agreement as the “SBC Closing Capital”) is less than the minimum required, which is $63,611,000, subject to adjustment as provided in the merger agreement, the cash portion of each unit will be reduced on a pro rata basis based on the amount of such deficiency.

If the SBC Closing Capital is in excess of $63,611,000, subject to adjustment, SBC may, prior to the merger, declare and pay a special dividend to its shareholders in the aggregate amount of such excess.

The amount of the SBC Closing Capital may be reduced or increased, as the case may be, if SBC’s transaction-related expenses are above or below a specified amount.

For additional information, including the manner in which SBC Closing Capital is determined, see the discussion under the heading “The Merger” below.

Recommendation of SBC Board

The SBC Board unanimously recommends that holders of SBC common stock vote “FOR” the proposal to approve the merger agreement.

For further discussion of SBC’s reasons for the merger and the recommendations of the SBC Board, see “Background of and Reasons for the Merger – Reasons for the Merger – SBC.”

Opinion of SBC’s Financial Advisor

In connection with the merger, SBC’s financial advisor, D.A. Davidson & Co. (“Davidson”), delivered a written opinion, dated September 30, 2019, to the SBC Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SBC common stock of the merger consideration in the proposed merger. The full text of the opinion, which describes the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Davidson in preparing the opinion, is attached as Appendix C to this document. The opinion was for the information of, and was directed to, the SBC Board (in its capacity as such) in connection with its consideration of the financial terms of the merger. The opinion did not address the underlying business decision of SBC to engage in the merger or enter into the merger agreement or constitute a recommendation to the SBC Board in connection with the merger, and it does not constitute a recommendation to any holder of SBC common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter.

For further information, see “Background of and Reasons for the Merger – Opinion of SBC’s Financial Advisor.”

Interests of SBC’s Directors and Executive Officers in the Merger

When you consider the unanimous recommendation of the SBC Board that SBC’s shareholders approve the merger agreement, you should be aware that certain members of SBC’s and/or the Bank’s management have interests in the merger that are different from, or in addition to, their interests as SBC shareholders. These interests arise out of, among other things, voting and non-competition agreements entered into by the directors and executive officers of SBC, the acceleration of vesting of restricted stock awards, employment agreements entered into with Glacier by certain SBC and Bank executive officers, payments to be made to directors and certain executive officers pursuant to existing change in control agreements with SBC and/or the Bank, and provisions in the merger agreement relating to indemnification of SBC directors and officers. For a description of the interests of SBC’s directors and executive officers in the merger, see “The Merger – Interests of SBC Directors and Executive Officers in the Merger.”

The SBC Board was aware of these interests and took them into account in its decision to approve the merger agreement.

SBC Shareholders Dissenters’ Rights

Under Arizona law, SBC shareholders have the right to dissent from the merger and receive cash for the “fair value” of their shares of SBC common stock. The procedures required under Arizona law are described later in this document, and a copy of the relevant statutory provisions is attached as Appendix B. For more information on dissenters’ rights, see “The Merger – Dissenters’ Rights.”

Regulatory Matters

Each of Glacier and SBC has agreed to use its commercially reasonable efforts to obtain all regulatory approvals, waivers or non-objections required by the merger agreement and the transactions contemplated by the merger agreement. Applications or waiver requests have been filed with such regulatory bodies seeking such approvals. We expect to obtain all such regulatory approvals, waivers or non-objections, although we cannot be certain if or when we will obtain them. See “The Merger – Regulatory Requirements.”

Conditions to Completion of the Merger

Currently, Glacier and SBC expect to complete the merger during the fourth quarter of 2019. As more fully described in this proxy statement/prospectus and in the merger agreement, the completion of the merger depends on a number of conditions being satisfied or, where legally permissible, waived. Neither Glacier nor SBC can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived. See “The Merger – Conditions to the Merger.”

Termination of the Merger Agreement

The merger agreement provides that either Glacier or SBC may terminate the merger agreement either before or after the SBC special shareholders meeting, under certain circumstances. See “The Merger – Termination of the Merger Agreement.”

Break-Up Fee

The merger agreement provides that SBC must pay Glacier a break-up fee of $6,000,000 if the merger agreement is terminated (i) by Glacier if the SBC Board fails to recommend approval of the merger agreement by SBC’s shareholders or modifies, withdraws or adversely changes its recommendation, or (ii) by the SBC Board due to its determination that an acquisition proposal received by SBC constitutes a “Superior Proposal” (as defined in the merger agreement), which is acted upon by SBC, or (iii) by Glacier because an “Acquisition Event” (as defined in the merger agreement) with respect to SBC has occurred. In addition, a break-up fee of $6,000,000 will be due to Glacier if the merger agreement is terminated (1) by Glacier or SBC due to a failure of SBC’s shareholders to approve the merger agreement, (2) by Glacier for SBC’s breach of certain covenants set forth in the merger agreement, and within 18 months after any such termination described in clauses (1) and (2) above, SBC or the Bank enters into an agreement for, or publicly announces its intention to engage in, an Acquisition Event or within 18 months after any such termination described in clauses (1) and (2) above, an Acquisition Event occurs.

SBC agreed to pay the break-up fee under the circumstances described above in order to induce Glacier to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire SBC. See “The Merger – Break-up Fee.”

SBC Shareholders’ Rights After the Merger

The rights of SBC shareholders are governed by Arizona law, as well as by SBC’s amended and restated articles of incorporation (“SBC’s articles”) and amended and restated bylaws (“SBC’s bylaws”). After completion of the merger, the rights of the former SBC shareholders receiving Glacier common stock in the merger will be governed by Montana law, and will be governed by Glacier’s amended and restated articles of incorporation (“Glacier’s articles”) and amended and restated bylaws (“Glacier’s bylaws”). Although Glacier’s articles and Glacier’s bylaws are similar in many ways to SBC’s articles and SBC’s bylaws, there are some substantive and procedural differences that will affect the rights of SBC shareholders. See “Comparison of Certain Rights of Holders of Glacier and SBC Common Stock.”

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this document, including the matters addressed under the caption “Cautionary Note Regarding Forward-Looking Statements,” you should consider the matters described below carefully in determining whether or not to approve the merger agreement and the transactions contemplated by the merger agreement.

Risks Associated with the Proposed Merger

Because you are receiving a fixed number of shares (subject to adjustment) and the market price of the Glacier common stock may fluctuate, you cannot be sure of the value of the shares of Glacier common stock that you will receive.

At the time of the SBC special shareholder meeting, and prior to the closing of the merger, you will not be able to determine the value of the Glacier common stock that you will receive upon completion of the merger. Any change in the market price of Glacier common stock prior to completion of the merger will affect the value of the consideration that SBC shareholders will receive in the merger. Common stock price changes may result from a variety of factors, including but not limited to general market and economic conditions, changes in Glacier’s business, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of Glacier or SBC. You should obtain current market prices for Glacier common stock.

The merger agreement provides that the number of shares of Glacier common stock to be issued for each share of SBC common stock in the merger may be decreased or increased, as the case may be, if the average closing price of Glacier common stock, determined pursuant to the merger agreement, is greater than or less than specified prices. If Glacier’s average closing price determined in accordance with the merger agreement is greater than $47.31 and Glacier elects to terminate the merger agreement, the SBC Board could determine, without resoliciting the vote of SBC shareholders, whether or not to accept a decrease on a per-share basis in the number of shares of Glacier common stock to be issued in the merger to avoid such termination. See “The Merger – Termination of the Merger Agreement.”

The merger agreement limits SBC’s ability to pursue other transactions and provides for the payment of a break-up fee if SBC does so.

While the merger agreement is in effect, subject to very narrow exceptions, SBC and its directors, officers, employees, agents and representatives are prohibited from initiating or encouraging inquiries with respect to alternative acquisition proposals. The prohibition limits SBC’s ability to seek offers from other potential acquirers that may be superior from a financial point of view to the proposed transaction. If SBC receives an unsolicited proposal from a third party that is superior from a financial point of view to that made by Glacier and the merger agreement is terminated, SBC will be required to pay a $6,000,000 break-up fee. This fee makes it less likely that a third party will make an alternative acquisition proposal. See “The Merger – Break-Up Fee.”

Combining our two companies may be more challenging, costly or time-consuming than we expect.

Glacier and SBC have operated and, until the completion of the merger, will continue to operate, independently. Although Glacier has successfully completed numerous mergers in the recent past, it is possible that the integration of the Bank into Glacier Bank could result in the loss of key employees, the disruption of the ongoing business of the Bank or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be disruptions that cause us to lose customers or cause customers to take their deposits out of the Bank.

Unanticipated costs relating to the merger could reduce Glacier’s future earnings per share.

Glacier believes that it has reasonably and conservatively estimated the likely costs of integrating the operations of the Bank into Glacier Bank, and the incremental costs of operating as a combined financial institution. However, it is possible that unexpected transaction costs or future operating expenses, as well as other types of unanticipated adverse developments, could have a material adverse effect on the results of operations and financial condition of Glacier after the merger. If the merger is completed and unexpected costs are incurred, the merger could have a dilutive effect on Glacier’s earnings per share, meaning earnings per share could be less than they would be if the merger had not been completed.

The merger agreement may be terminated in accordance with its terms and the merger may not be completed, which could have a negative impact on SBC.

The merger agreement with Glacier is subject to a number of conditions that must be fulfilled in order to close. Those conditions include: approval by the shareholders of SBC, regulatory approval, the continued accuracy of certain representations and warranties by both parties (subject to the materiality standards set forth in the merger agreement), and the performance by both parties of certain covenants and agreements. In addition, certain circumstances exist in which SBC may terminate the merger, including by accepting a superior proposal or by electing to terminate if Glacier’s stock price declines below a specified level. There can be no assurance that the conditions to closing the merger will be fulfilled or that the merger will be completed.

If the merger agreement is terminated, there may be various consequences to SBC, including:

•

SBC’s business may have been adversely impacted by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger; and

•	SBC may have incurred substantial expenses in connection with the merger, without realizing any of the anticipated benefits of completing the merger.

If the merger agreement is terminated and the SBC Board approves another merger or business combination, under certain circumstances SBC may be required to pay Glacier a $6,000,000 termination fee. SBC’s shareholders cannot be certain that SBC will be able to find a party willing to pay an equivalent or more attractive price than the price Glacier has agreed to pay in the merger.

The fairness opinion delivered to the SBC Board before the execution of the merger agreement does not reflect changes in circumstances subsequent to the date of the fairness opinion.

The fairness opinion of Davidson was delivered to the SBC Board on September 30, 2019 and speaks only as of such date. Changes in operations and prospects of Glacier and SBC, general market and economic conditions, and other factors both within and outside of Glacier’s and SBC’s control may significantly alter the relative value of the companies by the time the merger is completed. Davidson’s opinion does not speak as of the time the merger will be completed or as of any date other than the date of such opinion.

After the merger is completed, SBC shareholders will become Glacier shareholders and will have different rights that may be less advantageous than their current rights.

Upon completion of the merger, SBC shareholders will become Glacier shareholders. Differences in SBC’s articles and SBC’s bylaws and Glacier’s articles and Glacier’s bylaws will result in changes to the rights of SBC shareholders who become Glacier shareholders. See “Comparison of Certain Rights of Holders of Glacier and SBC Common Stock.”

SBC’s shareholders will have a reduced ownership and voting interest after the merger and will exercise less influence over management.

SBC’s shareholders currently have the right to vote in the election of the SBC Board and on other significant matters affecting SBC, such as the proposed merger with Glacier. When the merger occurs, each SBC shareholder will become a shareholder of Glacier with a percentage ownership of the combined organization that is much smaller than the shareholder’s percentage ownership of SBC. Based on the anticipated number of Glacier common shares to be issued in the merger, it is anticipated that the SBC shareholders will only own approximately 3.4% of all of the outstanding shares of Glacier’s common stock following the merger. Because of this, SBC’s shareholders will have less influence on the management and policies of Glacier than they now have on the management and policies of SBC. Furthermore, shareholders of Glacier do not have preemptive or similar rights, and therefore, Glacier can sell additional voting securities in the future without offering them to the former SBC shareholders, which would further reduce their ownership percentage in, and voting control over, Glacier.

The merger may fail to qualify as a reorganization for federal tax purposes, resulting in the recognition by SBC’s shareholders of taxable gain or loss in respect of their SBC shares.

Glacier and SBC intend the merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code. Glacier and SBC, as a condition to closing, will each obtain an opinion from their respective legal counsel that the merger will qualify as a reorganization for federal tax purposes. These opinions do not bind the Internal Revenue Service or prevent the Internal Revenue Service from adopting a contrary position. Neither Glacier nor SBC has requested and neither intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. If the merger fails to qualify as a reorganization, an SBC shareholder generally would recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the aggregate fair market value of the Glacier common stock received in the exchange, and (ii) the SBC shareholder’s aggregate adjusted tax basis in the SBC common stock surrendered in the exchange. Furthermore, if the merger fails to qualify as a reorganization, Glacier, as successor to SBC, may incur a significant tax liability since the merger would be treated as a taxable sale of SBC’s assets for U.S. federal income tax purposes.

Failure to complete the merger could negatively impact the stock prices and future businesses and financial results of Glacier and SBC.

If the merger is not completed, the ongoing businesses of Glacier and SBC may be adversely affected, and Glacier and SBC will be subject to several risks, including the following:

•	SBC may be required, under certain circumstances, to pay Glacier a break-up fee of $6,000,000 under the merger agreement;

•	Glacier and SBC will be required to pay certain costs relating to the merger, whether or not the merger is completed, such as legal, accounting, financial advisor and printing fees;

•

under the merger agreement, SBC is subject to certain restrictions on the conduct of its business prior to completing the merger, which may adversely affect its ability to execute certain of its business strategies; and

•

matters relating to the merger may require substantial commitments of time and resources by Glacier’s and SBC’s management, which could otherwise have been devoted to other opportunities that may have been beneficial to Glacier and SBC as independent companies, as the case may be.

In addition, if the merger is not completed, Glacier and/or SBC may experience negative reactions from the financial markets and from their respective customers and employees. Glacier and/or SBC also could be subject to litigation related to any failure to complete the merger or to enforcement proceedings commenced against Glacier or SBC to perform their respective obligations under the merger agreement. If the merger is not completed, Glacier and SBC cannot assure their respective shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Glacier and/or SBC.

The merger is subject to the receipt of approvals and/or waivers or non-objections from governmental authorities that may delay the date of completion of the merger or impose conditions that could have an adverse effect on Glacier.

Before the merger may be completed, various approvals, waivers or non-objections must be obtained from state and federal governmental authorities, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Commissioner of the Montana Division of Banking and Financial Institutions, and the Arizona Department of Financial Institutions. Satisfying the requirements of these governmental authorities may delay the date of completion of the merger. In addition, these governmental authorities may include conditions on the completion of the merger, or require changes to the terms of the merger. While Glacier and SBC do not currently expect that any such conditions or changes would result in a material adverse effect on Glacier, there can be no assurance that they will not, and such conditions or changes could have the effect of delaying completion of the merger, or imposing additional costs on or limiting the revenues of Glacier following the merger, any of which might have a material adverse effect on Glacier following the merger. The parties are not obligated to complete the merger should any required regulatory approval, waiver or non-objection contain a condition or requirement not normally imposed in such transactions that, in the commercially reasonable and good faith opinion of Glacier’s board of directors, would deprive Glacier of the material economic or business benefits of the merger.

Risks Associated with Glacier’s Business

Glacier is, and will continue to be, subject to the risks described in Glacier’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018, as updated by a Quarterly Report on Form 10-Q for the quarter ended June 30, 2019, and subsequent Current Reports on Form 8-K, and Quarterly Reports on Form 10-Q, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “References to Additional Information” and “Where You Can Find More Information” included elsewhere in this proxy statement/prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (i) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (ii) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; and (iii) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Glacier’s and SBC’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

In addition to factors previously disclosed in Glacier’s reports filed with the SEC relating to risks to Glacier’s business and stock price, and those identified elsewhere in this document (including the section entitled “Risk Factors”), the following potential factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed or implied in the forward-looking statements:

•	the merger may not close when expected or at all because required regulatory, shareholder or other approvals and other conditions to closing are not received or satisfied on a timely basis or at all;

•

Glacier’s stock price could change before closing of the merger due to, among other things, stock market movements and the performance of financial companies and peer group companies, over which Glacier has no control;

•

benefits from the merger may not be fully realized or may take longer to realize than expected, including as a result of changes in general economic and market conditions and the degree of competition in the geographic and business areas in which Glacier and SBC operate;

•	SBC’s business may not be integrated into Glacier’s successfully, or such integration may take longer to accomplish than expected;

•	the anticipated growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; and

•

operating costs, customer losses and business disruption following the merger, including adverse developments in relationships with customers, employees, and counterparties may be greater than expected.

All subsequent written and oral forward-looking statements concerning the proposed transaction or other matters attributable to Glacier or SBC or any person acting on behalf of Glacier or SBC are expressly qualified in their entirety by the cautionary statements above. Neither Glacier nor SBC undertakes any obligation to update any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

SELECTED HISTORICAL FINANCIAL INFORMATION OF GLACIER

The following table presents selected consolidated financial information of Glacier for the periods and dates indicated. This information has been derived from Glacier’s consolidated financial statements filed with the SEC. Historical data as of and for the six months ended June 30, 2019 and 2018 are based upon unaudited financial statements and include, in the opinion of Glacier management, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of Glacier. The consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto, incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

	Six Months Ended June 30, 2019	Six Months Ended June 30, 2018	At or for the Fiscal Years Ended December 31
			2018	2017	2016	2015	2014
	(Dollars in Thousands)
Summary of Operations:
Interest income	$258,501	$220,781	$468,996	$375,022	$344,153	$319,681	$299,919
Interest expense	22,993	16,935	35,531	29,864	29,631	29,275	26,966

Net interest income	235,508	203,846	433,465	345,158	314,522	290,406	272,953
Provision for loan losses	57	5,513	9,953	10,824	2,333	2,284	1,912

Net interest income after provision for loan losses	235,451	198,333	423,512	334,334	312,189	288,122	271,041
Noninterest income	59,308	57,914	118,824	112,239	107,318	98,761	90,302

Noninterest expenses	169,000	155,422	320,127	265,571	258,714	236,757	212,679

Pre-tax net income	125,759	100,825	222,209	181,002	160,793	150,126	148,664
Taxes	24,235	17,882	40,331	64,625	39,662	33,999	35,909

Net income	$101,524	$82,943	$181,878	$116,377	$121,131	$116,127	$112,755

Basic earnings per share	$1.19	$1.00	$2.18	$1.50	$1.59	$1.54	$1.51

Diluted earnings per share	$1.19	$1.00	$2.17	$1.50	$1.59	$1.54	$1.51
Cash dividends per share	$0.53	$0.49	$1.31	$1.14	$1.10	$1.05	$0.98
Statement of Financial Conditions:
Total assets*	$12,676,361	$11,897,644	$12,115,484	$9,706,349	$9,450,600	$9,089,232	$8,306,507
Net loans receivable*	8,712,723	7,817,108	8,156,310	6,448,256	5,554,891	4,948,984	4,358,342
Total deposits*	9,854,875	9,423,575	9,493,767	7,579,747	7,372,279	6,945,008	6,345,212
Total borrowings	969,324	900,527	985,085	850,927	855,830	949,995	827,067
Shareholder’s equity	1,687,376	1,473,992	1,515,854	1,199,057	1,116,869	1,076,650	1,028,047
Book value per share	$19.48	$17.44	$17.93	$15.37	$14.59	$14.15	$13.70
Key Operating Ratios:
Return on average assets	1.68%	1.52%	1.59%	1.20%	1.32%	1.36%	1.42%
Return on average equity	12.91%	11.99%	12.56%	9.80%	10.79%	10.84%	11.11%
Average equity to average assets	13.02%	12.65%	12.67%	12.27%	12.27%	12.52%	12.81%
Net interest margin (tax equivalent)	4.33%	4.14%	4.21%	4.12%	4.02%	4.00%	3.98%
Non-performing assets over subsidiary assets	0.41%	0.71%	0.47%	0.68%	0.76%	0.88%	1.08%
Dividend payout ratio	44.54%	49.00%	60.09%	76.00%	69.18%	68.18%	64.90%

*

Amounts exclude the acquisition of Heritage Bank which was acquired as of 7/31/19. As of 6/30/19, Heritage had total assets of $842 million, gross loans of $612 million, and total deposits of $717 million.

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

Glacier Common Stock

Glacier common stock is quoted on The NASDAQ Global Select Market under the symbol “GBCI.” The following table sets forth for the periods indicated:

•	the high and low sales prices per share for Glacier common stock as reported on The NASDAQ Global Select Market; and

•	cash dividends declared per share on Glacier common stock.

	High	Low	Cash Dividends Declared
2017
First quarter	$38.17	$31.70	$0.21
Second quarter	$37.41	$31.56	$0.21
Third quarter	$38.18	$31.38	$0.51
Fourth quarter	$41.23	$35.50	$0.21

2018
First quarter	$41.24	$36.72	$0.23
Second quarter	$41.47	$35.77	$0.26
Third quarter	$46.28	$38.37	$0.26
Fourth quarter	$47.67	$36.84	$0.56

2019
First quarter	$45.47	$37.58	$0.26
Second quarter	$43.44	$38.65	$0.27
Third quarter	$42.61	$37.70	$0.29
Fourth quarter (through [ ], 2019)

At [      ], 2019, the [      ] outstanding shares of Glacier common stock were held by approximately [      ] holders of record.

SBC Common Stock

Trading in SBC’s common stock has not been extensive and such trades cannot be characterized as constituting an active trading market. SBC’s common stock is not listed on any national securities exchange, although it is quoted on the OTC Pink under the ticker symbol “SBAZ.” The following table sets forth for the periods indicated:

•

high and low bid prices for SBC common stock. Bid prices are based on information received from the OTC Pink based on all transactions reported on the OTC Pink. Such information reflects inter-dealer prices, without retail markups, markdowns or commissions and may not reflect actual transactions.

•	cash distributions paid per share on SBC common stock.

	High	Low	Cash Dividends Declared
2017
First quarter	$8.00	$7.28	$0.035
Second quarter	$8.25	$7.75	$0.035
Third quarter	$8.50	$8.06	$0.04
Fourth quarter	$11.50	$8.22	$0.04

2018
First quarter	$12.15	$10.75	$0.06
Second quarter	$15.95	$12.05	$0.06
Third quarter	$17.80	$13.80	$0.06
Fourth quarter	$15.0	$11.50	$0.06

2019
First quarter	$13.70	$12.15	$0.075
Second quarter	$13.20	$11.49	$0.075
Third quarter	$13.35	$12.10	$0.075
Fourth quarter (through [ ], 2019)

At [      ], 2019, the [                    ] outstanding shares of SBC common stock were held by approximately [          ] holders of record.

SBC SPECIAL SHAREHOLDERS’ MEETING

Date, Time, Place

The SBC special meeting of shareholders will be held on [      ], 2019, at [    ] [    ].m. Mountain Standard Time, at [        ], Lake Havasu City, Arizona.

As described below under “Votes Required and Quorum,” approval of the merger agreement requires the affirmative vote of at least a majority of the outstanding shares of SBC’s common stock entitled to vote on the matter. The proposal to adjourn the special meeting, if necessary or appropriate, including adjournments to solicit additional proxies, will be approved if approved by a majority of the voting power present, whether in person or by proxy, assuming a quorum is present.

Purpose

At the special meeting, SBC shareholders will:

•

Consider and vote on a proposal to approve the Plan and Agreement of Merger, dated as of September 30, 2019, among Glacier, Glacier Bank, SBC and the Bank, under the terms of which SBC will merge with and into Glacier and the Bank will merge with and into Glacier Bank. The merger agreement is attached as Appendix A.

•	Approve one or more adjournments of the special meeting, if necessary or appropriate, including adjournments to solicit additional proxies in favor of the merger agreement.

Record Date; Shares Outstanding and Entitled to Vote

The SBC Board has fixed the close of business on [      ], 2019 as the record date for determining the holders of shares of SBC common stock entitled to notice of and to vote at the special meeting. At the close of business on the record date, there were approximately [                ] holders of record and [                ] shares of SBC common stock issued and outstanding, excluding [                ] shares of unvested restricted stock, which do not have voting rights. Holders of record of SBC common stock, excluding unvested restricted shares, on the record date are entitled to one vote per share and are also entitled to exercise dissenters’ rights if certain procedures are followed. See “The Merger – Dissenters’ Rights” and Appendix B.

SBC’s directors and executive officers and certain significant shareholders have agreed to vote all shares of SBC common stock they are entitled to vote that are held or controlled by them in favor of approval of the merger agreement. As of the record date, a total of [                ] shares of SBC common stock, representing approximately [                ]% of all outstanding shares of SBC common stock, excluding shares of unvested restricted stock, are subject to voting agreements. See “The Merger – Interests of SBC Directors and Executive Officers in the Merger – Voting Agreements.”

Votes Required and Quorum

The affirmative vote of the holders of at least a majority of the outstanding shares of SBC’s common stock entitled to vote is required to approve the merger agreement. At least a majority of the total outstanding shares of SBC common stock entitled to vote must be present, either in person or by proxy, in order to constitute a quorum for the special meeting. For purposes of determining a quorum, abstentions and broker non-votes will be counted in determining the shares present at a meeting.

For voting purposes, however, shares must be affirmatively voted FOR approval of the merger agreement in order to be counted as votes in favor of the merger. As a result, abstentions and broker non-votes with respect to the proposal to approve the merger agreement will have the same effect as votes against such proposal.

With respect to the proposal to adjourn the special meeting if necessary or appropriate, if a quorum is not present at the special meeting, shareholders entitled to vote at the special meeting, present in person or by proxy, will have the power to adjourn the special meeting. If a quorum is present at the special meeting, the proposal to adjourn the special meeting, if necessary or appropriate, including an adjournment to solicit additional proxies in favor of the merger agreement, will be approved if approved by a majority of the voting power present at the special meeting, whether in person or by proxy.

Voting, Solicitation, and Revocation of Proxies

If you are a holder of record of SBC common stock as of the record date for the special meeting there are four ways to have your shares voted:

•	You can submit a proxy over the Internet at www.investorvote.com/SBAZ, 24 hours a day, seven days a week, by following the instructions on your proxy card.

•	You can submit a proxy using a touch-tone telephone by calling 1-800-652-8683, 24 hours a day, seven days a week, and following the instructions on your proxy card.

•	You may complete, sign and mail your proxy card to Computershare, 462 South 4th Street, Suite 1600, Louisville, KY 40202.

•	Finally, you may vote in person by written ballot at the special meeting.

If the enclosed proxy card is duly executed and received in time for the special meeting, it will be voted in accordance with the instructions given. If the proxy card is duly executed and received but no instructions are given, it is the intention of the persons named in the proxy to vote the shares represented by the proxy FOR the approval of the merger agreement and FOR the proposal to approve one or more adjournments to solicit additional proxies, and in the proxy holder’s discretion on any other matter properly coming before the meeting. Any proxy given by a shareholder may be revoked before its exercise by:

•	sending written notice to the Secretary of SBC;

•	granting a new, valid proxy bearing a later date (by telephone, through the Internet or by completing and submitting a later-dated proxy card); or

•	attending and voting at the special meeting in person, although attendance at the special meeting will not, by itself, revoke a proxy.

SBC is soliciting the proxy for the special meeting on behalf of the SBC Board. SBC will bear the cost of solicitation of proxies from its shareholders. In addition to using the mail, SBC may solicit proxies by personal interview, telephone, and facsimile. Banks, brokerage houses, other institutions, nominees, and fiduciaries will be requested to forward their proxy soliciting material to their principals and obtain authorization for the execution of proxies. SBC will, upon request, pay the standard charges and expenses of banks, brokerage houses, other institutions, nominees, and fiduciaries for forwarding proxy materials to and obtaining proxies from their principals.

Voting in Person at the Special Meeting

Shares held directly in your name as the shareholder of record may be voted in person at the special meeting. If you choose to vote your shares of SBC common stock in person, please bring the enclosed proxy card or proof of identification. Even if you plan to attend the special meeting, we recommend that you vote your shares of SBC common stock in advance as described above so that your vote will be counted if you later decide not to attend the special meeting.

If your shares are registered in “street name” in the name of a broker or other nominee and you wish to vote at the special meeting, you will need to obtain a legal proxy from your bank or brokerage firm. Please consult the voting form sent to you by your bank or broker to determine how to obtain a legal proxy in order to vote in person at the meeting.

BACKGROUND OF AND REASONS FOR THE MERGER

Background of the Merger

As part of its ongoing consideration and evaluation of SBC’s long-term prospects and strategy, SBC’s Board of Directors and senior management have periodically reviewed and assessed strategic opportunities and challenges. The Board of Directors has considered the prospects of continued growth and operating a financial institution under current economic, regulatory and competitive conditions. At the same time, like many other smaller financial institutions, SBC has experienced increasing costs related to technology and regulatory compliance.

As part of the Board of Directors’ and management’s evaluation of ways to meet these challenges, they have met regularly with Davidson to review developments in the banking industry and the equity markets generally, the mergers and acquisitions market, SBC’s financial performance relative to certain other financial institutions, capital management strategies and valuation trends. Davidson is a nationally recognized investment banking firm with substantial experience advising financial institutions generally, including with respect to mergers and acquisitions.

On July 9, 2018, the SBC Board held a meeting to evaluate a potential strategy for SBC to complete an initial public offering (“IPO”). Davidson and Hogan Lovells US LLP, SBC’s outside legal counsel (“Hogan”), also attended the meeting. The meeting included discussion regarding the requirements for being a public company, as well as the benefits and costs to be incurred if SBC decided to pursue an IPO strategy.

On November 29, 2018, the SBC Board held a strategic meeting as part of the Board’s ongoing assessment of SBC’s strategic opportunities and challenges. Representatives of Davidson and Hogan also attended the meeting. At the meeting, Hogan reviewed strategic planning guidelines and an overview of director responsibilities and conduct during the strategic planning process, and the Board reviewed and discussed with Hogan the Board’s fiduciary duties in a merger context. Davidson discussed with the Board developments in the banking industry, an update on the equity markets as well as valuations for peer financial institutions and other financial institutions in general, the mergers and acquisition market and current valuation metrics. The discussion also included SBC’s desire to evaluate potential acquisition targets, and the limited number of viable acquisition targets remaining for SBC, especially in Arizona. Davidson also reviewed the merger and acquisition process and other merger considerations, including a list of potential strategic partners for SBC, which such list included Glacier. The SBC Board authorized Brian Riley to contact three parties, including Glacier and Parties A and B, to discuss the possibility of a merger and execute an NDA with the parties.

On December 5, 2018, Brian Riley contacted the CEO of Party A. The parties executed a nondisclosure agreement on December 21, 2018, and Party A was provided with access to certain confidential information for due diligence.

On December 12, 2018, Brian Riley contacted Glacier’s CEO. Mr. Riley previously met with Glacier’s CEO and Senior Executives in May of 2017 and September of 2018 to discuss a potential strategic partnership. The parties decided to schedule a meeting in Kalispell, Montana for January 14, 2019, to further discuss a potential merger between the two companies. At this meeting, Glacier described interest in merger discussions, but could not announce a transaction with SBC until the fourth quarter 2019, since Glacier was working on other pending acquisition opportunities which had not been publicly announced. The parties agreed to postpone further discussions on a merger until the summer of 2019.

On January 29, 2019, Davidson received a non-binding indication of interest from Party A for 100% stock consideration. The SBC Board held a meeting on January 31, 2019, to review the offer from Party A, along with Davidson and Hogan in attendance. After evaluating the offer, and discussing with Davidson and Hogan, the Board decided it would not pursue further discussion with Party A since the consideration value was below SBC’s expectations and more broader concerns with recent volatility in the stock market and impact on Party A’s stock price. Party A was notified and discussions were suspended on February 5, 2019.

On November 14, 2018, Brian Riley met with Party B for an informal discussion on general banking matters. In March and April 2019, SBC had communications with the CEO of Party B and revisited the idea of a strategic merger combination. SBC and Party B executed a nondisclosure agreement on April 26, 2019. Party B was provided with access to certain confidential information for due diligence.

On May 2, 2019, SBC executed an engagement letter with Davidson.

On May 7, 2019, Brian Riley and Glacier’s CEO held a discussion while attending the Davidson annual financial institutions conference. The parties discussed continued interest in a merger and Glacier provided an update on timing for a potential transaction to begin due diligence in July or August 2019, with an announcement in fourth quarter of 2019. On May 17, 2019, Glacier and SBC executed a nondisclosure agreement.

On May 7, 2019, Brian Riley and Party B’s CEO held a discussion while attending the Davidson annual financial institutions conference. The parties discussed continued interest in a merger, preliminary due diligence and timing for next steps.

On May 23, 2019, SBC received a non-binding indication of interest letter from Party B for 100% stock consideration. The offer also included a 90-day period of exclusivity with Party B. The SBC Board held a meeting on May 30, 2019, to review the offer from Party B, with Davidson and Hogan in attendance. The SBC Board discussed the offer, and noted the SBC shareholders would retain a sizeable ownership percentage in the pro forma company. The SBC Board authorized Brian Riley and Davidson to continue negotiations with Party B.

On June 6, 2019, SBC and Party B executed a nonbinding indication of interest letter which included a 45-day exclusivity period and provided for two (2) of SBC’s directors to join Party B’s Board of Directors. Subsequently, Party B and SBC immediately began due diligence and reverse due diligence, where confidential information was exchanged between the parties. As due diligence continued, SBC management expressed concerns about the integration risk and execution risk with Party B. The SBC Board discussed these concerns at the June 27, 2019, board meeting, but decided to continue its due diligence. SBC and Party B held an in-person meeting for due diligence in early July 2019 with representatives from Davidson and Hogan in attendance. Subsequent to this meeting, the SBC Board held a telephonic meeting to discuss the integration risk and execution risk and voted that it was no longer in the best interest of SBC shareholders to continue pursuing a merger with Party B.

On July 5, 2019, Brian Riley notified Party B that the SBC Board decided to terminate discussions with Party B, but SBC would honor the exclusivity period as agreed upon, which continued through July 21, 2019.

On June 18, 2019, Glacier contacted SBC to inform SBC the timing for a potential merger could be moved up. Davidson and SBC responded to Glacier that SBC had executed an indication of interest with another party and was precluded to respond further due to the exclusivity period currently in effect.

On July 9, 2019, Glacier sent an unsolicited nonbinding indication of interest to SBC, which included per share consideration of 80% in Glacier stock and 20% in cash, plus additional cash for a dividend prior to closing. After SBC discussed with Hogan and Davidson, SBC instructed Davidson to inform Glacier that SBC received the letter, but SBC was bound to the exclusivity period with the other party, and will not discuss anything further with Glacier until the exclusivity period expired.

On July 11, 2019, Hogan sent a letter to inform Party B, as required by the terms of the exclusivity period in the indication of interest between Party B and SBC, that SBC received an unsolicited indication of interest from a third party (Glacier) for an acquisition of SBC, but would honor the exclusivity period..

On July 21, 2019, the exclusivity period with Party B expired.

On July 22, 2019, SBC contacted Glacier and informed them that SBC would discuss the Glacier offer at the regularly scheduled SBC Board meeting on July 30, 2019.

On July 30, 2019, the SBC Board reviewed the nonbinding indication of interest from Glacier with Davidson and Hogan representatives in attendance. Davidson provided an update of the mergers and acquisitions market and recent trends in merger market metrics for financial institutions, and discussed recent transactions involving peer institutions, the financial terms of the indication of interest from Glacier in comparison to those metrics and in comparison to the expected future performance of SBC based upon information and projections provided by management. The Board reviewed the process and timeline that would occur if the Board determined to proceed with a merger. Davidson then reviewed in detail the indication of interest from Glacier, and Glacier’s history and recent financial performance and trading metrics. The SBC Board discussed the pricing offered, as well as Glacier’s intention to remain committed to community banking in Arizona, Glacier’s model for operating banking divisions and its desire for Brian Riley to serve as President and CEO of Glacier’s Arizona division, with the expectation that the business structure would limit disruption to SBC’s business and have a limited impact on SBC’s employees, customers and communities. After considering Glacier’s proposal, the SBC Board indicated it was interested in a merger with Glacier, and instructed Davidson to respond to Glacier. Between July 31 and August 10, 2019, SBC and Glacier, with the assistance of their respective legal counsel and financial advisors, negotiated several aspects of Glacier’s indication of interest.

SBC provided Glacier with updated financial results including the second quarter of 2019 and based on this information, Glacier submitted an updated indication of interest on August 10, 2019, which included a modified and improved offer for merger consideration of $16.94 per share in the form of 90% stock and 10% cash, plus potential additional cash for a closing dividend for SBC’s excess capital at closing, subject to adjustment. SBC held a special Board meeting on August 12, 2019 to review Glacier’s latest proposal and the SBC Board voted unanimously to execute the nonbinding indication of interest with Glacier, which provided Glacier with exclusivity for a period of 60 days.

On August 29, 2019, Glacier’s counsel provided SBC’s counsel with an initial draft of the merger agreement. Glacier, SBC and their respective legal counsel and financial advisors conducted due diligence and drafted and negotiated the merger agreement and related ancillary agreements through September 27, 2019.

Beginning September 9, 2019, SBC and Davidson conducted document due diligence on Glacier. On September 18, 2019, representatives from SBC, Davidson, Hogan, Glacier and KBW participated in a reverse due diligence conference call to provide information to SBC regarding Glacier and answer questions from SBC and Davidson.

On September 19, 2019, the SBC Board, together with representatives of Davidson and Hogan, met to consider the proposed definitive merger agreement as negotiated to date. Representatives of Davidson reviewed the financial aspects of the proposed merger. Hogan reviewed the specific terms of the merger agreement and the process involved in negotiating its terms. The SBC Board considered all these matters and determined to continue with negotiations of the proposed merger.

On September 30, 2019, the SBC Board, together with representatives of Davidson and Hogan, again met to consider the negotiated proposed definitive merger agreement. Hogan reviewed the terms of the proposed merger agreement and the changes to the proposed merger agreement since the SBC Board’s September 19, 2019, meeting, and all related ancillary agreements. Representatives of Davidson then reviewed the financial aspects of the proposed merger and rendered to SBC a verbal fairness opinion, which was subsequently confirmed in writing, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Davidson, the merger consideration in the proposed merger with Glacier was fair, from a financial point of view, to the holders of SBC common stock. Among other matters considered, the SBC Board reviewed the specific terms of the merger agreement, the form and value of the consideration to be received by SBC shareholders, the price and historical performance of Glacier common stock and related dividend payouts, current market conditions including comparable bank merger and acquisition transactions, the employment of certain SBC employees following the merger, and the implications of the merger to SBC’s employees, customers, and communities. After due consideration of these and other matters, and taking into consideration the fairness opinion of Davidson, the SBC Board unanimously approved entering into the merger agreement.

The parties entered into the merger agreement on September 30, 2019. After the close of business on September 30, 2019, the parties issued a joint press release announcing the merger.

Reasons for the Merger – SBC

At a board meeting held on September 30, 2019, the SBC Board determined that the terms of the merger agreement were fair to and in the best interests of SBC and its shareholders and recommended that SBC’s shareholders vote for approval of the merger agreement. In the course of reaching this determination and related decision to approve the merger agreement, the SBC Board evaluated the merger and the merger agreement in consultation with the management of SBC and SBC’s financial advisor and legal counsel. In reaching its determination, the SBC Board considered a number of factors. Such factors also constituted the reasons that the SBC Board determined to approve the merger agreement and to recommend that SBC shareholders vote in favor of the merger agreement. The following discussion of the information and factors considered by the SBC Board is not intended to be exhaustive; it does, however, include all material factors considered by the SBC Board.

In reaching its decision to approve the merger agreement, the SBC Board considered the following:

•

the understanding of the SBC Board of the strategic options available to SBC and the SBC Board’s assessment of those options, including the potential future need to raise capital and accelerate growth to remain as an independent institution and the determination that none of those options were more likely to create greater present value for SBC’s shareholders than the value to be paid by Glacier;

•

the terms offered and discussions held with other prospective strategic partners, including financial terms and the level of integration risk associated with other potential partners as compared to a transaction with Glacier;

•	the terms of the merger agreement and the value and form of consideration to be received by SBC shareholders in the merger;

•	the historical trading ranges for Glacier common stock;

•	information concerning the business, earnings, operations, financial condition, asset quality and prospects of SBC and Glacier, both individually and as a combined company;

•

the ability to become part of a larger institution with a higher lending limit and the infrastructure for growth in small and middle-market lending, helping to further service the Bank’s customer base;

•	conditions and activity in the mergers and acquisition market providing an opportunity for SBC to deliver accelerated and enhanced stockholder value, as compared to organic growth;

•	the likely impact of the merger on the employees and customers of the Bank and the strategic plans, methods of operation and organizational structure of Glacier Bank;

•	the belief that with Glacier’s greater assets and broader market relative to SBC, Glacier common stock represents a greater diversification of risk for SBC shareholders than SBC common stock;

•	the ability of Glacier to complete the merger, from a business, financial, and regulatory perspective, and its proven track record of successfully completing acquisition transactions;

•

the opinion, dated September 30, 2019, of Davidson to the SBC Board as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of SBC common stock of the merger consideration in the proposed merger, as more fully described below under “Opinion of SBC’s Financial Advisor”;

•

the legal analyses as to the structure of the merger, the merger agreement, the fiduciary and legal obligations applicable to directors when considering a sale or merger of a company, and the process that SBC (including its board of directors) employed in considering potential strategic alternatives, including the merger with Glacier;

•	the results of the solicitation process conducted by SBC, with the advice and assistance of its advisors;

•	the terms of the merger agreement, including the fixed cash and stock consideration and the expected tax treatment of the merger as a “reorganization” for United States federal income tax purposes;

•

the expectation that SBC shareholders would have the opportunity to continue to participate in the growth of the combined company and would also benefit from the significantly greater liquidity of the trading market for Glacier common stock;

•	that Glacier has historically paid cash dividends on its common stock;

•	the future employment opportunities for the existing employees of the Bank;

•	the enhanced resources of the combined company, which will enhance the ability to better serve the Bank’s customers and retain a strong community banking presence in Arizona;

•

the provisions in the merger agreement that provide for the ability of the SBC Board to respond to an unsolicited acquisition proposal that the SBC Board determines in good faith is a superior proposal as defined in the merger agreement and to otherwise exercise its fiduciary and legal duties; and

•

the provisions of the merger agreement that provide for the ability of the SBC Board to terminate the merger agreement, subject to certain conditions, including the payment of a break-up fee, if SBC has entered into a definitive agreement with respect to a “Superior Proposal.”

The SBC Board also considered a number of uncertainties and risks in its deliberations concerning the transactions contemplated by the merger agreement, including the following:

•

that a portion of the merger consideration will be paid through the issuance of a fixed number of shares of Glacier common stock, and any decrease in the market price of Glacier common stock after the date of the merger agreement will result in a reduction in the merger consideration to be received by SBC shareholders at the time of completion of the merger, subject to the adjustment procedures described under “The Merger – Termination of the Merger Agreement”;

•	that SBC shareholders will not necessarily know or be able to calculate the actual value of the merger consideration which they would receive upon completion of the merger;

•	the possible disruption to SBC’s business that may result from the announcement of the merger and the resulting distraction of management’s attention from the day-to-day operations of SBC’s business;

•	the risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

that a termination fee in the amount of $6,000,000 would have to be paid to Glacier if SBC determined to terminate the merger agreement under certain circumstances, including to accept a superior proposal;

•	the potential costs associated with executing the merger agreement, including change in control payments and related costs, as well as estimated advisor fees;

•	the possibility of litigation in connection with the merger;

•	the need to and likelihood of obtaining approval by stockholders of SBC and regulators to complete the transaction; and

•

the restrictions contained in the merger agreement on the operation of SBC’s business during the period between signing of the merger agreement and completion of the merger, as well as the other covenants and agreements of SBC contained in the merger agreement.

Opinion of SBC’s Financial Advisor

On May 2, 2019, SBC entered into an engagement agreement with D.A. Davidson & Co. to render financial advisory and investment banking services to SBC. As part of its engagement, Davidson agreed to assist SBC in analyzing, structuring, negotiating and, if appropriate, effecting a transaction between SBC and another corporation or business entity. Davidson also agreed to provide the SBC Board with an opinion as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SBC common stock in the proposed merger. SBC engaged Davidson because Davidson is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with SBC and its business. As part of its investment banking business, Davidson is continually engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On September 30, 2019, the SBC Board held a meeting to evaluate the proposed merger. At this meeting, Davidson reviewed the financial aspects of the proposed merger and rendered an opinion to the SBC Board that, as such date and based upon and subject to assumptions made, procedures followed, matters considered and limitations on the review undertaken, the merger consideration to be paid to the holders of SBC common stock was fair, from a financial point of view, to such holders of SBC common stock in the proposed merger.

The full text of Davidson’s written opinion, dated September 30, 2019, is attached as Appendix C to this proxy statement-prospectus and is incorporated herein by reference. The description of the opinion set forth herein is qualified in its entirety by reference to the full text of such opinion. SBC’s shareholders are urged to read the opinion in its entirety.

Davidson’s opinion speaks only as of the date of the opinion and Davidson undertakes no obligation to revise or update its opinion. The opinion is directed to the SBC Board and addresses only the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SBC common stock in the proposed merger. The opinion does not address, and Davidson expresses no view or opinion with respect to, (i) the underlying business decision of SBC to engage in the merger, (ii) the relative merits or effect of the merger as compared to any alternative business transactions or strategies that may be or may have been available to or contemplated by SBC or the SBC Board, or (iii) any legal, regulatory, accounting, tax or similar matters relating to SBC, its shareholders or relating to or arising out of the merger. The opinion expresses no view or opinion as to any terms or other aspects of the merger, except for the merger consideration. SBC and Glacier determined the merger consideration through the negotiation process. The opinion does not express any view as to the amount or nature of the compensation to any of SBC’s or Glacier’s officers, directors or employees, or any class of such persons, relative to the merger consideration, or with respect to the fairness of any such compensation. The opinion has been reviewed and approved by Davidson’s Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

Davidson has reviewed the registration statement on Form S-4 of which this proxy statement-prospectus is a part and consented to the inclusion of its opinion to the SBC board of directors as Appendix C to this proxy statement-prospectus and to the references to Davidson and its opinion contained herein. A copy of the consent of Davidson is filed as Exhibit 99.2 to the registration statement on Form S-4.

In connection with rendering its opinion, Davidson reviewed, among other things, the following:

•	a draft of the merger agreement, dated September 27, 2019;

•

certain financial statements and other historical financial and business information about SBC and Glacier made available to Davidson from published sources and/or from the internal records of SBC and Glacier that we deemed relevant;

•

certain publicly available analyst earnings estimates for GBCI for the years ending December 31, 2019 and December 31, 2020 and an estimated long-term growth rate for the years thereafter through December 31, 2024, in each case as discussed with, and confirmed by, senior management of Glacier and SBC;

•

financial projections for SBC for the years ending December 31, 2019, December 31, 2020, and an estimated long-term growth rate for the years thereafter through December 31, 2024, in each case as provided by, and discussed with, senior management of SBC;

•	the current market environment generally and the banking environment in particular;

•	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

•	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

•	the relative contributions of the Glacier and SBC to the combined company;

•	the pro forma financial impact of the transaction, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

•	the net present value of SBC with consideration of projected financial results; and

•

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Glacier and SBC concerning the business, financial condition, results of operations and prospects of Glacier and SBC.

In arriving at its opinion, Davidson assumed and relied upon the accuracy and completeness of all information that was publicly available, supplied or otherwise made available to, discussed with or reviewed by or for Davidson. Davidson did not independently verify, and did not assume responsibility for independently verifying, such information. Davidson relied on the assurances of management of SBC that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. Davidson did not undertake an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of SBC or Glacier. In addition, Davidson did not assume any obligation to conduct, nor did Davidson conduct any physical inspection of the properties or facilities of SBC or Glacier and has not been provided with any reports of such physical inspections. Davidson assumed that there has been no material change in SBC’s or Glacier’s business, assets, financial condition, results of operations, cash flows, or prospects since the date of the most recent financial statements provided to Davidson.

With respect to the financial projections and other estimates (including information relating to certain pro forma financial effects of, and strategic implications and operational benefits anticipated to result from, the Transaction) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of SBC that such forecasts and other analyses were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of SBC as to the future financial performance of SBC and the other matters covered thereby, and that the financial results (including the potential strategic implications and operational benefits anticipated to result from the Transaction) reflected in such forecasts and analyses will be realized in the amounts and at the times projected. We assume no responsibility for and do not express an opinion as to these forecasts and analyses or the assumptions on which they were based.

Davidson did not make an independent evaluation or appraisal of the loan and lease portfolios, classified loans, other real estate owned or any other specific assets, nor has Davidson assessed the adequacy of the allowance for loan losses of SBC or Glacier. Davidson has not reviewed any individual credit files relating to SBC or Glacier. Davidson assumed that the respective allowances for loan losses for both SBC and GBCI are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. Davidson did not make an independent evaluation of the quality of SBC’s or Glacier’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of SBC or GBCI. Davidson did not make an independent evaluation of the quality of SBC’s or Glacier’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of SBC or Glacier.

Davidson assumed that all representations and warranties contained in the merger agreement and all related agreements are true and correct in all respects material to Davidson’s analysis, and that the merger will be consummated in accordance with the terms of the merger agreement, without waiver, modification, or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to Davidson’s analysis. Davidson has assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the merger will be obtained without any material adverse effect on SBC or the contemplated benefits of the merger.

Davidson assumed in all respects material to its analysis that SBC and Glacier will remain as going concerns for all periods relevant to its analysis. Davidson’s opinion was necessarily based upon information available to Davidson and economic, market, financial and other conditions as they exist and can be evaluated on the date the fairness opinion letter was delivered to SBC’s board of directors.

Davidson’s opinion does not take into account individual circumstances of specific holders with respect to control, voting or other rights which may distinguish such holders.

Davidson also does not express an opinion as to the actual value of Glacier’s common stock when issued in the merger or the prices at which GBCI’s common stock will trade following announcement of the merger or at any future time.

Davidson has not evaluated the solvency or fair value of SBC or Glacier under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Davidson’s opinion is not a solvency opinion and does not in any way address the solvency or financial condition of SBC or Glacier. Davidson is not expressing any opinion as to the impact of the merger on the solvency or viability of SBC or Glacier or the ability of SBC or Glacier to pay their respective obligations when they come due.

Set forth below is a summary of the material financial analyses performed by Davidson in connection with rendering its opinion. The summary of the analyses of Davidson set forth below is not a complete description of the analysis underlying its opinion, and the order in which these analyses are described below is not indicative of any relative weight or importance given to those analyses by Davidson. The following summaries of financial analyses include information presented in tabular format. You should read these tables together with the full text of the summary financial analyses, as the tables alone are not a complete description of the analyses.

Unless otherwise indicated, the following quantitative information, to the extent it is based on market data, is based on market data as of September 27, 2019, the last trading day prior to the date on which Davidson delivered the fairness opinion letter to SBC’s board of directors, and is not necessarily indicative of market conditions after such date.

Implied Valuation Multiples for SBC based on the Merger Consideration

Davidson reviewed the financial terms of the proposed transaction. As described in the merger agreement, each share of SBC common stock will be converted into the right to receive 0.3706 shares of Glacier Common Stock and $1.69 in cash. The terms and conditions of the merger are more fully described in the merger agreement. For purposes of the financial analyses described below, based on the closing price of Glacier common stock on September 27, 2019, of $40.43, the merger consideration represented an implied value of $16.67 per share of SBC common stock, or $135.3 million in aggregate. Based upon financial information as of or for the twelve month period ended June 30, 2019 and other financial and market information described below, Davidson calculated the following transaction ratios:

Transaction Ratios
	Per Share		Aggregate
Transaction Price / LTM Net Income	15.6	x	15.6	x
Transaction Price / 2019E Net Income (1)	15.2	x	15.2	x
Transaction Price / 2020E Net Income (1)	13.6	x	13.6	x
Transaction Price / Book Value	191.3%		191.9%
Transaction Price / Tangible Book Value	212.1%		212.7%
Tangible Book Premium / Core Deposits (2)	—		14.2%
Transaction Price / SBC’s Closing Price as of 9/27/2019 (3)	25.8%
Transaction Price / SBC’s 20-Day Average Price as of 9/27/2019 (4)	29.5%

(1)	Financial projections in 2019 and 2020 as provided by and discussed with SBC management
(2)	Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration compared to tangible book value by core deposits
(3)	Based on SBC’s Closing Price as of September 27, 2019 of $13.25
(4)	Based on SBC’s 20-Day Average Price as of September 27, 2019 of $12.87

Stock Price Performance of SBC and GBCI

Davidson reviewed the history of the reported trading prices and volume of SBC and Glacier common stock and certain stock indices, including the Russell 3000 and the KBW Regional Bank Index. Davidson compared the stock price performance of SBC or Glacier with the performance of the Russell 3000 and the KBW Nasdaq Regional Bank Index as follows:

One Year Stock Performance
	Beginning Index Value on 9/27/2018	Ending Index Value on 9/27/2019
Russell 3000	100.0%	100.5%
KBW Nasdaq Regional Bank Index	100.0%	89.7%
SBC	100.0%	90.8%
GBCI	100.0%	94.5%

Three Year Stock Performance
	Beginning Index Value on 9/26/2016	Ending Index Value on 9/27/2019
Russell 3000	100.0%	136.3%
KBW Nasdaq Regional Bank Index	100.0%	117.3%
SBC	100.0%	194.9%
GBCI	100.0%	143.2%

Contribution Analysis

Davidson analyzed the relative contribution of SBC and Glacier to certain financial and operating metrics for the pro forma combined company. Such financial and operating metrics included: (i) market capitalization; (ii) net income during the preceding twelve months ending June 30, 2019; (iii) projected net income in 2019 for Glacier based on average Street EPS estimates as discussed with and confirmed by GBCI and SBC management, and projected net income in 2019 for SBC as provided by and discussed with SBC management; (iv) total assets; (v) gross loans; (vi) total deposits; and (vii) tangible common equity. The relative contribution analysis did not give effect to the impact of any synergies as a result of the proposed merger. The results of this analysis are summarized in the table below, which also compares the results of this analysis with the implied pro forma ownership percentages of SBC or Glacier shareholders in the combined company based on the merger consideration, and also hypothetically assuming 100% stock consideration in the proposed merger:

Contribution Analysis
	GBCI Stand-alone	SBC Stand-alone	GBCI % of Total	SBC % of Total
Market Capitalization
Market Capitalization (9/27/2019) (in thousands)	$3,502,317	$107,236	97.0%	3.0%

Income Statement
LTM Net Income (in thousands) (1)	$200,459	$8,671	95.9%	4.1%
2019E Net Income (in thousands) (2) (3)	$208,536	$8,898	95.9%	4.1%

Balance Sheet
Total Assets (in thousands)	$12,676,361	$678,570	94.9%	5.1%
Gross Loans, Incl. Loans HFS (in thousands)	$8,896,488	$413,636	95.6%	4.4%
Total Deposits (in thousands)	$9,854,875	$591,989	94.3%	5.7%
Tangible Common Equity (in thousands)	$1,301,843	$63,611	95.3%	4.7%

Pro Forma Ownership
Merger Transaction - Actual			96.8%	3.2%
Merger Transaction - 100% Stock Equivalent			96.5%	3.5%

(1)	Net income for the preceding twelve months ending June 30, 2019
(2)	Financial projections for GBCI in 2019 based on average Street EPS estimates, as discussed with and confirmed by GBCI and SBC management
(3)	Financial projections for SBC in 2019 as provided by and discussed with SBC management

Glacier Comparable Companies Analysis – Group One

Davidson used publicly available information to compare selected financial and market trading information for Glacier and 12 financial institutions selected by Davidson which: (i) were headquartered in Arizona, California, Colorado, Idaho, Montana, North Dakota, Nevada, New Mexico, Oregon, South Dakota, Utah, Washington or Wyoming; (ii) had their common stock listed on the NASDAQ or NYSE; (iii) had assets between $7.5 billion and $30.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. These 12 financial institutions were as follows:

Banc of California, Inc. Banner Corporation Columbia Banking System, Inc. CVB Financial Corp. First Interstate BancSystem, Inc. Great Western Bancorp, Inc.	Opus Bank Pacific Premier Bancorp, Inc. PacWest Bancorp Umpqua Holdings Corporation Washington Federal, Inc. Western Alliance Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 27, 2019

The analysis compared the financial condition and market performance of Glacier and the 12 financial institutions identified above based on publicly available financial and market trading information for Glacier and the 12 financial institutions as of and for the twelve-month or three-month period ended June 30, 2019. The analysis also compared the 2019 and 2020 earnings per share multiples for Glacier and the 12 financial institutions identified above based on average Street EPS estimates for Glacier and the 12 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	GBCI	Median	Average	Minimum	Maximum
Total Assets (in millions)	$12,676	$13,023	$15,716	$7,857	$27,986
Loan / Deposit Ratio	89.7%	95.1%	93.8%	78.3%	106.8%
Non-Performing Assets / Total Assets	0.41%	0.35%	0.48%	0.07%	1.51%
Tangible Common Equity Ratio	10.59%	9.70%	9.71%	7.39%	11.71%
Net Interest Margin (Most Recent Quarter)	4.33%	4.18%	3.94%	2.86%	4.72%
Cost of Deposits (Most Recent Quarter)	0.23%	0.81%	0.78%	0.19%	1.61%
Efficiency Ratio (Most Recent Quarter)	54.5%	51.9%	54.0%	39.1%	71.3%
Return on Average Tangible Common Equity (Most Recent Quarter)	16.85%	14.87%	14.67%	5.72%	23.58%
Return on Average Assets (Most Recent Quarter)	1.69%	1.35%	1.35%	0.45%	2.05%

Market Performance Multiples
		Comparable Companies
	GBCI	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$3,502	$2,649	$2,587	$716	$4,735
Price vs. 52-Week High	-15.2%	-19.2%	-17.3%	-26.7%	-2.5%
Price vs. 52-Week Low	9.7%	17.4%	21.4%	8.9%	51.3%
Price Change (LTM)	-5.5%	-17.3%	-13.1%	-25.1%	17.2%
Price Change (YTD)	2.0%	7.5%	11.5%	2.2%	39.7%
Price / MRQ Earnings Per Share	16.6x	13.2x	13.8x	8.1x	23.8x
Price / LTM Earnings Per Share	17.1x	13.5x	14.3x	9.4x	29.3x
Price / 2019E Earnings Per Share (1)	17.1x	13.2x	14.2x	9.7x	29.5x
Price / 2020E Earnings Per Share (1)	16.4x	12.9x	12.7x	9.4x	16.8x
Price / Tangible Book Value Per Share	269.0%	175.1%	174.7%	104.0%	239.3%
Dividend Yield (Most Recent Quarter)	2.87%	2.96%	3.22%	1.70%	6.63%
(1)	Earnings per share estimates based on average Street EPS estimates

Glacier Comparable Companies Analysis – Group Two

Davidson used publicly available information to compare selected financial and market trading information for Glacier and 19 financial institutions selected by Davidson which: (i) were headquartered in nationwide; (ii) had their common stock listed on the NASDAQ or NYSE; (iii) had assets between $7.5 billion and $30.0 billion; (iv) had return on average assets above 1.50% for the last twelve months; and (v) were not pending merger targets or ethnic-focused banks. These 19 financial institutions were as follows:

BancFirst Corporation

Bank OZK

Columbia Banking System, Inc.

Commerce Bancshares, Inc.

Community Bank System, Inc.

CVB Financial Corp.

Eagle Bancorp, Inc.

First Financial Bankshares, Inc.

First Merchants Corporation

Heartland Financial USA, Inc.

Hilltop Holdings Inc.

Home BancShares, Inc.

International Bancshares Corporation

PacWest Bancorp

Pinnacle Financial Partners, Inc.

ServisFirst Bancshares, Inc.

TCF Financial Corporation

Umpqua Holdings Corporation

Western Alliance Bancorporation

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 27, 2019

The analysis compared the financial condition and market performance of Glacier and the 19 financial institutions identified above based on publicly available financial and market trading information for Glacier and the 19 financial institutions as of and for the twelve-month or three-month period ended June 30, 2019. The analysis also compared the 2019 and 2020 earnings per share multiples for Glacier and the 19 financial institutions identified above based on average Street EPS estimates for Glacier and the 19 financial institutions. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	GBCI	Median	Average	Minimum	Maximum
Total Assets (in millions)	$12,676	$13,091	$16,435	$7,642	$27,986
Loan / Deposit Ratio	89.7%	89.8%	87.5%	63.4%	106.4%
Non-Performing Assets / Total Assets	0.41%	0.38%	0.42%	0.15%	1.07%
Tangible Common Equity Ratio	10.59%	10.20%	10.96%	8.76%	14.88%
Net Interest Margin (Most Recent Quarter)	4.33%	3.98%	4.04%	3.44%	4.72%
Cost of Deposits (Most Recent Quarter)	0.23%	0.82%	0.79%	0.19%	1.49%
Efficiency Ratio (Most Recent Quarter)	54.5%	51.0%	50.6%	34.3%	81.7%
Return on Average Tangible Common Equity (Most Recent Quarter)	16.85%	17.85%	17.40%	11.50%	23.58%
Return on Average Assets (Most Recent Quarter)	1.69%	1.73%	1.76%	1.54%	2.14%

Market Performance Multiples
		Comparable Companies
	GBCI	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$3,502	$3,172	$3,323	$1,549	$6,647
Price vs. 52-Week High	-15.2%	-14.8%	-15.2%	-30.6%	-1.0%
Price vs. 52-Week Low	9.7%	17.2%	19.5%	5.8%	47.6%
Price Change (LTM)	-5.5%	-12.0%	-9.4%	-28.8%	20.6%
Price Change (YTD)	2.0%	8.8%	9.9%	-8.0%	36.0%
Price / MRQ Earnings Per Share	16.6x	11.5x	12.7x	7.9x	27.1x
Price / LTM Earnings Per Share	17.1x	12.1x	13.7x	8.5x	29.0x
Price / 2019E Earnings Per Share (1)	17.1x	11.8x	13.2x	8.2x	28.2x
Price / 2020E Earnings Per Share (1)	16.4x	11.5x	12.9x	8.6x	26.9x
Price / Tangible Book Value Per Share	269.0%	192.5%	208.9%	106.3%	461.1%
Dividend Yield (Most Recent Quarter)	2.87%	2.65%	2.72%	1.13%	6.63%
(1)	Earnings per share estimates based on average Street EPS estimates

SBC Comparable Companies Analysis

Davidson used publicly available information to compare selected financial and market trading information for SBC and a group of 12 financial institutions selected by Davidson which: (i) were headquartered in Arizona, California, Colorado, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington, or Wyoming; (ii) had their common stock listed on the over-the-counter markets; (iii) had assets between $500 million and $1.0 billion; and (iv) were not pending merger targets or ethnic-focused banks. The 12 financial institutions were as follows:

1st Capital Bank American Riviera Bank Baker Boyer Bancorp Bank of Southern California, N.A. Citizens Bancorp CommerceWest Bank	Mission Bancorp Pacific Financial Corporation Private Bancorp of America, Inc. Santa Cruz County Bank Suncrest Bank Valley Republic Bancorp

Note: Does not reflect impact from pending acquisitions or acquisitions closed after September 27, 2019

The analysis compared the financial condition and market performance of SBC and the 12 financial institutions identified above based on publicly available financial and market trading information for SBC and the 12 financial institutions as of and for the twelve-month or three-month period ended June 30, 2019. The table below shows the results of this analysis (excluding the impact of earnings per share multiples considered not meaningful by Davidson).

Financial Condition and Performance
		Comparable Companies
	SBC	Median	Average	Minimum	Maximum
Total Assets (in millions)	$679	$759	$761	$582	$944
Loan / Deposit Ratio	68.6%	83.8%	83.5%	56.9%	108.1%
Non-Performing Assets / Total Assets	0.92%	0.03%	0.15%	0.00%	0.81%
Tangible Common Equity Ratio	9.47%	10.31%	10.42%	8.46%	11.93%
Net Interest Margin (Most Recent Quarter)	3.84%	4.28%	4.31%	3.26%	4.82%
Cost of Deposits (Most Recent Quarter)	0.53%	0.46%	0.52%	0.08%	0.98%
Efficiency Ratio (Most Recent Quarter)	60.7%	60.5%	61.6%	47.0%	78.6%
Return on Average Tangible Common Equity (Most Recent Quarter)	14.92%	12.69%	15.37%	4.04%	49.33%
Return on Average Assets (Most Recent Quarter)	1.25%	1.16%	1.24%	0.47%	1.89%

Market Performance Multiples
		Comparable Companies
	SBC	Median	Average	Minimum	Maximum
Market Capitalization (in millions)	$107	$109	$111	$82	$161
Price vs. 52-Week High	-11.7%	-12.4%	-12.0%	-21.6%	0.0%
Price vs. 52-Week Low	15.4%	8.0%	7.6%	0.0%	15.8%
Price Change (LTM)	-9.2%	-11.8%	-9.3%	-20.6%	13.6%
Price Change (YTD)	7.3%	1.4%	2.6%	-10.5%	13.6%
Price / MRQ Earnings Per Share	11.8x	12.7x	13.4x	8.3x	25.7x
Price / LTM Earnings Per Share	12.4x	12.1x	12.9x	9.2x	22.6x
Price / Tangible Book Value Per Share	168.6%	136.5%	145.2%	117.8%	215.4%
Dividend Yield (Most Recent Quarter)	2.26%	0.00%	1.02%	0.00%	4.16%

Precedent Transactions Analysis

Davidson reviewed three sets of comparable merger and acquisition transactions. The sets of mergers and acquisitions included: (1) “Nationwide,” (2) “Western United States,” and (3) “High-Performing Banks”.

“Nationwide” transactions included 24 transactions where:

•	the selling company was a bank or thrift headquartered in the United States;

•	the transaction was announced between January 1, 2019 and September 27, 2019;

•	the selling company’s total assets were between $400 million and $3.5 billion;

•	the acquiror’s common stock was listed in the NASDAQ or NYSE exchanges;

•	the transaction had a stock component to the merger consideration;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“Western U.S.” transactions included 15 transactions where:

•	the selling company was a bank or thrift headquartered in the Arizona, California, Colorado, Idaho, Montana, New Mexico, Nevada, Oregon, Utah, Washington and Wyoming;

•	the transaction was announced between January 1, 2018 and September 27, 2019;

•	the selling company’s total assets were between $300 million and $2.0 billion;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

“High-Performing Banks” included 18 transactions where:

•	the selling company was a bank or thrift headquartered in the United States;

•	the transaction was announced between January 1, 2018 and September 27, 2019;

•	the selling company’s total assets were between $400 million and $1.0 billion;

•	the selling company had a return on average assets greater than 1.00% for the last twelve months;

•	the transaction’s pricing information was publicly available; and

•	the transaction was not a merger of equals

The following tables set forth the transactions included in “Nationwide,” “Western United States,” and “High-Performing Banks” and are sorted by announcement date:

Nationwide

Announcement Date	Acquirer	Target
9/24/2019*	Sandy Spring Bancorp, Inc.	Revere Bank

9/19/2019*	First Financial Bankshares, Inc.	TB&T Bancshares, Inc.

9/11/2019*	First Community Bankshares, Inc.	Highlands Bankshares, Inc.

9/09/2019*	First Defiance Financial Corp.	United Community Financial Corp.

8/28/2019*	First Midwest Bancorp, Inc.	Bankmanagers Corp.

8/16/2019*	ConnectOne Bancorp, Inc.	Bancorp of New Jersey, Inc.

8/09/2019*	OceanFirst Financial Corp.	Two River Bancorp

8/09/2019*	OceanFirst Financial Corp.	Country Bank Holding Company, Inc.

7/31/2019*	Simmons First National Corporation	Landrum Company

7/25/2019*	Wintrust Financial Corporation	SBC, Incorporated

7/24/2019*	Banner Corporation	AltaPacific Bancorp

7/24/2019*	Investors Bancorp, Inc.	Gold Coast Bancorp, Inc.

7/23/2019*	WesBanco, Inc.	Old Line Bancshares, Inc.

7/22/2019*	First Bancshares, Inc.	First Florida Bancorp, Inc.

7/15/2019*	Carolina Financial Corporation	Carolina Trust BancShares, Inc.

7/02/2019*	ACNB Corporation	Frederick County Bancorp, Inc.

6/27/2019*	Nicolet Bankshares, Inc.	Choice Bancorp, Inc.

6/05/2019*	S&T Bancorp, Inc.	DNB Financial Corporation

5/16/2019*	Heritage Commerce Corp	Presidio Bank

4/03/2019	Glacier Bancorp, Inc.	Heritage Bancorp

3/05/2019	BancorpSouth Bank	Summit Financial Enterprises, Inc.

2/21/2019	German American Bancorp, Inc.	Citizens First Corporation

1/16/2019	Heartland Financial USA, Inc.	Blue Valley Ban Corp.

1/07/2019	First Financial Corporation	HopFed Bancorp, Inc.

*	Indicates the transaction was pending as of September 27, 2019

Western United States

Announcement Date	Acquirer	Target
7/24/2019*	Banner Corporation	AltaPacific Bancorp

5/28/2019*	Santa Cruz County Bank	Lighthouse Bank

5/16/2019*	Heritage Commerce Corp	Presidio Bank

4/03/2019	Glacier Bancorp, Inc.	Heritage Bancorp

1/16/2019	Glacier Bancorp, Inc.	FNB Bancorp

12/10/2018	BayCom Corp	Uniti Financial Corporation

11/01/2018	Enterprise Financial Services Corp	Trinity Capital Corporation

10/11/2018	First Interstate BancSystem, Inc.	Idaho Independent Bank

7/25/2018	Banner Corporation	Skagit Bancorp, Inc.

7/17/2018	FS Bancorp, Inc.	Anchor Bancorp

4/25/2018	First Interstate BancSystem, Inc.	Northwest Bancorporation, Inc.

3/08/2018	Heritage Financial Corporation	Premier Commercial Bancorp

2/26/2018	First Choice Bancorp	Pacific Commerce Bancorp

2/12/2018	Mechanics Bank	Learner Financial Corporation

1/11/2018	Heritage Commerce Corp	United American Bank

*	Indicates the transaction was pending as of September 27, 2019

High-Performing Banks

Announcement Date	Acquirer	Target
9/19/2019*	First Financial Bankshares, Inc.	TB&T Bancshares, Inc.

8/28/2019*	First Midwest Bancorp, Inc.	Bankmanagers Corp.

7/25/2019*	Wintrust Financial Corporation	SBC, Incorporated

7/25/2019*	South Plains Financial, Inc.	West Texas State Bank

7/24/2019*	Banner Corporation	AltaPacific Bancorp

7/22/2019*	First Bancshares, Inc.	First Florida Bancorp, Inc.

5/16/2019*	Heritage Commerce Corp	Presidio Bank

4/24/2019	BancFirst Corporation	Pegasus Bank

4/03/2019	Glacier Bancorp, Inc.	Heritage Bancorp

3/05/2019	BancorpSouth Bank	Summit Financial Enterprises, Inc.

2/21/2019	German American Bancorp, Inc.	Citizens First Corporation

11/27/2018	Spirit of Texas Bancshares, Inc.	First Beeville Financial Corporation

11/16/2018	First Citizens BancShares, Inc.	Biscayne Bancshares, Inc.

10/25/2018	OceanFirst Financial Corp.	Capital Bank of New Jersey

6/11/2018	CapStar Financial Holdings, Inc.	Athens Bancshares Corporation

4/24/2018	National Commerce Corporation	Landmark Bancshares, Inc.

4/18/2018	BancorpSouth Bank	Icon Capital Corporation

4/18/2018	QCR Holdings, Inc.	Springfield Bancshares, Inc.

*	Indicates the transaction was pending as of September 27, 2019

For each transaction referred to above, Davidson compared, among other things, the following implied ratios:

•

transaction price compared to tangible book value on a per share and aggregate basis, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•

transaction price compared to earnings per share for the last twelve months, based on the latest publicly available financial statements of the target company prior to the announcement of the transaction;

•	transaction price per share compared to the closing stock price of the target company for the day prior to the announcement of the transaction; and

•	tangible book premium to core deposits based on the latest publicly available financial statements of the target company prior to the announcement of the transaction.

Davidson compared the multiples of the comparable transaction groups and other operating financial data where relevant to the proposed merger multiples and other operating financial data of SBC as of or for the 3-month period ended June 30, 2019. The table below sets forth the results of this analysis.

Financial Condition and Performance
		Nationwide				Western United States				High-Performing Banks
	SBC	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum	Median	Average	Minimum	Maximum
Total Assets (in millions)	$679	$756	$1,081	$435	$3,290	$536	$621	$314	$1,254	$579	$618	$412	$990
Return on Average Assets (Last Twelve Months)	1.25%	1.16%	1.11%	0.34%	2.37%	0.98%	1.13%	0.42%	2.37%	1.26%	1.34%	1.00%	2.37%
Return on Average Equity (Last Twelve Months)	13.07%	10.44%	10.67%	4.41%	19.75%	8.63%	10.17%	3.63%	19.75%	12.85%	13.18%	9.01%	19.75%
Tangible Common Equity Ratio	9.47%	9.84%	9.85%	6.88%	12.45%	10.36%	10.66%	6.96%	14.36%	9.97%	9.91%	6.75%	12.38%
Efficiency Ratio (Last Twelve Months)	60.7%	62.6%	61.3%	36.2%	84.1%	65.4%	63.4%	36.2%	79.6%	55.9%	56.3%	36.2%	68.7%

Transaction Multiples
			Nationwide								Western United States								High-Performing Banks
	SBC		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum		Median		Average		Minimum		Maximum
Transaction Price / Tangible Book Value (Per Share)	212.1%		171.2%		175.5%		122.0%		283.4%		199.9%		195.5%		113.6%		250.9%		182.0%		196.3%		147.9%		283.4%
Transaction Price / Tangible Book Value (Aggregate)	212.7%		171.9%		177.8%		122.5%		283.4%		210.5%		199.8%		113.6%		266.7%		182.0%		196.9%		148.5%		283.4%
Transaction Price / Last Twelve Months EPS	15.6	x	15.3	x	17.0	x	12.3	x	27.3	x	17.1	x	19.3	x	12.7	x	28.8	x	15.2	x	15.7	x	11.2	x	22.8	x
One-Day Market Premium (1)	25.8%		22.5%		26.5%		1.8%		53.7%		17.7%		21.0%		3.5%		56.6%		19.3%		18.6%		3.5%		29.0%
Tangible Book Premium / Core Deposits (2)	14.2%		9.5%		11.2%		4.6%		26.1%		13.9%		13.3%		3.6%		20.8%		12.5%		13.2%		6.8%		26.1%
(1)	Based on SBC’s Closing Price as of 9/27/2019 of $13.25
(2)

Core deposits exclude time deposits with account balances greater than $100,000. Tangible book premium / core deposits calculated by dividing the excess or deficit of the merger consideration over tangible book value by core deposits

Net Present Value Analysis for SBC

Davidson performed an analysis that estimated the net present value per share of SBC common stock under various circumstances. The analysis assumed: (i) SBC performed in accordance with SBC management’s financial projections for the years ending December 31, 2019, and December 31, 2020; and (ii) an estimated long-term growth rate for the years thereafter through December 31, 2024, as provided by and discussed with SBC management. To approximate the terminal value of SBC common stock at December 31, 2024, Davidson applied price to earnings multiples of 11.0x to 18.0x and multiples of tangible book value ranging from 150.0% to 255.0%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11.00% to 17.00% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of SBC’s common stock. In evaluating the discount rate, Davidson used industry standard methods of adding the current risk-free rate, which is based on the 20-year Treasury yield, plus the published Duff & Phelps Industry Equity Risk Premium and plus the published Duff & Phelps Size Premium.

At the September 30, 2019 SBC Board meeting, Davidson noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

As illustrated in the following tables, the analysis indicates a range of values per share of SBC common stock of $8.86 to $18.19 when applying the price to earnings multiples to the financial projections and $9.90 to $21.21 when applying the multiples of tangible book value to the financial projections.

Earnings Per Share Multiples

	Earnings Per Share Multiple
Discount Rate	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.00%	$11.66	$12.59	$13.52	$14.46	$15.39	$16.33	$17.26	$18.19
12.00%	$11.12	$12.01	$12.90	$13.79	$14.68	$15.57	$16.46	$17.34
13.00%	$10.62	$11.46	$12.31	$13.16	$14.00	$14.85	$15.70	$16.54
14.00%	$10.14	$10.95	$11.75	$12.56	$13.37	$14.17	$14.98	$15.79
15.00%	$9.69	$10.46	$11.23	$12.00	$12.76	$13.53	$14.30	$15.07
16.00%	$9.26	$10.00	$10.73	$11.46	$12.20	$12.93	$13.66	$14.39
17.00%	$8.86	$9.56	$10.26	$10.96	$11.66	$12.36	$13.05	$13.75

Tangible Book Value Multiples

	Tangible Book Value Per Share Multiple
Discount Rate	150.0%	165.0%	180.0%	195.0%	210.0%	225.0%	240.0%	255.0%
11.00%	$13.05	$14.21	$15.38	$16.54	$17.71	$18.88	$20.04	$21.21
12.00%	$12.44	$13.55	$14.66	$15.78	$16.89	$18.00	$19.11	$20.22
13.00%	$11.88	$12.93	$13.99	$15.05	$16.11	$17.16	$18.22	$19.28
14.00%	$11.34	$12.35	$13.36	$14.36	$15.37	$16.38	$17.38	$18.39
15.00%	$10.83	$11.79	$12.75	$13.71	$14.67	$15.63	$16.59	$17.55
16.00%	$10.36	$11.27	$12.19	$13.10	$14.02	$14.93	$15.85	$16.76
17.00%	$9.90	$10.77	$11.65	$12.52	$13.39	$14.27	$15.14	$16.01

Davidson also considered and discussed with the SBC Board how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Davidson performed a similar analysis assuming SBC estimated earnings per share in 2024 varied from 20.00% above projections to 20.00% below projections. As illustrated in the following table, the analysis indicates a range of values per share of SBC common stock of $8.37 to $18.69 when using the price to earnings multiples of 11.0x to 18.0x and a discount rate of 14.00%.

Variance to	Earnings Per Share Multiple
2024 EPS	11.0x	12.0x	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
20.00%	$11.92	$12.88	$13.85	$14.82	$15.79	$16.75	$17.72	$18.69
15.00%	$11.47	$12.40	$13.33	$14.25	$15.18	$16.11	$17.04	$17.96
10.00%	$11.03	$11.92	$12.80	$13.69	$14.58	$15.46	$16.35	$17.24
5.00%	$10.58	$11.43	$12.28	$13.12	$13.97	$14.82	$15.67	$16.51
0.00%	$10.14	$10.95	$11.75	$12.56	$13.37	$14.17	$14.98	$15.79
-5.00%	$9.70	$10.46	$11.23	$12.00	$12.76	$13.53	$14.29	$15.06
-10.00%	$9.25	$9.98	$10.71	$11.43	$12.16	$12.88	$13.61	$14.33
-15.00%	$8.81	$9.50	$10.18	$10.87	$11.55	$12.24	$12.92	$13.61
-20.00%	$8.37	$9.01	$9.66	$10.30	$10.95	$11.59	$12.24	$12.88

Financial Impact Analysis

Davidson performed pro forma merger analyses that combined projected income statement and balance sheet information of SBC and Glacier. Assumptions regarding the accounting treatment, acquisition adjustments and cost savings were used to calculate the financial impact that the merger would have on certain projected financial results of Glacier. In the course of this analysis, Davidson used the average Street EPS estimates for Glacier for the years ending December 31, 2019 and December 31, 2020 as discussed with and confirmed by Glacier and SBC management. In addition, Davidson used SBC management’s projections for SBC for the years ending December 31, 2019 and December 31, 2020, and an estimated long-term growth rate for the years thereafter through December 31, 2024, as provided by and discussed with SBC management. This analysis indicated that the merger is expected to be accretive to Glacier’s estimated earnings per share beginning in 2020, after excluding non-recurring transaction-related expenses. The analysis also indicated that the merger is expected to be dilutive to tangible book value per share for Glacier and that Glacier would maintain capital ratios in excess of those required for Glacier to be considered well-capitalized under existing regulations. For all of the above analyses, the actual results achieved by Glacier and SBC prior to and following the merger will vary from the projected results, and the variations may be material.

Davidson prepared its analyses for purposes of providing its opinion to the SBC Board as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of SBC’s common stock in the proposed merger and to assist SBC’s board of directors in analyzing the proposed merger. The analyses do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by these analyses. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties and their respective advisors, none of SBC, GBCI or Davidson or any other person assumes responsibility if future results are materially different from those forecasted.

Davidson’s opinion was one of many factors considered by the SBC Board in its evaluation of the merger and should not be viewed as determinative of the views of the SBC Board or management with respect to the merger or the merger consideration.

Davidson and its affiliates, as part of their investment banking business, are continually engaged in performing financial analyses with respect to businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and other transactions. Davidson acted as financial advisor to SBC in connection with, and participated in certain of the negotiations leading to the merger. Davidson is a full service securities firm engaged, either directly or through its affiliates, in securities trading, investment management, financial planning and benefits counseling, financing and brokerage activities for both companies and individuals. In the ordinary course of these activities, Davidson and its affiliates may provide such services to SBC, Glacier and their respective affiliates, may actively trade the debt and equity securities (or related derivative securities) of SBC and Glacier for their own account and for the accounts of their customers and may at any time hold long and short positions of such securities. SBC selected Davidson as its financial advisor because it is a recognized investment banking firm that has substantial experience in transactions similar to the merger. Pursuant to a letter agreement executed on May 2, 2019, SBC engaged Davidson as its financial advisor in connection with the contemplated transaction. Pursuant to the terms of the engagement letter, SBC agreed to pay Davidson a cash fee of $150,000 concurrently with the rendering of its opinion. SBC will pay to Davidson at the time of closing of the merger a contingent cash fee equal to 1.125% of the aggregate consideration. SBC has also agreed to reimburse Davidson for all reasonable out-of-pocket expenses, including fees of counsel, and to indemnify Davidson and certain related persons against specified liabilities, including liabilities under the federal securities laws, relating to or arising out of its engagement.

During the two years preceding the date of Davidson’s opinion, neither Davidson nor its affiliates had any other material financial advisory or other material commercial or investment banking relationships with SBC.

During the two years preceding the date of Davidson’s opinion, Davidson has provided investment banking and other financial services to Glacier for which Davidson has received customary compensation. Such services during such period have included representing Glacier on M&A transactions. During the two years preceding the date of Davidson’s opinion, Davidson has also provided investment banking and other financial services to Heritage Bancorp, and Columbine Capital Corporation, in their respective acquisitions by Glacier, for which Davidson has received customary compensation.

THE MERGER

The following is a brief description of the material aspects of the merger. There are other aspects of the merger that are not discussed below but that are contained in the merger agreement. You are being asked to approve the merger in accordance with the terms of the merger agreement, and you are urged to read the merger agreement carefully. The following summary is qualified in its entirety by reference to the complete text of the merger agreement, which is incorporated by reference into this proxy statement/prospectus and is attached to this proxy statement/prospectus as Appendix A.

Basic Terms of the Merger

The merger agreement provides for the merger of SBC with and into Glacier and, immediately thereafter, the merger of the Bank with and into Glacier Bank, Glacier’s wholly-owned subsidiary.

In the merger, SBC shareholders will receive a combination of Glacier common stock and cash for their SBC common stock, as described below. See “– Merger Consideration.”

While Glacier and SBC believe that they will receive the necessary regulatory approvals for the merger, there can be no assurance that such approvals will be received or, if received, as to the timing of such approvals or as to the ability to obtain such approvals on satisfactory terms. See “ — Conditions to the Merger” and “– Regulatory Requirements.”

Merger Consideration

As of the effective date of the merger, each share of SBC common stock (including each share of unvested restricted stock) will be converted into the right to receive a “unit” comprised of Glacier common stock and cash, as follows:

Stock Portion of Merger Consideration

0.3706 Glacier shares, subject to adjustment as follows: If the average closing price of Glacier common stock calculated in accordance with the merger agreement exceeds $47.31, Glacier may elect to terminate the merger agreement unless SBC elects to accept a decrease in the number of shares to be issued on a per-share basis; in such event, the per-share stock consideration will be the number of Glacier shares equal to the quotient obtained by dividing (a) the quotient obtained by dividing (i) the result of (A) the number of shares of SBC stock outstanding at the effective time of the merger, multiplied by (B) 0.3706, further multiplied by (C) $47.31, by (ii) the Glacier average closing price, and (b) the number of shares of SBC stock outstanding at the effective time of the merger, in order to avoid termination of the merger agreement.

Conversely, if the average closing price of Glacier stock (i) is less than $34.97 and the price of Glacier common stock has underperformed the KBW Regional Banking Index by more than 15 percentage points or (ii) is less than $32.91, SBC may terminate the merger agreement, unless Glacier elects to increase on a per-share basis the number of shares of Glacier common stock, or in Glacier’s discretion, an amount of cash, as follows, in order to avoid termination of the merger agreement:

•

If the termination is because the Glacier average closing price is less than $34.97 and the price of Glacier common stock has underperformed the KBW Regional Bank Index by more than 15 percentage points, Glacier may elect to adjust the per-share stock consideration (or in Glacier’s discretion the per-share cash consideration, or a combination thereof) such that the total value of Glacier common stock to be issued in the merger, plus any additional cash consideration, is equal to the result of (i) the number of shares of SBC stock outstanding at the effective time of the merger, multiplied by (ii) 0.3706, multiplied by (iii) $34.97.

•

If the termination is because the Glacier average closing price is less than $32.91, Glacier may elect to adjust the per-share stock consideration (or in Glacier’s discretion the per share cash consideration) such that the total value of Glacier common stock to be issued in the merger, plus any additional cash consideration, is equal to the result of (i) the number of shares of SBC stock outstanding at the effective time of the merger, multiplied by (ii) 0.3706, multiplied by (iii) $32.91.

Cash Portion of Merger Consideration

$1.69 in cash, subject to adjustment as follows: If the “SBC Closing Capital” as determined in accordance with the merger agreement is less than the minimum required, which is $63,611,000, subject to adjustment as provided in the merger agreement, the cash portion of each unit will be reduced on a pro rata basis based on the amount of such deficiency.

If the SBC Closing Capital is in excess of $63,611,000, subject to adjustment as provided in the merger agreement, SBC may, prior to the merger, declare and pay a special dividend to its shareholders in the aggregate amount of such excess.

“SBC Closing Capital” is defined in the merger agreement and is equal to an amount, estimated as of the closing of the merger, of SBC’s capital stock, surplus and retained earnings determined in accordance with generally accepted accounting principles (“GAAP”) on a consolidated basis, net of goodwill and other intangible assets, calculated in the same manner in which SBC’s consolidated tangible equity capital at December 31, 2018 and June 30, 2019 was calculated, after giving effect to adjustments, calculated in accordance with GAAP, for accumulated other comprehensive income or loss as reported on SBC’s balance sheet.

The SBC Closing Capital may be adjusted based on the estimated final amount of transaction-related expenses to be incurred by SBC, as determined and agreed upon between SBC and Glacier in accordance with the merger agreement. To the extent that such final transaction-related expenses do not equal $5,487,323, the amount of such difference, on an after-tax basis, will be reflected as a pro-forma adjustment to the SBC Closing Capital, reducing or increasing, as the case may be, the SBC Closing Capital.

Assuming for purposes of illustration only that (i) there is no reduction of the cash portion of the merger consideration, and (ii) the average closing price of Glacier common stock immediately prior to the closing of the merger is $[      ] (which was the closing price of Glacier common stock on [      ], 2019), SBC shareholders would receive consideration with a value equal to $[      ], consisting of $1.69 in cash and 0.3706 shares of Glacier common stock (valued at $[      ]) for each share of SBC common stock.

Fractional Shares

No fractional shares of Glacier common stock will be issued to any holder of SBC common stock in the merger. For each fractional share that would otherwise be issued, Glacier will pay cash in an amount equal to the fraction multiplied by the Glacier average closing price calculated as provided in the merger agreement. No interest will be paid or accrued on cash payable in lieu of fractional shares of Glacier common stock.

Effective Date of the Merger

Subject to the satisfaction or waiver of conditions to the obligations of the parties to complete the merger as set forth in the merger agreement, the effective date of the merger will be the date the merger becomes effective under the Montana Business Corporation Act and the Arizona Revised Statutes. Subject to the foregoing and the possible adjustment of the closing date as discussed under “— Closing Date” below, it is currently anticipated that the merger will be consummated during the fourth quarter of 2019.

Letter of Transmittal

Within five business days following the effective date of the merger, Glacier’s exchange agent will send a letter of transmittal to each holder of record of SBC common stock. This mailing will contain instructions on how to surrender SBC common stock certificates or other evidence of ownership in exchange for the merger consideration that the holder is entitled to receive under the merger agreement.

With the exception of any proposed dissenting shares, each SBC stock certificate will, from and after the effective date of the merger, be deemed to represent and evidence only the right to receive the merger consideration payable with respect to such certificate. SBC shareholders must provide properly completed and executed letters of transmittal in order to effect the exchange of their shares of SBC common stock for (i) evidence of issuance in book entry form, or upon the written request of the holder, stock certificates, representing Glacier common stock, (ii) a check, or, at the election of the SBC shareholder, a wire transfer (but only of the amount of cash included in that shareholder’s merger consideration exceeds $100,000) in the amount of the cash portion of the merger consideration, and/or (iii) a check representing the amount of cash in lieu of fractional shares, if any.

Lost, Stolen or Destroyed Certificates

If a certificate for SBC common stock has been lost, stolen or destroyed, the exchange agent will be authorized to issue or pay the holder’s merger consideration, if the holder provides Glacier with (i) satisfactory evidence that the holder owns the SBC common stock and that the certificate is lost, stolen or destroyed, (ii) any affidavit or security Glacier may require (including any bond that may be required by the exchange agent in accordance with its policies), and (iii) any reasonable additional assurances that Glacier or Glacier’s exchange agent may require, which may include indemnification of Glacier if the lost, stolen or destroyed certificates are subsequently presented.

Voting Agreements

SBC’s directors and executive officers (in their individual capacities as SBC shareholders) and certain significant shareholders have entered into voting agreements, dated as of September 30, 2019. In the voting agreements, each person agrees, among other things, to vote the shares of SBC common stock that he or she is entitled to vote and that he or she owns or controls in favor of the merger agreement. As of the record date, the persons who have entered into voting agreements are entitled to vote a total of [                    ] shares of SBC common stock, representing approximately [      ]% of all outstanding shares of SBC common stock. The voting agreements also provide that the SBC shares covered by such agreement will be voted in favor of any proposal to adjourn the special meeting if there are not sufficient votes to approve the merger agreement. Any such vote to adjourn, if necessary, would occur at the special meeting.

Dissenters’ Rights

Under the Arizona Business Corporation Act (“ABCA”), SBC shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their shares of SBC common stock.

SBC shareholders electing to exercise dissenters’ rights must comply with the provisions of applicable Arizona laws in order to perfect their rights. The following is intended only as a brief summary of the material provisions of the procedures that an SBC shareholder must follow in order to dissent from the merger and perfect dissenters’ rights. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the Arizona dissenters’ rights laws, the full text of which is set forth in Appendix B to this document.

A shareholder who wishes to exercise dissenters’ rights must:

•	deliver to SBC before the special meeting written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the merger is completed, and

•	not vote in favor of the merger.

A shareholder wishing to deliver a notice asserting dissenters’ rights should hand deliver or mail the notice to the following address:

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

ATTN: Karen Gibbs, Corporate Secretary

A shareholder who wishes to exercise dissenters’ rights generally must dissent with respect to all of the shares the shareholder owns or over which the shareholder has the power to direct the vote. However, if a record shareholder is a nominee for several beneficial shareholders, some of whom wish to dissent and some of whom do not, then the record holder may dissent with respect to all the shares beneficially owned by any one person by notifying SBC in writing of the name and address of each person on whose behalf the record owner asserts dissenters’ rights. A beneficial shareholder may assert dissenters’ rights directly by submitting to SBC the record shareholder’s written consent and by dissenting with respect to all the shares of which the shareholder is the beneficial shareholder or over which the shareholder has the power to direct the vote.

A shareholder who does not, prior to the special shareholders meeting, deliver to SBC a written notice of the shareholder’s intent to demand payment for the shares will lose the right to exercise dissenters’ rights. In addition, any shareholder electing to exercise dissenters’ rights must either vote against the merger or abstain from voting.

If the merger is completed, Glacier (as the surviving corporation) will, within 10 days after the effective date of the merger, deliver a written notice to all SBC shareholders who properly gave notice of their intent to exercise dissenters’ rights. The notice will, among other things:

•	state where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

•	inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

•

supply a form for demanding payment that includes the date of the first announcement of the terms of the merger and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

•	set a date by which Glacier must receive the payment demand, which date must be at least 30 but not more than 60 days after the date the notice is delivered;

•	state Glacier’s estimate of the “fair value” for the shares and include specified financial and other information related to the estimate; and

•	be accompanied by a copy of the dissenters’ rights provisions of the ABCA, Sections 10-1320 through 10-1331.

A shareholder sent a notice as described above must demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date the terms of the merger were first announced as set forth in the notice, and deposit the shareholder’s certificates in accordance with the terms of the notice. A shareholder who demands payment and deposits the shareholder’s certificates retains all other rights of a shareholder until these rights are canceled or modified.

A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the notice, is not entitled to payment for the shareholders shares.

The ABCA provides that Glacier (as the surviving corporation) must pay any dissenter who has complied with the requirements summarized above the “fair value” of the shareholder’s shares plus interest from the effective date of the merger. With respect to a dissenter who did not beneficially own shares of SBC prior to the public announcement of the merger, Glacier is not required to make the payment until the dissenter has agreed to accept the payment in full satisfaction of the dissenter’s demands. “Fair value” means the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion is inequitable. The “fair value” may be less than, equal to, or greater than the value of the consideration that an SBC shareholder would be entitled to receive under the merger agreement. Investment banker opinions as to the fairness, from a financial point of view, of the consideration payable in a transaction such as the merger are not opinions as to, and do not address, “fair value” under the ABCA.

Within 30 days of Glacier’s payment (or offer of payment in the case of shares acquired after public announcement of the merger) to a dissenting shareholder, a dissenter dissatisfied with Glacier’s estimate of the fair value may notify Glacier of the dissenter’s own estimate of the fair value and demand payment of that amount. If Glacier does not accept the dissenter’s estimate and the parties do not otherwise settle on a fair value, then Glacier must, within 60 days of receiving the estimate and demand, petition a court to determine fair value.

In view of the complexity of the Arizona statutes governing dissenters’ rights, SBC shareholders who wish to dissent from the merger and pursue dissenter’s rights should consult their legal advisors.

The failure of an SBC shareholder to comply strictly with the Arizona statutory requirements will result in a loss of dissenters’ rights. A copy of the relevant statutory provisions is attached as Appendix B. You should refer to Appendix B for a complete statement concerning dissenters’ rights and the foregoing summary of such rights is qualified in its entirety by reference to Appendix B.

Conditions to the Merger

Consummation of the merger is subject to various conditions. No assurance can be provided as to whether these conditions will be satisfied or waived by the appropriate party. Accordingly, there can be no assurance that the merger will be completed.

Certain customary conditions must be satisfied, or specified events must occur, before the parties will be obligated to complete the merger. Each party’s obligations under the merger agreement are conditioned on satisfaction by the other party of conditions applicable to them.

Additionally, either Glacier or SBC may terminate the merger if certain conditions applicable to the other party are not satisfied or waived. Those conditions are discussed below under “–Termination of the Merger Agreement.”

Either Glacier or SBC may waive any conditions applicable to its obligations, except those that are required by law (such as receipt of regulatory approvals and SBC shareholder approval). Either Glacier or SBC may also grant extended time to the other party to complete an obligation or condition.

Covenants

The merger agreement contains numerous agreements between the parties regarding the handling of various matters before the merger. These agreements include:

•

for SBC, a general obligation to conduct business in the ordinary course, consistent with past practice in compliance with applicable laws and to generally maintain and preserve intact its, properties, business, management and compensation structure;

•

actions that SBC must refrain from taking, and certain actions that the SBC must take, during the period between the date of the merger agreement and the closing with regard to a number of matters outside the ordinary course of business;

•	agreements by both parties to cooperate in the preparation and submission of proxy materials, regulatory applications and for Glacier to make certain filings and notices;

•

agreement by SBC to convene a shareholders’ meeting and submit the merger agreement for consideration at such meeting and, subject to certain limitations (described below under “No-Shop”/Board Recommendation Provisions), solicit approval of the merger agreement from its shareholders and recommend that shareholders approve the merger agreement;

•

agreements by the parties that they will provide notice to each other of certain events, including notice by either party of the occurrence of any event that could be expected to have a material adverse effect; and

•

agreements by the parties to use commercially reasonably efforts to permit the consummation of the merger to occur not later than April 30, 2020 (subject to any delays resulting from SEC review or bank regulatory processing).

“No-Shop”/Board Recommendation Provisions

The merger agreement provides that, as of the signing of the merger agreement, SBC and the Bank must cease any existing activities, discussions or negotiations with any parties with respect to a third-party acquisition proposal and, except as otherwise permitted under the merger agreement, SBC and the Bank may not, and must direct and use their best efforts to cause their directors, officers, employees, agents and representatives not to:

•	initiate, solicit or encourage or take any other action to facilitate inquiries or proposals regarding, or the making of any proposal or offer with respect to, a third-party acquisition;

•	engage in any negotiations or discussions with any person concerning a third-party acquisition;

•	provide any confidential information to any person in connection with any third-party acquisition; or

•	otherwise facilitate any effort or attempt to make or implement a third-party acquisition.

Notwithstanding the immediately preceding provision, before SBCs shareholders approve the merger, if SBC receives a written unsolicited acquisition proposal and its board of directors determines in good faith that (a) the proposal constitutes or is reasonably likely to result in a superior proposal and (b) the board’s fiduciary duties require SBC to engage in negotiations with, provide confidential information to, or have any discussions with, a person in connection with such proposal, then SBC may do so to the extent the board determines that failure to take such actions would result in a breach of the directors’ fiduciary duties under applicable law. In such event, prior to providing any confidential information, SBC must enter into a confidentiality agreement with the person on terms at least as favorable to SBC as its confidentiality agreement with Glacier. SBC must notify Glacier of any unsolicited acquisition proposal it receives.

The merger agreement provides that the SBC board of directors will recommend approval of the merger agreement to SBC’s shareholders, and will not withdraw, modify or qualify its recommendation unless SBC receives a superior proposal and the SBC board of directors determines, in good faith and after consultation with its legal counsel, it determines that it would be inconsistent with its fiduciary duties not to withdraw, modify or qualify its recommendation.

Representations and Warranties

SBC and Glacier have made certain customary representations and warranties to each other in the merger agreement relating to their businesses. The representations and warranties contained in the merger agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the parties, including being qualified by disclosures between the parties. These representations and warranties may have been made to allocate risk between the parties to the merger agreement instead of establishing these matters as facts, and may be subject to standards of materiality that differ from the standard of materiality that an investor may apply when reviewing statements of factual information.

Amendment of the Merger Agreement

The merger agreement may be amended upon authorization of the boards of directors of the parties, whether before or after the special meeting of the shareholders of SBC. To the extent permitted under applicable law, the parties may make any amendment or supplement without further approval of SBC shareholders. However, after SBC shareholder approval, any amendment that would change the form or reduce the amount of consideration that SBC shareholders will receive in the merger would require further approval from SBC shareholders.

Termination of the Merger Agreement

The merger agreement contains several provisions entitling either Glacier or SBC to terminate the merger agreement under certain circumstances. The following briefly describes these provisions:

Lapse of Time. If the merger has not been consummated on or before April 30, 2020, then at any time after that date, either Glacier or SBC may terminate the merger agreement and the merger if (i) the terminating party’s board of directors decides to terminate by a majority vote of all of its members, and (ii) the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination. However, if as of April 30, 2020, all required regulatory approvals have not been obtained, then the deadline for consummation of the merger will be extended to on or before July 31, 2020, if Glacier notifies SBC in writing on or prior to April 30, 2020 of its election to extend such date.

Glacier Average Closing Price Greater than $47.31. By specific action of its board of directors, Glacier may terminate the merger agreement if the Glacier average closing price (as defined in the merger agreement) is greater than $47.31. If Glacier provides written notice of its intent to terminate the merger agreement because the Glacier average closing price is greater than $47.31, SBC may elect, within three business days of its receipt of such notice, to accept a decrease in the total number of Glacier shares, calculated in the manner described above under “—Merger Consideration – Stock Portion of Merger Consideration.”

If SBC makes the election to accept such decrease in the number of Glacier shares to be issued, no termination of the merger agreement will occur, and the merger agreement will remain in effect in accordance with its terms, except that the total number of Glacier shares to be issued in the merger would decrease. As a result, the amount of Glacier common stock exchanged for each share of SBC common stock would decrease. In prior merger transactions with similar adjustment rights, Glacier has exercised its right to terminate the merger agreement, and the seller in such prior merger transactions elected to accept a decrease in the number of Glacier shares issued in the merger.

Glacier Average Closing Price Less than Specified Amounts. SBC may provide written notice to Glacier of its intent to terminate the merger agreement because the Glacier average closing price is (a) (i) less than $34.97 and (ii) the price of Glacier common stock, during a period defined in the merger agreement, underperformed the KBW Regional Banking Index by more than 15 percentage points, or (b) less than $32.91.

If SBC has provided notice of its intent to terminate the merger agreement because either of the foregoing events has occurred, Glacier may elect, within three business days of its receipt of such notice, to increase the number of Glacier shares to be issued in the merger, or in Glacier’s sole discretion, pay additional cash consideration, or a combination of additional Glacier shares and cash, calculated in the manner described above under “—Merger Consideration – Stock Portion of Merger Consideration.”

If Glacier elects to increase the total number of shares issuable in the merger or pay cash consideration (or a combination of additional shares and cash), no termination of the merger agreement will occur, and the merger agreement will remain in effect in accordance with its terms, except as the consideration has been adjusted.

Mutual Consent. The parties may terminate the merger agreement at any time before closing, whether before or after approval by SBC shareholders, by mutual consent if the board of directors of each party agrees to terminate by a majority vote of all of its members.

No Regulatory Approvals. Either party may terminate the merger agreement if the regulatory approvals required to be obtained are denied, or if any such approval is conditioned on a substantial deviation from the transactions contemplated by the merger agreement, subject to certain rights granted in the merger agreement to appeal the denial of such regulatory approval.

Breach of Representation or Covenant. Either party may terminate the merger agreement (so long as the terminating party is not then in material breach of any of its representations, warranties, covenants or agreements in the merger agreement) if there has been a material breach of any of the representations, warranties, covenants or agreements set forth in the merger agreement by the other party, which is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the closing of the merger.

Failure to Recommend or Obtain Shareholder Approval. Glacier may terminate the merger agreement if the SBC Board (i) fails to recommend to its shareholders approval of the merger, or (ii) modifies, withdraws or changes in a manner adverse to Glacier its recommendation to shareholders to approve the merger. Additionally, regardless of whether or not the SBC Board recommends approval of the merger to its shareholders, Glacier or SBC may terminate the merger agreement if SBC shareholders do not to approve the merger.

Dissenting Shares. Glacier may terminate the merger agreement if holders of 10% or more of the outstanding SBC shares have properly given notice of their intent to assert dissenters’ rights under Arizona law, provided that SBC will be provided an opportunity not to exceed 10 days from notice to reduce the percentage of proposed dissenting shares to below 10% prior to any termination.

Superior Proposal – Termination by SBC. SBC may terminate the merger agreement if its board of directors determines in good faith that SBC has received a “Superior Proposal” (as defined in the merger agreement). This right is subject to the requirement that SBC may terminate the merger agreement only if SBC (i) has not breached its covenants regarding the initiation or solicitation of acquisition proposals from third parties and submission of the merger agreement to SBC shareholders; (ii) promptly following the delivery of such notice of termination to Glacier, SBC enters into a definitive acquisition agreement relating to such Superior Proposal, (iii) SBC has provided Glacier with at least five days’ prior written notice (the “Notice Period”) that the SBC Board is prepared to accept a Superior Proposal and has given Glacier, if it so elects, an opportunity to amend the terms of the merger agreement during the Notice Period (and negotiated with Glacier in good faith with respect to such terms during the Notice Period) in such a manner as would enable the SBC Board to proceed with the merger and (iv) simultaneously upon entering into such definitive acquisition agreement relating to the Superior Proposal, it delivers to Glacier the break-up fee described below.

Superior Proposal – Termination by Glacier. Glacier may terminate the merger agreement if an “Acquisition Event” (as defined in the merger agreement) has occurred.

Break-Up Fee

If the merger agreement is terminated because (i) the SBC Board fails to recommend shareholder approval of the merger agreement or modifies, or withdraws or changes its recommendation in a manner adverse to Glacier; or (ii) SBC terminates the merger agreement after receiving a Superior Proposal and Glacier declines the opportunity to amend the terms of the merger agreement to enable the SBC Board to proceed with the merger; or (iii) Glacier terminates the merger agreement if an Acquisition Event has occurred, then SBC will immediately pay Glacier a break-up fee of $6,000,000.

In addition, if the merger agreement is terminated (i) by Glacier for SBC’s breach of specified covenants set forth in the merger agreement or (ii) by Glacier due to the merger agreement not being approved by the SBC shareholders, and within 18 months after any such termination, SBC or the Bank enters into an agreement for, or publicly announces its intention to engage in, an Acquisition Event, or an Acquisition Event occurs, then SBC will promptly following such entry, announcement, or occurrence pay Glacier the break-up fee of $6,000,000.

Allocation of Costs Upon Termination

If the merger agreement is terminated (except under circumstances that would require the payment of a break-up fee) Glacier and SBC will each pay their own out-of-pocket expenses incurred in connection with the transaction.

Conduct Pending the Merger

The merger agreement provides that, until the merger is effective, SBC will conduct its business only in the ordinary and usual course. In that regard, the merger agreement provides that, unless Glacier otherwise consents in writing, and except as required by applicable regulatory authorities, SBC and the Bank will refrain from engaging in specified significant activities.

Bank Management and Operations After the Merger

Immediately following the merger of SBC with and into Glacier, the Bank will be merged with and into Glacier Bank. The former branches of the Bank will be combined with Glacier Bank’s existing branches in Arizona, which will then operate as a division of Glacier and Glacier Bank (the “Division”). As described below under “Interests of SBC Directors and Executive Officers in the Merger,” Brian Riley President and Chief Executive Officer of SBC, has entered into an employment agreement with Glacier and Glacier Bank, effective upon closing of the merger, pursuant to which he will serve as President and Chief Executive Officer of the Division.

Employee Benefit Plans

The merger agreement confirms Glacier’s intent that Glacier’s and Glacier Bank’s current personnel policies will apply to any employees of SBC or the Bank who remain employed following the closing of the merger. Such employees will be eligible to participate in all of the benefit plans of Glacier that are generally available to similarly situated employees of Glacier and/or Glacier Bank. Current employees’ prior service with SBC and/or the Bank will constitute prior service with Glacier for purposes of determining eligibility and vesting under benefit plans of Glacier and Glacier Bank. Any current employees of SBC or the Bank (a) who are not entitled to severance, change in control, or other payments at or in connection with closing of the merger and are not offered a position by Glacier or retained by Glacier Bank following the closing of the merger will receive severance payments in accordance with Glacier Bank’s severance policy in effect at the closing on the basis of the number of years of prior service with SBC and the Bank, at the expense of Glacier.

Interests of SBC Directors and Executive Officers in the Merger

Certain members of the SBC and/or Bank Board and executive management may be deemed to have interests in the merger, in addition to their interests as shareholders of SBC generally. The SBC Board was aware of these factors and considered them, among other things, in approving the merger agreement.

Change in Control Agreements

SBC and the Bank previously entered into employment agreements or severance agreements with certain executive officers of SBC and the Bank that provide for benefits payable in the event of a termination of employment following a change in control of SBC. The employment agreement with Brian Riley, President and Chief Executive Officer, and the severance agreements with Peter Hill, Executive Vice President and Chief Credit Officer, Craig Wenner, Executive Vice President and Chief Financial Officer, and Randall Austin, Executive Vice President and Chief Operating Officer, provide that if the executive’s employment is terminated without Cause or by the executive with Good Reason (as such terms are defined in the respective agreements) within a specified period following a change in control, the executive would be entitled to a lump-sum severance payment. The lump-sum severance payment for Mr. Riley would be equal to the sum of (i) 36 times his monthly base salary plus (ii) the incentive compensation paid to him during the 36 months prior to his termination of employment. The lump-sum severance payment for each of Messrs. Hill, Wenner and Austin would be equal to 12 times the executive’s monthly base salary. Additionally, the Bank has previously entered on a severance agreement with Karen Gibbs, Senior Vice President and Manager of Human Resources, providing for benefits payable in the event of a termination of employment without Cause following a change in control, in the form of a severance payment equal to 12 times Ms. Gibbs’ monthly base salary, payable in normal semi-monthly payroll payments.

The payments or payment agreements described below will satisfy the rights to payments that such executive officers are entitled to receive pursuant to their respective prior employment or severance agreements.

Closing Payment Agreement

Glacier, Glacier Bank, SBC and the Bank have entered into an agreement (the “Closing Payment Agreement”) with Brian Riley, which supersedes his prior employment agreement with respect to the change in control severance benefits provided for in that agreement. The Closing Payment Agreement is effective on (and conditioned upon) the closing of the merger. The Closing Payment Agreement provides that if Mr. Riley remains employed with SBC and the Bank through the closing date of the merger, he will receive a lump-sum cash payment of up to $1,565,750 less applicable tax withholdings, which is equal to the amount of severance benefits payable pursuant to the terms of Mr. Riley’s prior employment agreement. The Closing Payment Agreement provides, however, that if such amount, together with any other payments or rights to which Mr. Riley may be entitled to receive, would constitute an “excess parachute payment” under applicable provisions of the Internal Revenue Code, payments pursuant to the Closing Payment Agreement will be reduced to the extent necessary to ensure that no portion of such payments will be subject to the excise tax imposed on excess parachute payments (this is referred to as a “Section 280G Cutback”).

Post-Closing Payment Agreements

Glacier Bank has entered into agreements (the “Post-Closing Payment Agreements”) with Messrs. Hill, Wenner and Austin and with Ms. Gibbs. The Post-Closing Agreements are effective on (and conditioned upon) the closing of the merger. As described above, each of such executives was a party to a prior severance agreement that provided for the payment of benefits in the event of a change in control of SBC or the Bank in certain circumstances. Each Post-Closing Payment Agreement provides that the executive will serve as an employee of Glacier Bank following the closing of the merger and continuing until the 30th day following the systems conversion date for the Bank’s information systems (the “Retention Date”). During such term, the executive will be paid for continuing services based on his or her annualized base salary with the Bank as of the closing date of the merger.

Effective on the Retention Date, unless the parties otherwise agree, the executive’s position will be eliminated, and provided the executive has remained continuously employed through such date, the executive will be entitled to receive a lump-sum cash payment of $215,000 to Mr. Hill; $205,000 to Mr. Wenner; $200,000 to Mr. Austin, and $130,000 to Ms. Gibbs (in the case of Ms. Gibbs, paid over 12 months corresponding to normal payroll payments), less applicable taxes and withholdings, in full satisfaction of all payment obligations under the executive’s prior severance agreements. The Post-Closing Agreements provide, however, that payments pursuant such agreements are subject to potential Section 280G Cutbacks as described above with respect to Mr. Riley’s Closing Payment Agreement.

If Glacier Bank terminates the executive’s employment before the Retention Date without Cause (as defined in the agreement), the executive’s right to receive the payments described above will be accelerated.

Employment Agreement with Glacier Bank

Glacier Bank has entered into an employment agreement with Brian Riley, currently President and Chief Executive Officer of SBC, regarding employment by Glacier Bank following the merger. Mr. Riley will serve as President and Chief Executive Officer of the Division. The employment agreement is effective on (and conditioned upon) the closing of the merger and continues until December 31, 2022. The employment agreement provides that Mr. Riley will receive an annualized base salary of $410,000, subject to possible increases in the sole discretion of Glacier Bank’s or Glacier’s board of directors.

Mr. Riley will also be eligible for a retention bonus in the aggregate amount of $170,000, of which $130,000 will be paid on December 31, 2020, and $40,000 will be paid on December 31, 2021, provided that he remains employed by Glacier Bank through each such date. In the event that Mr. Riley’s employment is terminated by Glacier Bank without Cause or Mr. Riley terminates his employment with Good Reason (as such terms are defined in the employment agreement), his entitlement to any unpaid retention bonus(es) will be accelerated and paid in a single lump sum.

The employment agreement provides that within 30 days of the closing of the merger, Glacier will grant to Mr. Riley a restricted stock unit award under Glacier’s equity compensation plan in the amount of $225,000 (“RSU Award”). If Mr. Riley’s employment terminates for any reason prior to the closing of the merger, no RSU Award will be granted. The RSU Award will vest on December 31, 2022. If Mr. Riley’s employment is terminated for any reason, except as a result of death or disability, the right to receive any unvested portion of the RSU Award will be forfeited. In the event of Mr. Riley becoming disabled or his death, unvested units of the RSU Award will vest immediately.

Mr. Riley will be eligible to participate in Glacier’s profit sharing plan, Glacier Bank’s Bank President annual cash bonus program, and Glacier’s long-term incentive program.

Mr. Riley will be also be entitled to participate in any group life insurance, disability, health and accident insurance plans, and any other employee fringe benefits that Glacier or Glacier Bank may have in effect from time to time for its similarly situated employees.

If Mr. Riley’s employment is terminated for Cause or he terminates his employment without Good Reason, Glacier Bank will pay him the salary earned and expenses reimbursable through the date of termination. If Mr. Riley’s employment is terminated without Cause or he terminates his employment for Good Reason, contingent upon his execution of a release of claims a lump sum payment equal to the amount of salary remaining to be paid during the unexpired term of the employment agreement, plus any unpaid retention bonuses as described above.

The employment agreement provides that during Mr. Riley’s employment and for the greater of the remaining term of the employment agreement or one year after termination of employment, Mr. Riley will not compete with Glacier or Glacier Bank in the financial services industry within specified counties in Arizona.

The employment agreement provides that during his employment and for a period of two years after termination of employment, Mr. Riley will not solicit, recruit or entice, or attempt to solicit, recruit or entice, any employee of Glacier or Glacier Bank to terminate his or her employment with Glacier or Glacier Bank, or any other person to terminate, cancel, rescind or revoke its business or contractual relationships with Glacier or Glacier Bank. Additionally, during his employment and for a period of two years after termination of employment. Mr. Riley will not solicit or attempt to solicit, divert or take away from Glacier or Glacier Bank any person or entity that is a current customer of Glacier or Glacier Bank and to whom Mr. Riley, directly or indirectly, provided services, contracted with, or solicited business on behalf of Glacier, Glacier Bank. SBC or the Bank within 12 months prior to the termination of Mr. Riley’s employment.

Accelerated Vesting of Restricted Stock Awards

The directors and certain executive officers of SBC have previously received restricted stock awards that vest over time. The vesting of such awards will be accelerated by virtue of the closing of the merger. The amounts of such unvested restricted stock awards that will vest upon the closing of the merger assuming a closing in 2019 are: Messrs. Anderson, Baker, Casson and Nexsen, 300 shares per person; Mr. Fain, 200 shares; and Messrs. Riley, Wenner, Austin and Hill, 1,001 shares per person. The directors and executive officers who hold restricted stock awards will receive the same consideration for their shares of restricted stock as will other shareholders of SBC.

Deferred Compensation Plan

Messrs. Riley, Hill, Wenner and Austin each participate in a deferred compensation plan sponsored by SBC (the “DCP”). Pursuant to the DCP, upon the closing of the merger, any then un-vested employee contributions credited to the DCP on behalf of the executive officers, and any earnings or appreciation with respect to such credited amounts, will automatically and fully vest. In addition, an amount equal to the aggregate balance credited to each executive’s account under the DCP will be paid to the executive in a lump sum as of the date of the closing of the merger. The aggregate account balances for the executives under the DCP as of September 30, 2019, are as follows: $69,105 for Mr. Riley; $25,537 for Mr. Hill; $36,470 for Mr.Wenner; and $35,866 for Mr. Austin.

Stock Ownership

As of the record date, SBC directors, executive officers and their spouses beneficially owned [                ] shares of SBC common stock, which does not include [          ] shares of restricted stock that will vest at the closing of the merger as described above. The directors and executive officers of SBC will receive the same consideration in the merger for their shares as will other shareholders of SBC.

Indemnification of Directors and Officers; Insurance

The merger agreement provides that Glacier will, for a period of six years following the closing of the merger, indemnify the present and former directors and officers of SBC and the Bank against liabilities or costs that may arise in the future, incurred in connection with claims or actions arising out of or pertaining to matters that existed or occurred prior to the effective date of the merger. The scope of this indemnification is to the fullest extent that such persons would have been entitled to indemnification under applicable law, SBC’s articles or the Bank’s articles or SBC’s bylaws or the Bank’s bylaws, as applicable.

The merger agreement also provides that Glacier will use commercially reasonable efforts to cause to be maintained in effect for a period of six years following the effective date of the merger, director and officer liability insurance with respect to claims arising from facts or events that occurred before the effective date of the merger. Prior to the effective date of the merger and in lieu of the foregoing, Glacier agrees to use commercially reasonable efforts to purchase, with SBC’s cooperation, a policy providing substantially such coverage and fully pay for such policy prior to the effective date of the merger.

Additional Agreements

Voting Agreements

As described above under “—Voting Agreements,” each of the directors and executive officers of SBC have entered into a voting agreement, dated as of September 30, 2019. Pursuant to the voting agreement, each signing person agrees to vote the shares of SBC common stock that he is entitled to vote and that he owns or controls in favor of the merger.

SBC Director Non-Competition Agreement

Each member of the SBC Board has entered into a non-competition agreement with Glacier, Glacier Bank, SBC and the Bank, which agreement establishes certain obligations of each director not to compete with Glacier or Glacier Bank following the merger. Except under certain limited circumstances, the non-competition agreement generally prohibits such directors from becoming involved in any depository financial institution, wealth management company, trust company or any holding thereof within specified counties in Arizona. The agreement also prohibits the solicitation of Glacier’s employees or customers. The term of the non-competition agreement commences upon the effective date of the merger and continues until the later to occur of (i) two years after the effective date of the merger, or (ii) if applicable, one year after the termination of any service by such director as a post-merger member of an advisory board for the Division.

Regulatory Requirements

Closing of the merger is subject to approval or waiver by the appropriate banking regulatory authorities, including the Federal Deposit Insurance Corporation, the Board of Governors of the Federal Reserve System, the Commissioner of the Montana Division of Banking and Financial Institutions, and the Arizona Department of Financial Institutions. The U.S. Department of Justice is able to provide input into the approval process of federal banking agencies to challenge the merger on antitrust grounds. Glacier and SBC have filed or will file all required applications and waiver requests to obtain the regulatory approvals and waivers or non-objections necessary to consummate the merger. Glacier and SBC cannot predict whether the required regulatory approvals and waivers or non-objections will be obtained, when they will be received or whether they will be subject to any conditions.

Material U.S. Federal Income Tax Consequences of the Merger

This section generally describes the anticipated material U.S. federal income tax consequences of the merger of SBC with and into Glacier, to U.S. holders (as defined below) of SBC common stock who exchange shares of SBC common stock for shares of Glacier common stock pursuant to the merger. The summary is based on the Internal Revenue Code, applicable Treasury Regulations, judicial decisions and administrative rulings and practice, all in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. The summary does not address any tax consequences of the merger under state, local or foreign laws, or any federal laws other than those pertaining to income tax.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of SBC common stock who for U.S. federal income tax purposes is:

•	an individual citizen or resident of the United States;

•	a corporation, or an entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state or political subdivision thereof;

•

a trust that (1) is subject to (A) the primary supervision of a court within the United States and (B) the control of one or more U.S. persons or (2) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person for U.S. federal income tax purposes; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

If a partnership (including for this purpose any entity treated as a partnership for U.S. federal income tax purposes) holds SBC common stock, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you are a partner of a partnership holding SBC common stock, you should consult your tax advisor about the consequences of the merger to you.

This discussion addresses only those SBC shareholders that hold their SBC common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, and does not address all the U.S. federal income tax consequences that may be relevant to particular SBC shareholders in light of their individual circumstances or to SBC shareholders that are subject to special rules, including, without limitation:

•	banks and other financial institutions;

•	pass-through entities or investors in pass-through entities;

•	persons who are subject to alternative minimum tax;

•	insurance companies;

•	tax-exempt organizations;

•	dealers or brokers in securities, commodities, or currencies;

•	traders in securities that elect to use a mark to market method of accounting;

•	persons who exercise dissenters’ rights;

•	persons who hold SBC common stock as part of a straddle, hedge, constructive sale or conversion transaction;

•	certain expatriates or persons that have a functional currency other than the United States dollar;

•	retirement plans, individual retirement accounts, or other tax deferred accounts;

•	mutual funds;

•	regulated investment companies;

•	real estate investment trusts;

•	foreign persons; and

•	shareholders who acquired their shares of SBC common stock through the exercise of an employee stock option or otherwise as compensation or through a tax-qualified retirement plan.

In addition, the discussion does not address any alternative minimum tax or any state, local or non-U.S. tax consequences of the merger.

It is a condition to the respective obligations of Glacier and SBC to complete the merger that each party will have obtained from its counsel an opinion addressed to the effect that the merger will for U.S. federal income tax purposes qualify as a “reorganization” within the meaning of Internal Revenue Code Section 368(a). The opinions will assume that the merger will be completed according to the terms of the merger agreement and that the parties will report the transaction in a manner consistent with the opinion. The opinions will rely on the facts as stated in the merger agreement, the Registration Statement on Form S-4 (of which this proxy statement/prospectus is a part) and certain other documents. The opinions will be based on facts and representations contained in representation letters provided by Glacier and SBC to be delivered at the time of closing and based on customary factual assumptions. If any such assumption is or becomes inaccurate, the U.S. federal income tax consequences of the merger could be adversely affected. The opinions will be based on statutory, regulatory and judicial authority existing as of the date of the opinion, any if which may be changed at any time with retroactive effect. An opinion of counsel represent such counsel’s best legal judgement, but the opinion is not binding on the Internal Revenue Service or the courts. Neither Glacier nor SBC has requested and neither intends to request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Consequently, no assurance can be given that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences described below or any of the tax consequences described in the opinions. Accordingly, each SBC shareholder should consult his or her tax advisor with respect to the particular tax consequences of the merger to such holder.

Tax Consequences of the Merger Generally to Holders of SBC Common Stock. If the merger of SBC with and into Glacier is a reorganization within the meaning of Section 368(a) of the Internal Revenue Code, the tax consequences of the merger to U.S. holders of SBC common stock are as follows (except with respect to any cash received instead of fractional share interests in Glacier common stock, as discussed in the section entitled “Cash Received Instead of a Fractional Share of Glacier Common Stock”):

•

SBC shareholders will exchange their SBC common stock for a combination of Glacier common stock and cash in the merger. Accordingly, holders of SBC common stock will recognize gain (but not loss) in an amount equal to the lesser of (1) the amount by which the sum of the fair market value of the Glacier common stock and cash received by the holder of SBC common stock exceeds such holder’s cost basis in its SBC common stock, and (2) the amount of cash received by such holder of SBC common stock in exchange for such holder’s SBC common stock;

•

An SBC shareholder’s aggregate tax basis in the Glacier common stock received in the merger will be equal to the shareholder’s aggregate tax basis in such shareholder’s SBC common stock surrendered, decreased by the amount of any cash received (if any) and increased by the amount of any gain recognized (if any); and

•	The holding period of Glacier common stock received in an exchange for shares of SBC common stock will include the holding period of the SBC common stock for which it is exchanged.

If a U.S. holder of SBC common stock acquired different blocks of SBC common stock at different times or at different prices, any gain or loss will be determined separately with respect to each block of SBC common stock and such holder’s basis and holding period in his, her or its shares of Glacier common stock may be determined with reference to each block of SBC common stock. Any such holders should consult their tax advisors regarding the manner in which cash and Glacier common stock received in the exchange should be allocated among different blocks of SBC common stock and with respect to identifying the bases or holding periods of the particular shares of Glacier common stock received in the merger.

Gain that a U.S. holder of SBC common stock recognizes in connection with the merger generally will constitute capital gain and will constitute long-term capital gain if such holder has held (or is treated as having held) his, her or its SBC common stock for more than one year as of the date of the merger. Long-term capital gain of non-corporate holders of SBC common stock is generally taxed at preferential rates. In addition, such gain recognized by individuals, trusts and estates may also be subject to the 3.8% Unearned Income Medicare Contribution Tax on net investment income. Holders of SBC common stock that are individuals, estates, or trusts should consult their tax advisors regarding the applicability of the 3.8% Unearned Income Medicare Contribution Tax to the disposition of their shares pursuant to the merger. In some cases, if a holder actually or constructively owns Glacier stock other than Glacier stock received pursuant to the merger, the recognized gain could be treated as having the effect of a distribution of a dividend under the tests set forth in Internal Revenue Code Section 302, in which case such gain would be treated as dividend income. A dividend from Glacier would generally be treated as a “qualified dividend” and, as such, taxed at the same rates applicable to long-term capital gains so long as the requisite holding period is met. Because the possibility of dividend treatment depends primarily upon each holder’s particular circumstances, including the application of the constructive ownership rules, holders of SBC common stock should consult their tax advisors regarding the application of the foregoing rules to their particular circumstances.

Cash Received Instead of a Fractional Share of Glacier Common Stock. A holder of SBC common stock who receives cash instead of a fractional share of Glacier common stock will generally be treated as having received the fractional share pursuant to the merger and then as having that fractional share of Glacier common stock redeemed for cash. The deemed redemption will generally be treated as a sale or exchange and, as a result, a holder of SBC common stock will generally recognize gain or loss equal to the difference between the amount of cash received in lieu of the fractional share and the basis in his, her or its fractional share interest as set forth above. Except as described above, this gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such shares is greater than one year. The deductibility of capital losses is subject to limitations.

Payment of Dividend. If SBC’s capital prior to closing of the merger is in excess of a specified minimum amount, SBC may in its discretion declare and pay a special distribution to holders of its common stock in the amount of such excess. SBC intends to treat that special distribution as a distribution in respect of SBC common stock. The Internal Revenue Service may take a contrary position, and to the extent the Internal Revenue Service were to prevail, the amount paid as the special cash dividend would be treated as additional cash received in connection with the merger, and not as a distribution as described in the succeeding sentence. If the distribution is treated as a distribution with respect to SBC common stock, it will be taxable to the extent it exceeds such holder’s basis in his, her or its shares of SBC common stock. Any amount that exceeds such holder’s basis in his, her or its SBC common stock will be treated as gain from the sale or exchange of property (which will generally be capital gain, and will be long-term capital gain if, as of the date of the distribution, the holding period for the shares is greater than one year) and will reduce the holder’s basis in his, her or its SBC common stock.

Backup Withholding and Information Reporting. Payments of cash made to a holder of SBC common stock may, under certain circumstances, be subject to information reporting and backup withholding at a current rate of 24%, unless the holder provides proof of an applicable exemption satisfactory to Glacier and the exchange agent or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from cash payments made to a holder of SBC common stock under the backup withholding rules are not additional tax and will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided the required information is furnished to the Internal Revenue Service.

The preceding discussion is intended only as a summary of the material U.S. federal income tax consequences of the merger to U.S, holders of SBC common stock. It is not a complete analysis or discussion of all potential tax effects that may be important to you. Thus, you are strongly encouraged to consult your tax advisor as to the specific tax consequences resulting from the merger, including tax return reporting requirements, the applicability and effect of U.S. federal, state, local, and other tax laws and the effect of any proposed changes in the tax laws.

Accounting Treatment of the Merger

The acquisition of SBC will be accounted for using the acquisition method of accounting by Glacier under accounting principles generally accepted in the United States of America. Accordingly, using the acquisition method of accounting, the assets and liabilities of SBC will be recorded by Glacier at their respective fair values at the time of the merger. The excess of Glacier’s purchase price over the net fair value of assets acquired including identifiable intangible assets and liabilities assumed will be recorded as goodwill. Goodwill will be periodically assessed for impairment but no less frequently than on an annual basis. Prior period financial statements are not restated and results of operation of SBC will be included in Glacier’s consolidated statement of operations after the date of the merger. The identifiable intangible assets with finite lives, other than goodwill, will be amortized against the combined company’s earnings following completion of the merger.

INFORMATION CONCERNING STATE BANK CORP.

General

SBC is an Arizona corporation and a registered bank holding company under the BHC Act. It was incorporated in 2004 and is the bank holding company of the Bank. SBC has no substantial operations separate or apart from the Bank. The Bank is an Arizona state-chartered bank, which commenced operations in 1991 and is regulated primarily by the Arizona Department of Financial Institutions and the Federal Deposit Insurance Corporation.

The Bank’s principal office is located in Lake Havasu City, Arizona and the Bank maintains branch offices in Lake Havasu City (two branches), Kingman (two branches), Prescott (two branches), Prescott Valley, Phoenix, Bullhead City, and Cottonwood, all in Arizona.

As of June 30, 2019, SBC had total assets of approximately $678.6 million, total gross loans of approximately $413.6 million, total deposits of approximately $592.0 million and approximately $70.5 million of shareholders’ equity.

Market Area

SBC’s principal market area consists of Mohave, Yavapai and Maricopa Counties in Arizona.

Lending Activities

The Bank’s principal business is to accept deposits from the public and to make loans and other investments. To develop business, the Bank relies to a great extent on the personalized approach of its officers and directors, who have extensive business and personal contacts in the communities served by the Bank. The Bank offers a variety of traditional loan products to its customers, primarily individual consumers and small to medium-sized businesses. For businesses, the Bank provides term loans, lines of credit, loans for working capital, loans for business expansion and the purchase of equipment and machinery, construction and land development loans for builders and developers, and commercial real estate loans. The Bank also offers mortgage loans, home equity loans, automobile loans and various other consumer installment loans.

At June 30, 2019, the Bank’s total gross loan portfolio was approximately $413.6 million, representing approximately 61% of SBC’s total assets. As of such date, the Bank’s loan portfolio primarily consisted of 14% one- to four-family residential real estate secured loans, 57% commercial real estate secured loans (excluding construction and land development loans), 10% real estate construction and land development loans, 5% multi-family loans, 8% commercial loans, and 6% consumer and other.

Deposit and Banking Services

Customers of the Bank are provided with a full complement of traditional banking and deposit products. The Bank is engaged in substantially all of the business operations customarily conducted by independent financial institutions in Arizona, including the acceptance of checking accounts, savings accounts, money market accounts and a variety of certificates of deposit accounts.

The Bank conducts a substantial amount of business with individuals, as well as with small to medium-sized businesses. The primary sources of core deposits are residents of the Bank’s primary market area and businesses and their employees located in that area. The Bank also obtains deposits through personal solicitation by its officers and directors and through local advertising. For the convenience of its customers, The Bank offers drive-through banking facilities, internet and telephone banking, check/ATM cards, direct deposit, night depositories, personalized checks, and merchant bank card processing. The Bank’s services also include cashier’s checks, domestic wire transfers, account research, stop payments, and telephone and internet-based transfers between accounts.

SBC Summary Financial Information

The following selected financial information is derived from financial statements of SBC. Historical data as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 are based upon unaudited financial statements and include, in the opinion of SBC management, all normal recurring adjustments considered necessary to present fairly the results of operations and financial condition of SBC.

SBC

Balance Sheet

$000’s

	June 30,	Year Ended December 31,
	2019	2018	2017	2016
Cash and Due from Banks	$50,101	$26,129	$25,503	$63,407
Investment Securities	$176,068	$179,586	$206,138	$147,576
Gross Loans	$413,636	$409,639	$351,350	$329,079
Allowance for Loan Loss	$(4,546)	$(3,824)	$(3,306)	$(3,058)
Net Loans	$409,090	$405,815	$348,044	$326,021
Premises & Fixed Assets	$15,093	$14,315	$14,561	$15,071
Other Assets	$28,218	$29,492	$26,391	$31,092

Total Assets	$678,570	$655,337	$620,637	$583,167

Deposits	$591,989	$557,832	$549,396	$516,498
Securities Sold Under Repurchase Agreements	$6,260	$5,001	$3,616	$4,188
Federal Home Loan Bank Advances	$—	$18,000	$—	$—
Subordinated Debentures	$6,806	$7,045	$7,360	$7,336
Other Liabilities	$3,001	$3,085	$1,608	$1,366

Total Liabilities	$608,056	$590,963	$561,980	$529,388

Shareholders’ Equity	$70,514	$64,374	$58,657	$53,779

Total Liabilities and Shareholders’ Equity	$678,570	$655,337	$620,637	$583,167

SBC

Income Statement

$000’s, Except Per Share

	Six Months Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Interest Income	$13,904	$12,074	$25,285	$22,754	$16,897
Interest Expense	$1,737	$683	$1,669	$1,137	$1,051
Net Interest Income	$12,167	$11,391	$23,616	$21,617	$15,846
Loan Loss Provision	$350	$193	$490	$(290)	$—
Non-interest Income	$2,662	$2,772	$5,644	$5,205	$3,650
Non-interest Expense	$9,290	$8,757	$17,907	$17,208	$13,391
Pre-Tax Income	$5,189	$5,213	$10,863	$9,904	$6,105
Taxes	$1,112	$1,227	$2,282	$3,610	$2,330
Net Income	$4,077	$3,986	$8,581	$6,294	$3,775
Basic Earnings Per Share	$0.50	$0.49	$1.06	$0.78	$0.56
Diluted Earnings Per Share	$0.50	$0.49	$1.06	$0.78	$0.56

Competition

SBC experiences competition in both lending and attracting funds from other commercial banks, savings banks, savings and loan associations, credit unions, finance companies, pension trusts, mutual funds, insurance companies, mortgage bankers and brokers, brokerage and investment banking firms, asset-based non-bank lenders, government agencies and certain other non-financial institutions, including retail stores, which may offer more favorable financing alternatives than SBC.

SBC also competes with companies located outside of its primary market that provide financial services to persons within its primary market. Some of SBC’s current and potential competitors have larger customer bases, greater brand recognition, and significantly greater financial, marketing and other resources than SBC and some of them are not subject to the same degree of regulation as SBC.

Employees

As of June 30, 2019, SBC and the Bank had 116 full-time and 12 part-time employees. SBC believes that it has a good working relationship with its employees and the employees are not represented by a collective bargaining agreement.

Properties

SBC’s principal office is located in Lake Havasu City, Arizona. In addition to its principal office, SBC operates, through the Bank, branch offices in Lake Havasu City (two branches), Kingman (two branches), Phoenix, Bullhead City, Prescott Valley, and Cottonwood, all in Arizona. All properties and buildings are owned, except the branch located In Phoenix, which is leased.

Legal Proceedings

From time to time, litigation arises in the normal conduct of SBC’s business. SBC, however, is not currently involved in any litigation that management of SBC believes, either individually or in the aggregate, could reasonably be expected to have a material adverse effect on its business, financial condition or results of operations.

Share Ownership of Principal Shareholders, Management and Directors of SBC

The following table shows, as of September 30, 2019, the beneficial ownership of SBC common stock by (i) each person known by SBC to be the beneficial owner of more than 5% of SBC’s outstanding common stock, (ii) each of SBC’s directors and executive officers; and (iii) all of SBC’s directors and officers as a group. Except as otherwise noted in the footnotes to the table, each individual has sole investment and voting power with respect to the shares of common stock set forth. The table below excludes 5,404 unvested restricted shares.

Name	Shares Beneficially Owned(1)	Percentage of Class
Directors and Executive Officers
Jason R. Anderson (1)	82,074	1.01%
James E. Baker (2)	369,940	4.57
Charles Casson (3)	118,578	1.47
Brad Fain (4)	126,600	1.56
Mark S. Nexsen (5)	25,300	0.31
Brian M. Riley (6)	146,906	1.82
Randy L. Austin (7)	16,899	0.21
Peter Hill (8)	16,972	0.21
Craig Wenner	55,044	0.68

All Directors and Officers as a group	958,013	11.84%

5% Owners
Ben Andre (9) Prescott, AZ	483,624	6.00%
Don Nelson, MD (10) Lake Havasu City, AZ	619,306	7.65%

1	Includes 81,641 shares held in a trust.
2	Includes 366,322 shares held jointly with his wife.
3	Includes 117,278 shares held jointly with his wife.
4	Includes 126,500 shares in a family trust where Mr. Fain is a beneficiary.
5	Includes 8,000 shares held jointly with his wife and 16,000 held in a retirement account.
6	Includes 67,675 shares held jointly with his wife, 10,000 shares held in a family trust and 49,400 shares held in a retirement account.
7	Includes 12,700 shares held in a retirement account and 700 shares held with a family member.
8	Includes 13,839 shares held in a retirement account.
9	All shares are held in a trust.
10	All shares are held in a trust for his children.

DESCRIPTION OF GLACIER’S CAPITAL STOCK

Glacier’s authorized capital stock consists of 117,187,500 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share. As of the date of this proxy statement/prospectus, Glacier had no shares of preferred stock issued. The Glacier board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

Glacier common stock is listed for trading on The NASDAQ Global Select Market under the symbol “GBCI.”

Glacier’s shareholders do not have preemptive rights to subscribe to any additional securities that may be issued. Each share of Glacier common stock has the same relative rights and is identical in all respects to every other share of Glacier common stock. If Glacier is liquidated, the holders of Glacier common stock are entitled to share, on a pro rata basis, Glacier’s remaining assets after provision for liabilities.

For additional information concerning Glacier’s capital stock, see “Comparison of Certain Rights of Holders of Glacier and SBC Common Stock” below.

COMPARISON OF CERTAIN RIGHTS OF HOLDERS OF

GLACIER AND SBC COMMON STOCK

Montana law, Glacier’s articles and Glacier’s bylaws govern the rights of Glacier’s shareholders and will govern the rights of SBC’s shareholders, who will become shareholders of Glacier as a result of the merger. The rights of SBC’s shareholders are currently governed by Arizona law, SBC’s articles and SBC’s bylaws. The following is a brief summary of certain differences between the rights of Glacier and SBC shareholders. This summary is not intended to provide a comprehensive discussion of each company’s governing documents. This summary is qualified by the documents referenced and the laws of Montana and Arizona. See also “Where You Can Find More Information.”

General

Under Glacier’s articles, Glacier’s authorized capital stock consists of 117,187,500 shares of common stock, $0.01 par value per share, and 1,000,000 shares of preferred stock, $0.01 par value per share.

Under SBC’s articles, SBC’s authorized capital stock consists of 20,000,000 shares of common stock, no par value per share.

Common Stock

As of [                        ], 2019, there were [                        ] shares of Glacier common stock issued and outstanding, in addition to [                        ] shares of unvested restricted stock awards and [                        ] outstanding stock options under Glacier’s employee and director equity compensation plans.

As of [                                ], 2019, there were [                        ] shares of SBC common stock issued and outstanding, [                        ] of which were unvested restricted share awarded under SBC’s equity compensation plan.

Preferred Stock

As of the date of this proxy statement/prospectus, Glacier had no shares of preferred stock issued. The Glacier board of directors is authorized, without further shareholder action, to issue preferred stock shares with such designations, preferences and rights as the Glacier board of directors may determine.

SBC’s articles do not provide for the authorization or issuance of preferred stock.

Dividend Rights

Dividends may be paid on Glacier common stock as and when declared by the Glacier board of directors out of funds legally available for the payment of dividends. The Glacier board of directors may issue preferred stock that is entitled to such dividend rights as the board of directors may determine, including priority over the common stock in the payment of dividends.

The ability of Glacier to pay dividends depends on the amount of dividends paid to it by its subsidiaries. The payment of dividends is subject to government regulation, in that regulatory authorities may prohibit banks and bank holding companies from paying dividends in a manner that would constitute an unsafe or unsound banking practice. In addition, a bank may not pay cash dividends if doing so would reduce the amount of its capital below that necessary to meet minimum applicable regulatory capital requirements. State laws also limit a bank’s ability to pay dividends. Accordingly, the dividend restrictions imposed on the subsidiaries by statute or regulation effectively may limit the amount of dividends Glacier can pay.

The ability of SBC to pay dividends to its shareholders, and the ability of the Bank to pay dividends to SBC is limited under state and federal laws applicable to banks and bank holding companies. SBC’s payment of dividends is generally subject to the same considerations described above with respect to Glacier.

Voting Rights

All voting rights are currently vested in the holders of Glacier common stock and SBC common stock, with each share being entitled to one vote.

Both Glacier and SBC have issued shares of restricted stock pursuant to their respective equity compensation plans, which do not have voting rights prior to vesting.

Glacier’s articles provide that shareholders do not have cumulative voting rights in the election of directors.

SBC’s articles do not provide shareholders with cumulative voting rights in the election of directors.

Required Vote for Authorization of Certain Actions

In accordance with the Montana Business Corporation Act (“MBCA”), a two-thirds vote is generally required for approval of mergers or share exchanges, except as otherwise provided in Glacier’s articles of incorporation (see “Potential ‘Anti-Takeover’ Provisions,” below).

Under Arizona law, a plan of merger, interest exchange, conversion, domestication or division generally must be approved by the company’s shareholders entitled to vote on the plan, unless a greater vote is otherwise required by Arizona law or a company’s articles of incorporation. SBC’s articles have no higher vote requirement for the approval of a plan of merger, interest exchange, conversion, domestication or division.

Board Vacancies

Glacier’s articles state that any vacancy occurring in the board of directors, including any vacancy created by reason of an increase in the number of directors, may be filled by a majority vote of the directors then in office, whether or not a quorum is present, or by a sole remaining director, and any director so chosen will hold office until the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified.

SBC’s bylaws state that vacancies and newly created directorships resulting from any increase in authorized number of directors may be filled by the affirmative vote of the remaining directors then in office, though not less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election or until their successors are duly elected and qualified, unless sooner displaced.

Removal of Directors

Glacier’s articles state that a director may be removed from office only for cause at a duly constituted meeting of shareholders called expressly for such purpose.

Under Arizona law, the shareholders of a corporation may remove one or more directors with or without cause unless the corporation’s articles of incorporation provide that directors may be removed only for cause. Neither SBC’s articles nor SBC’s bylaws address the removal of directors.

Preemptive Rights

Neither Glacier’s nor SBC’s shareholders have preemptive rights to subscribe to any additional securities that may be issued.

Assessments

All outstanding shares of Glacier common stock are, and the shares to be issued in the merger will be, fully paid and nonassessable. All outstanding shares of SBC common stock are fully paid and nonassessable.

Amendment of Articles and Bylaws

The Montana Business Corporation Act (“MBCA”) authorizes a corporation’s board of directors to make various changes of an administrative nature to its articles of incorporation. Other amendments to a corporation’s articles of incorporation must be recommended to the shareholders by the board of directors, unless the board determines that because of a conflict of interest or other special circumstances it should make no recommendation, and must be approved by a majority of all votes entitled to be cast by each voting group that has a right to vote on the amendment.

The Glacier board of directors may, by a majority vote, amend Glacier’s bylaws. Glacier’s bylaws also may be amended by the holders of a majority of votes cast at an annual or special meeting of shareholders.

The provisions pf the ABCA regarding the amendment of a corporation’s articles of incorporation are substantially similar to those of the MBCA described above. Authority to make, amend, or repeal SBC’s bylaws is vested in the SBC Board.

Glacier’s articles provide that the number of directors may not be less than 7 or more than 17. Glacier’s board currently consists of 10 members, all of whom serve annual terms.

SBC’s bylaws provide that the number of directors may not be fewer than 5 nor more than 11. The SBC Board currently consists of 6 members, all of whom serve annual terms.

Indemnification and Limitation of Liability

Under the MBCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of actions where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Montana law requires indemnification if the director or officer is wholly successful on the merits of the action. Glacier’s bylaws provide that Glacier shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in actions brought against a director or officer in the name of the corporation, commonly referred to as a derivative action.

Glacier’s articles provide that the personal liability of directors and officers for monetary damages shall be eliminated to the fullest extent permitted by the MBCA.

Under the ABCA, indemnification of directors and officers is authorized to cover judgments, amounts paid in settlement, and expenses arising out of proceedings where the director or officer acted in good faith and in or not opposed to the best interests of the corporation, and in criminal cases, where the director or officer had no reasonable cause to believe that his or her conduct was unlawful. Unless limited by the corporation’s articles of incorporation, Arizona law requires indemnification if the director or officer prevails in a proceeding, whether on the merits or otherwise. Neither SBC’s articles nor SBC’s bylaws address indemnification of directors and officers.

SBC’s articles provide that no director shall be liable to the corporation or its stockholders for money damages for any action taken or any failure to take any action as a director, except liability for (a) financial benefits to which the director was not entitled; (b) intentional infliction of harm on the corporation or its shareholders; (c) violation of the Arizona statute imposing liability for unlawful distributions; and (d) any intentional violation of criminal law.

Potential “Anti-Takeover” Provisions

Glacier’s articles contain a provision requiring that specified transactions with an “interested shareholder” be approved by 80% of the voting power of the then outstanding shares unless it is (i) approved by Glacier’s board of directors, or (ii) certain price and procedural requirements are satisfied. An “interested shareholder” is broadly defined to include the right, directly or indirectly, to acquire or to control the voting or disposition of 10% or more of Glacier’s voting stock.

In addition, the authorization of preferred stock, which is intended primarily as a financing tool and not as a defensive measure against takeovers, may potentially be used by management to make more difficult uninvited attempts to acquire control of Glacier (for example, by diluting the ownership interest of a substantial shareholder, increasing the amount of consideration necessary for such shareholder to obtain control, or selling authorized but unissued shares to friendly third parties).

The “supermajority” approval requirement for certain business transactions and the availability of Glacier’s preferred stock for issuance without shareholder approval, may have the effect of lengthening the time required for a person to acquire control of Glacier through a tender offer, proxy contest or otherwise, and may deter any potentially unfriendly offers or other efforts to obtain control of Glacier. This could deprive Glacier’s shareholders of opportunities to realize a premium for their Glacier common stock, even in circumstances where such action is favored by a majority of Glacier’s shareholders.

SBC’s articles do not contain provisions that could potentially deter any potentially unfriendly offer or other efforts to obtain control of SBC.

CERTAIN LEGAL MATTERS

The validity of the Glacier common stock to be issued in the merger will be passed upon for Glacier by its special counsel, Moore, Cockrell, Goicoechea & Johnson, P.C., Kalispell, Montana.

EXPERTS

The consolidated financial statements of Glacier Bancorp, Inc. as of December 31, 2018 and 2017 and for each of the years in the three-year period ended December 31, 2018 have been incorporated by reference herein and in the registration statement in reliance upon the reports of BKD, LLP, independent registered public accounting firm, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Glacier

The SEC allows Glacier to “incorporate by reference” information into this proxy statement/prospectus, which means that Glacier can disclose important information to you by referring you to another document filed separately by Glacier with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by any information in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents set forth below that Glacier has previously filed with the SEC. These documents contain important information about Glacier and its finances:

•	Annual Report on Form 10-K for the year ended December 31, 2018;

•	Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019 and June 30, 2019;

•	Proxy Statement for Glacier’s 2019 Annual Meeting of Shareholders;

•

Current Reports on Form 8-K filed January 17, 2019, April 4, 2019, April 30, 2019, May 1, 2019, August  1, 2019, and October 1, 2019, (other than the portions of those documents not deemed to be filed); and

•

The description of Glacier’s common stock contained in the Current Report on Form 8-K filed with the SEC on October 31, 2012, and any amendments or reports filed for the purpose of updating such description.

In addition, Glacier is incorporating by reference additional documents that Glacier files with the SEC between the date of this proxy statement/prospectus and the date of the special meeting of SBC, provided, however, that Glacier is not incorporating by reference any information furnished (but not filed), except as otherwise specified therein.

Glacier files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials Glacier may file with the SEC without charge by following the instructions in the section entitled “References to Additional Information” in the forepart of this document.

SBC

SBC does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”), is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act, and accordingly does not file documents or reports with the SEC.

If you have questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, would like copies of SBC’s articles of incorporation or bylaws, or would like copies of SBC’s historical consolidated financial statements or need help voting your shares, please contact:

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, Arizona 86403

ATTN: Karen Gibbs, Corporate Secretary

(928) 302-5165

You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in deciding how to vote on the merger. We have not authorized anyone to provide you with information other than what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated [        ], 2019. You should not assume that information contained in this proxy statement/prospectus is accurate as of any other date, and neither the mailing of this proxy statement/prospectus to SBC shareholders nor the issuance of Glacier common stock in the merger will create any implication to the contrary.

Appendix A

PROJECT BLUE WATER

PLAN AND AGREEMENT OF MERGER

AMONG

GLACIER BANCORP, INC.

GLACIER BANK

STATE BANK CORP.

AND

STATE BANK OF ARIZONA

DATED AS OF SEPTEMBER 30, 2019

A-i

(continued)

A-ii

List of Schedules and Exhibits

Schedule 3.1.3	Capital Stock—SBC/the Bank; Subsidiaries

Schedule 3.1.4(b)	Reports

Schedule 3.1.4(h)	Investments

Schedule 3.1.5(a)	Properties—Owned Real Estate

Schedule 3.1.5(b)	Properties—Leased Real Estate

Schedule 3.1.5(f)	Branches

Schedule 3.1.7(e)	Tax Returns Filed

Schedule 3.1.7(p)	IRC Section 280G

Schedule 3.1.7(q)	Tax Attributes

Schedule 3.1.9(a)	Material Contracts

Schedule 3.1.9(b)	Third-Party Consents or Notice Requirements

Schedule 3.1.14	Asset Classification

Schedule 3.1.15	Insurance Policies

Schedule 3.1.16	Employment Policies and Procedures

Schedule 3.1.17	Compensation Plans

Schedule 5.2.3(b)	Officers to Enter Into Employment Agreements

EXHIBITS:

Exhibit A	Director and Shareholder Parties to Recital E

Exhibit B	Form of Transaction-Related Expenses Exhibit

PLAN AND AGREEMENT OF MERGER

AMONG

GLACIER BANCORP, INC., GLACIER BANK,

STATE BANK CORP., AND STATE BANK OF ARIZONA

This Plan and Agreement of Merger (the “Agreement”), dated as of September 30, 2019, is made by and among GLACIER BANCORP, INC. (“GBCI”), GLACIER BANK, STATE BANK CORP. (“SBC”), and STATE BANK OF ARIZONA (the “Bank”).

PREAMBLE

The boards of directors of GBCI and SBC believe that the proposed Merger (as defined below), to be accomplished in the manner set forth in this Agreement, is in the best interests of the respective corporations and their shareholders.

Capitalized terms used in this Agreement but not immediately defined are used with the meanings given under the heading “Definitions” below.

RECITALS

A.    The Parties.

(1)    GBCI is a corporation duly organized and validly existing under Montana law and is a registered bank holding company under the Bank Holding Company Act of 1956, as amended (“BHC Act”). GBCI’s principal office is located in Kalispell, Montana.

(2)    Glacier Bank is a duly organized and validly existing Montana state-chartered bank and a wholly owned subsidiary of GBCI. Glacier Bank maintains its principal office in Kalispell, Montana, and currently operates 15 separately-branded banking divisions.

(3)    SBC is a corporation duly organized and validly existing under Arizona law and is a registered bank holding company under the BHC Act. SBC’s principal office is located in Lake Havasu City, Arizona.

(4)    The Bank is an Arizona state-chartered bank, duly organized and validly existing under Arizona law and a wholly owned subsidiary of SBC. The Bank’s principal office is located in Lake Havasu City, Arizona. Including its principal office, the Bank maintains ten branch offices in Mohave, Yavapai, and Maricopa counties in Arizona.

B.    The Transactions. On the Effective Date, SBC will merge with and into GBCI, with GBCI as the surviving entity (the “Merger”), and immediately thereafter, the Bank will merge with and into Glacier Bank, with Glacier Bank surviving as a wholly owned subsidiary of GBCI (the “Bank Merger,” and with the Merger, the “Transactions”). Following completion of the Transactions, the branches of the Bank will be operated with Glacier Bank’s existing branches operating in Arizona as a division of Glacier Bank.

C.    Board Approvals. The respective boards of directors of GBCI, Glacier Bank, SBC, and the Bank have approved this Agreement and authorized its execution and delivery, and the board of directors of SBC has directed that this Agreement be submitted to SBC’s shareholders for approval and unanimously approved and recommended that SBC’s shareholders vote in favor of approval of this Agreement and the Merger.

D.    Director and Voting Agreements. In connection with the parties’ execution of this Agreement, (1) the directors and executive officers of SBC, and holders of 5 percent or more of the outstanding shares of SBC Stock, identified on Exhibit A have entered into agreements pursuant to which, among other things, such persons agreed to vote all SBC Stock beneficially owned by such persons in favor of approving this Agreement and the actions contemplated by this Agreement, and (2) the directors of SBC have entered into agreements pursuant to which, among other things, such directors agreed, following the Closing of the Merger, to refrain from competing with GBCI and/or Glacier Bank or soliciting its customers or employees for a period of time specified in such agreements.

E.    Employment Agreements. In connection with the parties’ execution of this Agreement, the persons listed on Schedule 5.2.3(b) shall have entered into employment agreements with Glacier Bank with an employment term to begin as of the Effective Date, and such agreements shall be in full force and effect as of the Effective Date.

F.    Intention of the Parties—Tax Treatment. The parties intend that the Merger shall qualify, for federal income tax purposes, as a reorganization under IRC Section 368(a), and that this Agreement shall constitute a “plan of reorganization” for purposes of IRC Section 368.

AGREEMENT

In consideration of the mutual agreements set forth in this Agreement, GBCI, Glacier Bank, SBC and the Bank agree as follows:

DEFINITIONS

The following capitalized terms used in this Agreement will have the following meanings:

“ABCA” means the Arizona Business Corporations Act, as amended.

“Acquisition Event” means any of the following: (a) a merger, consolidation, share exchange, or similar transaction involving SBC, the Bank, or any successor, (b) a purchase or other acquisition in one or a series of related transactions of assets of SBC or the Bank representing 25 percent or more of the consolidated assets of SBC and the Bank, or 25 percent or more of any class of equity or voting securities of SBC or the Bank whose assets constitute 25 percent or more of the consolidated assets of SBC and the Bank, or (c) a purchase or other acquisition (including by way of tender offer, exchange offer, or any similar transaction) that if consummated, would result in an acquisition in one or a series of related transactions of beneficial ownership of securities representing 50 percent or more of the voting power of SBC or the Bank, in each case with or by a Person or entity other than GBCI or one of its Subsidiaries.

“Acquisition Proposal” has the meaning assigned to such term in Section 4.1.10.

“Agreement” has the meaning assigned to it in the first paragraph.

“ALLL” means allowance for possible loan and lease losses.

“Anticipated Closing Date” has the meaning set forth in Section 4.12.

“Appraisal Laws” means Chapter 13 of the ABCA, as such chapter may be applicable to a merger in which the corporation to be merged out of existence is organized under the laws of the State of Arizona.

“Asset Classification” has the meaning assigned to such term in Section 3.1.14(a).

“Bank” has the meaning assigned to it in the first paragraph, as supplemented by the first sentence of Recital A(4).

“Bank Financial Statements” means the Bank’s (a) unaudited balance sheets as of December 31, 2016, 2017, and 2018, and the related statements of income, cash flows and changes in shareholder’s equity for each of the years then ended, and (b) unaudited balance sheets as of June 30, 2019, and the related statements of income, and changes in shareholders’ equity for the six months then ended, together with the Subsequent Bank Financial Statements.

“Bank Merger” has the meaning assigned to such term in Recital B.

“Bank Merger Agreement” means the bank merger agreement by and between Glacier Bank and the Bank to be entered contemporaneously with this Agreement pursuant to which the Bank Merger will be effected.

“Bank Securities” has the meaning assigned in Section 3.1.3(d).

“BHC Act” has the meaning assigned to such term in Recital A(1).

“Break-Up Fee” has the meaning assigned to such term in Section 7.5.

“Business Day” means any day other than a Saturday, Sunday, legal holiday or a day on which banking institutions located in the State of Montana are required by law to remain closed.

“Certificate” has the meaning assigned to such term in Section 1.5.1.

“Claim” has the meaning set forth in Section 8.5.

“Closing” means the closing of the Merger contemplated by this Agreement, as more fully specified in Section 2.2.

“Closing Capital Differential” means the positive or negative differential between the SBC Closing Capital and the Closing Capital Requirement.

“Closing Capital Requirement” means $63,611,000.

“Compensation Plans” has the meaning assigned to such term in Section 3.1.17(b).

“Daily Closing Price” for any Trading Day means the daily closing price per share of GBCI Common Stock on the NASDAQ Global Select Market, as reported on the website www.nasdaq.com.

“Determination Date” means the tenth day immediately preceding the Effective Date.

“Disclosure Schedule” has the meaning assigned to such term in Section 3.1.

“Dissenting Shares” means the shares of SBC Stock held by those shareholders who have properly exercised their dissenters’ rights in accordance with the Appraisal Laws.

“Effective Date” means the date on which the Effective Time occurs.

“Effective Time” means the time the Merger becomes effective under the MBCA and ABCA.

“Employees” has the meaning assigned to such term in Section 3.1.17(b).

“Environmental Laws” has the meaning assigned to such term in Section 3.1.6(a)(ii).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder.

“ERISA Affiliate” means, with respect to any Person, any other entity that is considered one employer with such Person under Section 4001 of ERISA or IRC Section 414.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

“Exchange Agent” means American Stock Transfer & Trust Company, LLC, or in the event such entity is unwilling or unable to perform the actions set forth herein, such other bank or trust company designated by GBCI and reasonably satisfactory to SBC.

“Exchange Fund” has the meaning assigned to such term in Section 1.4.

“Execution Date” means the date of this Agreement.

“Executive Officers” means, (a) with respect to GBCI and/or Glacier Bank Randall M. Chesler, Ronald J. Copher, and Donald J. Chery, and (b) with respect to SBC and/or the Bank, Brian M. Riley, Randy L. Austin, Peter J. Hill, and Craig M. Wenner.

“Fairness Opinion” has the meaning assigned to such term in Section 3.1.19.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Reserve” means the Board of Governors of the Federal Reserve System.

“Final Transaction Related Expenses” has the meaning assigned to such term in Section 4.13.

“GAAP” means United States generally accepted accounting principles.

“GBCI” has the meaning assigned to it in the first paragraph, as supplemented by the first sentence of Recital A(1).

“GBCI 401(k) Plan” means the Glacier Bancorp, Inc., Profit Sharing and 401(k) Plan, as amended.

“GBCI Average Closing Price” means the average Daily Closing Price of GBCI Common Stock for the 20 Trading Days immediately preceding the Determination Date.

“GBCI Common Stock” means the shares of GBCI common stock, $0.01 par value per share, issued and outstanding from time to time.

“GBCI Contracts” has the meaning assigned to such term in Section 3.2.2.

“GBCI Financial Statements” means GBCI’s (a) audited consolidated balance sheets as of December 31, 2016, 2017, and 2018, and the related audited consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the years then ended; (b) unaudited consolidated balance sheet as of June 30, 2019, and the related audited consolidated statements of income, cash flows, and changes in shareholders’ equity for each of the periods then ended; and (c) unaudited consolidated balance sheet as of the end of each fiscal quarter following June 30, 2019, but preceding the Execution Date, and the related unaudited consolidated statements of income, cash flows and changes in shareholders’ equity for each such quarter.

“GBCI Preferred Stock” means the shares of GBCI preferred stock, $0.01 par value per share.

“GBCI Regulatory Reports” has the meaning assigned to such term in Section 3.2.4(a).

“GBCI SEC Reports” has the meaning assigned to such term in Section 3.2.4(b).

“GBCI Shares” means the shares of GBCI Common Stock to be issued to the holders of SBC Stock as the Total Stock Consideration.

“Governmental Authority” means any federal, state, local or non-U.S. government or subdivision thereof or any other governmental, administrative, judicial, taxing, arbitral, legislative, executive, regulatory or self-regulatory authority, instrumentality, agency, commission or body.

“Hazardous Substances” has the meaning assigned to such term in Section 3.1.6(a)(iii).

“Independent Accountants” has the meaning assigned to such term in Section 4.12.

“IRC” means the Internal Revenue Code of 1986, as amended.

“Knowledge” or any similar knowledge qualification in this Agreement has the following meanings: (a) SBC will be deemed to have “Knowledge” of a particular fact or matter if any Executive Officer of SBC or the Bank has actual knowledge of such fact or matter or if any such Person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of SBC’s and the Bank’s business that are under such individual’s general area of responsibility; and (b) GBCI will be deemed to have “Knowledge” of a particular fact or matter if any Executive Officer of GBCI has actual knowledge of such fact or matter or if any such Person could reasonably be expected to discover or otherwise become aware of such fact or matter in the course of making a reasonable inquiry into such areas of GBCI’s and Glacier Bank’s business that are under such individual’s general area of responsibility.

“Laws” has the meaning assigned to such term in Section 3.1.2.

“Lease” means all leases, subleases, licenses, concessions, and other agreements (written or oral) under which SBC or the Bank holds any Leased Real Estate, including the right to all security deposits and other amounts and instruments deposited by or on behalf of SBC or the Bank thereunder.

“Leased Real Estate” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures, or other interest in real property, including approved and unopened branch offices, off-premises ATM locations and other facilities, held by SBC or the Bank.

“Letter of Transmittal” has the meaning assigned to such term in Section 1.5.1.

“Liens” means, collectively, liens, pledges, security interests, claims, preemptive or subscriptive rights or other encumbrances or restrictions of any kind.

“Material Adverse Effect” with respect to a Person means an effect that: (a) is materially adverse to the business, financial condition, results of operations or prospects of the Person and its Subsidiaries taken as a whole; or (b) materially and adversely affects the ability of the Person to consummate the Merger on or by the Termination Date or to perform its material obligations under this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of any (i) changes in banking and similar laws, rules or regulations of general applicability or interpretations thereof by Governmental Authorities or other changes affecting depository institutions generally, including changes to GAAP or regulatory accounting requirements, economic conditions and prevailing interest and deposit rates that do not have a materially more adverse effect on such party than that experienced by similarly situated financial services companies; (ii) acts of terrorism or war or natural disaster; (iii) any modifications or changes to valuation policies and practices in connection with the Transactions or restructuring charges taken in connection with the Transactions, in each case in accordance with GAAP; (iv) any modifications or changes made by SBC to its or the Bank’s general business practices or policies at the request of GBCI; (v) the impact of the public announcement or completion of the Transactions on relationships with customers and employees; (vi) any failure, in and of itself, to meet internal projections or forecasts (except that the facts or circumstances giving rise or contributing to such failure may nonetheless constitute, or be taken into account in determining whether there has been, a Material Adverse Effect); or (vii) actions or omissions of a party taken with the prior consent of the other, or which have been waived in writing by the other party, or in contemplation of the Transactions as required or permitted hereunder, or as required under any regulatory approval received in connection with the Transactions.

“Material Contract” has the meaning assigned to such term in Section 3.1.9(a).

“Maximum Transaction Expense Amount” means $5,487,323 (without regard to Taxes or Tax benefits).

“MBCA” means the Montana Business Corporations Act, as amended.

“Merger” has the meaning assigned to such term in Recital B.

“Merger Consideration” means the consideration per share payable under this Agreement as contemplated by Section 1.2.2.

“Montana Commissioner” means the Commissioner of the Montana Division of Banking and Financial Institutions.

“Notice Period” has the meaning assigned to such term in Section 7.4.7.

“Objection Notice” has the meaning assigned to such term in Section 4.1.11.

“Outside Date” has the meaning assigned to such term in Section 7.1.

“Owned Real Estate” means all land, together with all buildings, structures, fixtures, and improvements located thereon and all easements, rights of way, and appurtenances relating thereto, including approved and unopened branch offices, off-premises ATM locations and other facilities, owned by SBC or the Bank other than “other real estate owned” (as defined by the FDIC).

“Pension Plan” has the meaning assigned to such term in Section 3.1.17(c).

“Per Share Cash Consideration” means $1.69 per share, which is subject to adjustment pursuant to Section 7.3.2, further decreased in the event the Closing Capital Differential is a negative number by an amount per share determined by dividing (a) the Closing Capital Differential by (b) the number of shares of SBC Stock outstanding at the Effective Time.

“Per Share Stock Consideration” means 0.3706 shares of GBCI Common Stock, which is subject to adjustment pursuant to Sections 7.2.2 and 7.3.2. Further, if GBCI declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares, or similar transaction between the Execution Date and the Effective Date, the Per Share Stock Consideration will be adjusted accordingly.

“Per Share Stock Consideration Value” means the product obtained by multiplying (a) the Per Share Stock Consideration by (b) the GBCI Average Closing Price.

“Permitted Exceptions” has the meaning assigned to such term in Section 4.1.11.

“Person” includes an individual, corporation, partnership, association, limited liability company, bank, trust or unincorporated organization.

“Plan” has the meaning assigned to such term in Section 3.1.17(a).

“Post-Signing Return” has the meaning assigned to such term in Section 4.11.2.

“Properties,” with respect to any party to this Agreement, means properties or other assets owned or leased by such party or any of its Subsidiaries, whether tangible or intangible.

“Proposed Dissenting Shares” means those shares of SBC Stock as to which shareholders have properly given notice of their intent to assert appraisal rights pursuant to Appraisal Laws.

“Prospectus/Proxy Statement” has the meaning assigned to such term in Section 4.2.1(a).

“Real Property” has the meaning assigned to such term in Section 3.1.5(c).

“Registration Statement” has the meaning assigned to such term in Section 4.2.1(a).

“Requisite Regulatory Approvals” has the meaning assigned to such term in Section 4.3.

“Response Notice” has the meaning assigned to such term in Section 4.1.11.

“SBC” has the meaning assigned to it in the first paragraph, as supplemented by the first sentence of Recital A(3).

“SBC 401(k) Plan” means the State Bank of Arizona 401(k) Plan.

“SBC Capital” means SBC’s capital stock, surplus and retained earnings determined in accordance with GAAP on a consolidated basis, net of goodwill and other intangible assets, calculated in the same manner in which SBC’s consolidated tangible equity capital at December 31, 2018, and June 30, 2019, was calculated, after giving effect to adjustments, calculated in accordance with GAAP, for accumulated other comprehensive income or loss as reported on SBC’s or the Bank’s balance sheet and after taking into account any additional adjustments as agreed. For purposes of determining SBC Closing Capital, purchase accounting adjustments and the Final Transaction Related Expenses of up to the Maximum Transaction Expense Amount will not be taken into account. To the extent Final Transaction Related Expenses exceed the Maximum Transaction Expense Amount, the difference, on an after-tax basis (applying an effective tax rate of 21.0 percent to the extent a particular item is deductible under applicable Tax laws), will be treated as a reduction of SBC Capital for purposes of determining SBC Closing Capital (regardless of whether such amounts are required to be expensed in accordance with GAAP).

“SBC Closing Capital” has the meaning assigned to such term in Section 4.12.

“SBC Financial Statements” means SBC’s (a) audited consolidated balance sheets as of December 31, 2016, 2017 and 2018, and the related statements of income, cash flows and changes in shareholders’ equity for each of the years then ended; and (b) unaudited financial statements as of June 30, 2019, and the related statements of income, cash flows and changes in shareholders’ equity for each of the periods then ended, together with the Subsequent SBC Financial Statements.

“SBC Indebtedness” means that certain term loan in the original principal amount of $7,500,000 payable to Bell Bank.

“SBC Meeting” has the meaning assigned in Section 4.2.2.

“SBC Reports” has the meaning assigned to such term in Section 3.1.4(c).

“SBC Securities” has the meaning assigned in Section 3.1.3(d).

“SBC Stock” means the shares of SBC common stock, no par value per share, issued and outstanding from time to time.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Securities Laws” has the meaning assigned to such term in Section 3.1.4(b).

“Subject Property” has the meaning assigned to such term in Section 3.1.6(a)(i).

“Subsequent Bank Financial Statements” means the Bank’s unaudited balance sheets and related unaudited statements of income and changes in shareholder’s equity for each month after the Execution Date and before Closing or the Termination Date, as the case may be, prepared in accordance with Section 4.1.8.

“Subsequent SBC Financial Statements” means SBC’s (a) unaudited consolidated and parent-only balance sheets and related unaudited consolidated statements of income, cash flows, and changes in shareholders’ equity for each month after the Execution Date and before Closing or the Termination Date, as the case may be; and (b) audited consolidated balance sheets and related consolidated statements of income, cash flows, and shareholders’ equity for the fiscal year ended December 31, 2019, each prepared in accordance with Section 4.1.8.

“Subsidiary” with respect to any party to this Agreement means any Person in which such party, directly or indirectly, (a) owns or controls at least a majority of the outstanding capital stock or voting power of its outstanding securities or (b) has the power to appoint a general partner, manager or managing member or others performing similar functions.

“Superior Proposal” means, with respect to SBC and/or the Bank, any Acquisition Proposal that the Board of Directors of SBC in good faith concludes (after consultation with its financial advisors and outside counsel, and after taking into account, among other things, the terms and conditions of this Agreement (as it may be proposed to be amended by GBCI) and all legal, financial, regulatory, and other aspects of the proposal and the Person making the proposal), (a) would, if consummated, result in a transaction that is more favorable to SBC shareholders (in their capacities as shareholders), from a financial point of view, than the Transactions (as it may be proposed to be amended by GBCI), and (b) is reasonably probable of being completed.

“Takeover Laws” and “Takeover Provisions” each has the meaning assigned to such terms in Section 3.1.18(b).

“Taxes” means all federal, state, local, non-U.S. and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments, or charges imposed by a Governmental Authority in the nature of a tax of any kind whatsoever, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Returns” means any return, declaration, report, claim for refund, information return or statement or other document required to be filed with or provided to any taxing authority in respect of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date on which termination of this Agreement takes place under Article 7, if any.

“Third-Party Consents” has the meaning assigned to such term in Section 3.1.9(b).

“Third-Party Notices” has the meaning assigned to such term in Section 3.1.9(b).

“Title Companies” has the meaning assigned to such term in Section 4.1.11.

“Total Stock Consideration” means the number of shares of GBCI Common Stock determined by multiplying (a) the Per Share Stock Consideration by (b) the number of shares of SBC Stock outstanding as of the Execution Date, which in any event shall not exceed 3,007,675 shares of GBCI Common Stock, subject to Sections 4.1.2(a) and 7.3.2.

“Trading Day” means a day on which GBCI Common Stock is traded on the NASDAQ Global Select Market.

“Transaction Related Expenses” means all payments and obligations of SBC or the Bank related to the Transactions, including without limitation as more fully described on Exhibit B hereto.

“Transactions” has the meaning assigned to such term in Recital B.

“Treasury Regulations” means any Treasury Regulations (including temporary regulations) promulgated by the United States Department of the Treasury with respect to the IRC, as amended.

ARTICLE 1

TERMS OF TRANSACTION

1.1    Effect of Merger. Upon Closing of the Merger, pursuant to the provisions of the MBCA and ABCA, SBC will merge with and into GBCI with GBCI as the surviving corporation under the MBCA, and in connection therewith, each share of SBC Stock issued and outstanding immediately prior to the Effective Time, except for Proposed Dissenting Shares but including unvested restricted shares of SBC Stock, will, by virtue of the Merger and without any action on the part of any holder of shares of SBC Stock, be (a) with respect to shares of SBC Stock (including all unvested restricted shares of SBC Stock) not constituting Proposed Dissenting Shares, converted into the right to receive the Merger Consideration but subject to deductions of any applicable withholding Taxes in accordance with Section 1.6, and (b) with respect to any Proposed Dissenting Shares, entitled to the rights provided by the ABCA. Immediately following the Merger, pursuant to the Bank Merger Agreement, the Bank will be merged with and into Glacier Bank, with Glacier Bank as the resulting bank.

1.2    Merger Consideration. Subject to the provisions of this Agreement, including Section 1.3, as of the Effective Date:

1.2.1    Outstanding GBCI Common Stock. The shares of GBCI Common Stock issued and outstanding immediately prior to the Effective Time will remain as issued and outstanding.

1.2.2    Outstanding SBC Stock. Each share of SBC Stock issued and outstanding as of the Effective Time, excluding Proposed Dissenting Shares but expressly including all unvested restricted shares of SBC Stock, will be converted into and represent the right to receive from GBCI a unit consisting of (a) the Per Share Cash Consideration and (b) the Per Share Stock Consideration (subject to deductions of any applicable withholding Taxes in accordance with Section 1.6).

1.3    No Fractional Shares. No fractional shares of GBCI Common Stock will be issued in the Merger. In lieu of fractional shares, if any, each holder of SBC Stock who is otherwise entitled to receive a fractional share of GBCI Common Stock after adding together all shares of GBCI Common Stock received by such holder in the Merger will receive an amount of cash equal to the product of such fractional share multiplied by the GBCI Average Closing Price. Such fractional share interests will not include the right to vote or receive dividends or any interest on dividends.

1.4    Deposit of Cash and Shares. On or before the Effective Date, GBCI will deposit, or will cause to be deposited, with the Exchange Agent, for the benefit of the holders of SBC Stock, for exchange in accordance with this Section 1.4 and Section 1.5, (a) evidence of shares in book entry form, representing the GBCI Shares for payment of the Per Share Stock Consideration in full; (b) cash in an amount necessary for payment of the Per Share Cash Consideration in full; and (c) the cash in lieu of fractional shares to be paid in accordance with Section 1.3, if any. Such cash and evidence of the GBCI Shares, together with any dividends or distributions with respect thereto, are referred to in this Agreement as the “Exchange Fund.”

1.5    Certificates.

1.5.1    Letter of Transmittal. GBCI will use its reasonable best efforts to cause the Exchange Agent, within five Business Days following the Effective Date, to mail to each holder of record of a certificate evidencing shares of SBC Stock (a “Certificate”) a form letter of transmittal reasonably satisfactory to SBC and GBCI (which will specify that delivery will be effected, and risk of loss and title to the Certificates will pass, only upon surrender of the Certificates in accordance with Section 1.5.2) advising such holder of the procedure for surrendering to the Exchange Agent the Certificates or other evidence of ownership in exchange for the consideration to which such holder may be entitled pursuant to this Agreement (“Letter of Transmittal”).

1.5.2    Surrender of Certificates. Subject to the application of the Appraisal Laws with respect to any Proposed Dissenting Shares, each Certificate will, from and after the Effective Date, be deemed for all corporate purposes to represent and evidence only the right to receive the Merger Consideration (and cash for fractional shares) owing in respect of the number of shares of SBC Stock represented thereby. Following the Effective Date, holders of Certificates will exchange their Certificates and, in accordance with instructions provided in the Letter of Transmittal, shall provide a properly completed and executed Letter of Transmittal in order to effect the exchange of their Certificates for, (a) evidence of issuance in book entry form, or upon written request of such holder and appropriate payment therefor, certificates representing GBCI Common Stock issuable in the Merger; and (b) a check or, at the election of the SBC shareholder, a wire transfer (but only if the amount of cash included in that shareholder’s aggregate Merger Consideration exceeds $100,000), representing his, her or its Per Share Cash Consideration and cash in lieu of fractional shares, if any, to which such holder is entitled. Until the Certificate of a holder and a properly executed Letter of Transmittal is received by the Exchange Agent (or, in the case of a lost, stolen, or destroyed Certificate, the procedure in Section 1.5.4 is complied with), the holder will not be entitled to receive his, her or its aggregate Merger Consideration.

1.5.3    Issuance of Certificates in Other Names. Any Person requesting that any certificate evidencing GBCI Shares be issued in a name other than the name in which the surrendered Certificate is registered must: (a) establish to GBCI’s satisfaction the right to receive the certificate evidencing GBCI Shares and (b) either pay to GBCI any applicable transfer or other Taxes or establish to GBCI’s satisfaction that all applicable Taxes have been paid or are not payable.

1.5.4    Lost, Stolen, and Destroyed Certificates. With respect to a Certificate that has been lost, stolen or destroyed, the Exchange Agent will be authorized to issue or pay the holder’s Merger Consideration in exchange thereof, if the holder provides GBCI with: (a) satisfactory evidence that the holder owns SBC Stock and that the Certificate representing this ownership is lost, stolen, or destroyed, (b) any affidavit or security that the Exchange Agent may reasonably require in accordance with its policies and procedures (including such bond as may be required by the Exchange Agent in accordance with such policies), and (c) any reasonable additional assurances that the Exchange Agent may require.

1.5.5    Rights to Dividends and Distributions. After the Effective Time, no holder of any Certificate will be entitled to receive any dividends or other distributions otherwise payable to holders of record of GBCI Common Stock on any date on or after the Effective Date, unless the holder has surrendered in accordance with this Agreement his, her or its Certificates (or has met the requirements of Section 1.5.4) in exchange for certificates representing GBCI Shares or evidence of GBCI stock ownership. Surrender of Certificates will not deprive the holder of any dividends or distributions that the holder is entitled to receive as a record holder of SBC Stock prior to the Effective Time. When the holder surrenders his, her or its Certificates in exchange for GBCI Shares, the holder shall become a shareholder of record of GBCI and shall receive the amount, without interest, of any cash dividends and any other distributions declared and distributed after the Effective Time on the whole number of GBCI Shares into which the holder’s SBC Stock was converted at the Effective Time.

1.5.6    Checks in Other Names. Any Person requesting that a check for any cash to be received in the Merger or cash in lieu of fractional shares be issued in a name other than the name in which the Certificate surrendered in exchange for the cash is registered must establish to GBCI’s satisfaction the right to receive this cash.

1.5.7    Undelivered Certificates. Any portion of the Exchange Fund that remains unclaimed by shareholders of SBC on a date that is six months after the Effective Date may be returned to GBCI, at GBCI’s election. To the extent so returned, holders of SBC Stock who have not, prior to such time, complied with the provisions of this Section 1.5 will, from such time forward, look only to GBCI for payment of the Merger Consideration to which they are entitled and/or unpaid dividends and distributions on the GBCI Shares deliverable with respect to each share of SBC Stock held by such holders as determined pursuant to this Agreement, in each case, without any interest. Neither GBCI nor SBC will be liable to any holder of SBC Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws. In the event of a dispute with respect to ownership of SBC Stock, GBCI and the Exchange Agent shall be entitled to deposit any Merger Consideration represented thereby in escrow with an independent third party with instructions to release the Merger Consideration as determined between the disputing parties promptly upon resolution of the dispute, and thereafter be relieved of any responsibility with respect to any claims thereto.

1.6    Withholding Rights. Each of the parties and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for tax purposes), such amounts as it may be required to deduct and withhold with respect to such payments under the IRC, and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

1.7    Absence of Control. It is the intent of the parties to this Agreement that neither GBCI nor Glacier Bank by reason of this Agreement shall be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, SBC or the Bank and neither GBCI nor Glacier Bank shall exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of SBC or the Bank.

ARTICLE 2

CLOSING OF TRANSACTION

2.1    Effective Date. The Merger shall be consummated at the Effective Time by the filing with and acceptance by the Montana Secretary of State and the Arizona Secretary of State of Articles of Merger, in the form required by and executed in accordance with the relevant provisions of the MBCA and the ABCA, and by the issuance of a Certificate of Merger by the Secretary of State of Montana. The Effective Date will be the date specified in the Articles of Merger filed with the Montana Secretary of State, unless no date is specified in the Articles of Merger in which case it shall be the date of filing.

2.2    Events of Closing. Subject to the terms and conditions of this Agreement, unless otherwise agreed, the Merger shall be effective as of the first month-end occurring not less than three Business Days after fulfillment or waiver of each condition precedent set forth in, and the granting of each approval (and expiration of any waiting period) covered by Article 5, or such other date as may be agreed upon by the parties; provided that in the event the Closing has not occurred on or before November 30, 2019, the first date on which the Closing may occur is February 29, 2020, and any Closing as of a quarter end will occur and be effective as of the first day of the new quarter.    At or prior to the closing of the Merger (the “Closing”), all properly executed documents required by this Agreement will be delivered to the proper party, in form consistent with this Agreement. If any party fails to deliver a required document at the Closing or otherwise defaults under this Agreement prior to the Effective Time, then the Merger will not occur unless the adversely affected party waives the default.

2.3    Manner and Time of Closing. The Closing will take place remotely via the electronic exchange of documents and signatures on such date as the parties may reasonably agree, at 10:00 a.m. Mountain Time, or such other time as the parties agree.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1    Representations and Warranties of SBC and the Bank. Each of SBC and the Bank represents and warrants to GBCI and Glacier Bank that, except as disclosed in a disclosure schedule delivered to GBCI on or prior to the Execution Date (which disclosure schedule sets forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in this Agreement or as an exception to one or more representations or warranties contained in this Section 3.1) (the “Disclosure Schedule”):

3.1.1    Organization and Good Standing.

(a)    SBC is a corporation duly organized, validly existing and in good standing under the laws of the State of Arizona, is a registered bank holding company pursuant to the BHC Act, and has all requisite corporate power and authority to own and operate its Properties and to carry on its businesses as now conducted. SBC is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBC. True and complete copies of the Articles of Incorporation and Bylaws of SBC, as in effect as of the date of this Agreement, have previously been made available to GBCI. SBC is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

(b)    The Bank is duly organized, validly existing, and in good standing as a state-chartered bank under the laws of the State of Arizona and has all requisite power and authority to own and operate its Properties and to carry on its business as now conducted. The deposit accounts of the Bank are insured by the FDIC through the Deposit Insurance Fund (as defined in Section 3(y) of the Federal Deposit Insurance Act of 1950) to the fullest extent permitted by law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of SBC, threatened. The Bank is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on SBC. There are no restrictions on the ability of the Bank to pay dividends or distributions, other than restrictions on dividends or distributions generally applicable to similarly situated regulated entities. True and complete copies of the Articles of Incorporation and Bylaws of the Bank, as in effect as of the date of this Agreement, have previously been made available to GBCI. The Bank is not in violation of any of the provisions of its Articles of Incorporation or Bylaws.

3.1.2    No Breach or Violation. Assuming the approval described in Section 5.3.8 is obtained and all Requisite Regulatory Approvals are made and/or obtained, as applicable, the execution, delivery and performance of this Agreement does not and will not, and the consummation of the Transactions will not, constitute or result in: (a) a material breach or violation of, or a material default under, the articles of incorporation or bylaws of SBC or the Bank; (b) a material violation of any law, rule, ordinance or regulation or judgment, decree, or order of any Governmental Authority (collectively, “Laws”), or any material governmental or non-governmental permit or license to which either SBC or the Bank, or any of their respective Properties or assets is subject; (c) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under any provision of any contract, whether written or oral, other than any breach, violation, default, acceleration, or creation of a Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on SBC; or (d) any material change in the rights or obligations of any party to a Material Contract.

3.1.3    Capital Stock.

(a)    The authorized capital stock of SBC consists of 20,000,000 shares of SBC Stock and no shares of preferred stock. A total of 8,114,823 shares of SBC Stock were issued and outstanding as of the Execution Date (including all unvested restricted shares of SBC Stock), all of which shares were validly issued and are fully paid and nonassessable. No shares of preferred stock are outstanding as of the Execution Date.

(b)    The authorized capital stock of the Bank consists of 20,000,000 shares of common stock, having a par value $10.00 per share, and no shares of preferred stock. A total of 1,798,900 shares of Bank common stock are issued and outstanding and owned by SBC as of the Execution Date. Except as set forth in Schedule 3.1.3, all shares of Bank common stock issued and outstanding as of the Execution Date are owned by SBC free and clear of all Liens (except as provided under 12 U.S.C. § 55 or any comparable provision of applicable state law), are validly issued, fully paid, and nonassessable, and were not issued in violation of any preemptive rights.

(c)    Schedule 3.1.3 sets forth a true and complete list of all Subsidiaries of SBC, which for the avoidance of doubt includes any Subsidiaries of a Subsidiary, as well as a description of the ownership interest in each Subsidiary. Except for its interests in the Bank, SBC does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, or any interest in any special purpose entities, limited purpose entities, or qualified special purpose entities.

(d)    Except as set forth in Schedule 3.1.3, (i) there are no shares of SBC Stock reserved for issuance, (ii) there are no outstanding securities or rights convertible into or exchangeable for SBC Stock or ownership interests in the Bank, (iii) there are no outstanding subscriptions, options, warrants, stock appreciation, phantom stock, profit participation or similar rights, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights or other agreements or commitments of any nature relating to the acquisition of, or SBC’s obligation to issue, redeem, repurchase or register, SBC Stock (or securities or rights convertible into or exchangeable or exercisable for SBC Stock), (iv) there are no voting trusts, shareholders’

agreements, proxies or other agreements or understandings in effect to which SBC, or, to the Knowledge of SBC, a director of SBC, is a party with respect to the voting or transfer of any of the shares of SBC Stock (other than the agreements described in Recital E), and (v) there are no outstanding subscriptions, options, warrants, stock appreciation, phantom stock, profit participation or similar rights, preemptive rights, anti-dilutive rights, rights of first refusal or similar rights or other agreements or commitments of any nature relating to the acquisition of, or the Bank’s obligation to issue, redeem, repurchase or register, shares of capital stock or other voting or equity securities of or ownership interests in the Bank (or securities or rights convertible into or exchangeable or exercisable for shares of capital stock or other voting or equity securities of or ownership interest in the Bank). The SBC Stock, together with the securities described in clauses (ii) and (iii) of this Section 3.1.3(d), are referred to as the “SBC Securities.” The shares of capital stock or other voting or equity securities or ownership interests in the Bank, together with the securities described in clause (v) of this Section 3.1.3(d), are referred to as the “Bank Securities.”

(e)    All outstanding shares of SBC Stock and all outstanding shares of capital stock, voting securities, or other ownership interests in the Bank, have been issued or granted, as applicable, in compliance in all material respects with all applicable Securities Laws.

3.1.4    Reports and Financial Statements; Investments.

(a)    Since January 1, 2016, each of SBC and the Bank has timely filed all reports and statements, together with any required amendments to such reports and statements, that they were required to file with or furnish to (i) the FDIC, (ii) the Federal Reserve, (iii) the Arizona Department of Financial Institutions, and (iv) any other Governmental Authority with regulatory authority over SBC or the Bank and has paid all material fees and assessments due and payable in connection therewith.

(b)    SBC has delivered or otherwise made available to GBCI a copy of, each and any registration statement, offering circular, private placement memorandum, report, tender offer statement or statement of offer to redeem, proxy statement or information statement, or similar document under the Securities Act, the Exchange Act, and state securities and “Blue Sky” laws (collectively, the “Securities Laws”) filed, used or circulated by it or the Bank with respect to periods since January 1, 2016, through the Execution Date.

(c)    The reports and other documents referred to in Sections 3.1.4(a) and 3.1.4(b) are collectively referred to as the “SBC Reports.” As of their respective dates (and without giving effect to any amendments or modifications filed after the Execution Date), each of the SBC Reports, including the related financial statements, exhibits, and schedules, filed, used, or circulated before the Execution Date complied (and each of the SBC Reports filed after the Execution Date, will comply) as to form in all material respects with applicable statutes, rules and regulations as of their respective dates, and did not (or, in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Neither SBC nor the Bank is required to file or furnish any forms, reports, or other documents with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act.

(d)    Each of SBC’s and the Bank’s balance sheets included in the SBC Financial Statements and the Bank Financial Statements, respectively, fairly presents in all material respects (or, in the case of such financial statements for periods ending on a date following the Execution Date, will fairly present in all material respects) the financial position of SBC and the Bank as of the date of such balance sheet. Each of the statements of income, cash flows and changes in shareholders’ equity included in the SBC Financial Statements and the Bank Financial Statements fairly presents in all material respects the results of operations, cash flows and changes in shareholders’ equity, as the case may be, of SBC and the Bank for the periods set forth in these statements (subject, in the case of unaudited statements, to normal year-end audit adjustments and the absence of footnotes), in each case in accordance with GAAP, except as may be noted in these statements.

(e)    SBC maintains a system of internal accounting controls sufficient to comply with all legal and accounting requirements applicable to the businesses of SBC and the Bank. Since January 1, 2016, SBC has not identified any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting, and SBC has not effected any material change in its internal control over financial reporting.

(f)    Since January 1, 2016, neither SBC nor the Bank, nor, to the Knowledge of SBC, any director, officer, or auditor of SBC or the Bank, has received or otherwise obtained knowledge of any material complaint, allegation, or claim regarding (i) the accounting or auditing practices or procedures (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of SBC or the Bank, including any material complaint, allegation, or claim that SBC or the Bank has engaged in questionable accounting or auditing practices, or (ii) any material violation of securities laws, breach of fiduciary duty or similar violation by SBC or the Bank or any of their respective officers, directors, employees or agents.

(g)    The books and records of SBC and the Bank have been accurately maintained in all material respects, and in accordance with the business practices customary in the banking industry, and they fairly reflect the substance of events and transactions included therein. Such books and records comply in all material respects with applicable legal, regulatory, accounting and banking requirements in effect at the time they were produced.

(h)    Schedule 3.1.4(h) lists all investments (except investments in the Bank and securities issued by a Governmental Authority) owned by SBC or the Bank as of August 31, 2019. All such investments comply with all applicable Laws, including without limitation the BHC Act.

3.1.5    Properties.

(a)    SBC or the Bank has good and marketable fee simple title to the Owned Real Estate free and clear of any Liens (other than Liens for Taxes not yet delinquent, non-monetary Liens on the Owned Real Estate that do not adversely affect the use or value of the Owned Real Estate in any material respect, pledges to secure deposits and other security provided in the ordinary course of business including, without limitation, security for Federal Home Loan Bank borrowings, federal funds and repurchase agreements and Liens disclosed in the SBC Financial Statements and any other Permitted Exceptions). Schedule 3.1.5(a) contains a true and complete list by address of the Owned Real Estate as of the Execution Date. Neither SBC nor the Bank: (i) lease or grant any Person (other than the Bank) the right to use or occupy all or any part of the Owned Real Estate; (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Estate or any portion thereof or interest therein; or (iii) has received written notice of any pending, or, to the Knowledge of SBC, threatened, condemnation proceeding affecting any Owned Real Estate or any portion thereof or interest therein. Neither SBC nor the Bank is a party to any agreement or option to purchase any real property or interest therein.

(b)    Schedule 3.1.5(b) contains a true and complete list of all Leases (including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto) as of the Execution Date for each Leased Real Estate (including the date and name of the parties to such Lease document). SBC has delivered to GBCI a true and complete copy of each such Lease. With respect to each of the Leases: (i) such Lease is valid, binding, enforceable, and in full force and effect; (ii) neither SBC nor the Bank nor, to the Knowledge of SBC, any other party to the Lease, is in breach or default under such Lease, and no event has occurred or circumstance exists which, with or without notice, lapse of time, or both, would constitute a breach or default on the part of SBC or the Bank under such Lease; (iii) SBC’s or the Bank’s possession and quiet enjoyment of the Leased Real Estate under such Lease has not been disturbed, and to the Knowledge of SBC, there are no disputes with respect to such Lease; and (iv) there are no Liens on the estate created by such Lease (other than Liens for Taxes not yet delinquent, non-monetary Liens on the estate created by such Lease that do not adversely affect the use or value of such estate in any material respect, pledges to secure deposits and other security provided in the ordinary course of business including, without limitation, security for Federal Home Loan Bank borrowings, federal funds and repurchase agreements). Neither SBC nor the Bank has assigned, pledged, mortgaged, hypothecated, or otherwise transferred any Lease or any interest therein nor has SBC or the Bank subleased, licensed, or otherwise granted any Person (other than the Bank) a right to use or occupy such Leased Real Estate or any portion thereof.

(c)    The Owned Real Estate identified in Schedule 3.1.5(a) and the Leased Real Estate identified in Schedule 3.1.5(b) comprise all of the real property used in the business of SBC or the Bank (collectively, the “Real Property”). To the Knowledge of SBC, all buildings and structures on the Real Property and the equipment located thereon are in all material respects (i) in good operating condition and repair (ordinary wear and tear excepted) and (ii) in conformance in all material respects with all ordinances, regulations, zoning, and other Laws.

(d)    To the Knowledge of SBC, SBC has delivered or made available to GBCI true, accurate, and complete copies of all title policies together with legible copies of all underlying exceptions to the extent in its possession and control. To the Knowledge of SBC, no exceptions, reservations, or encumbrances have arisen or been created since the date of issuance of those policies that would interfere with the current use and occupancy of the Real Property (other than Liens for Taxes not yet delinquent).

(e)    SBC and the Bank are in possession of and have good and marketable title to, or valid leasehold interests in or valid rights under contract to use, the machinery, equipment, furniture, fixtures, on- and off-premises ATMs, security systems, safe deposit boxes (exclusive of contents), vaults, sign structures, and other tangible personal property and assets owned, leased, or used by SBC or the Bank, free and clear of all Liens (other than Liens for Taxes not yet delinquent, non-monetary Liens on the tangible personal property that do not adversely affect the use or value of the tangible personal property in any material respect, pledges to secure deposits and other security provided in the ordinary course of business including, without limitation, security for Federal Home Loan Bank borrowings, federal funds and repurchase agreements).

(f)    Schedule 3.1.5(f) lists all of the Bank’s existing branches and offices, all off-site ATMs, and all new branches or offices that the Bank has applied to establish or purchase, along with the estimated cost to establish or purchase those new branches.

3.1.6    Environmental Matters.

(a)    For purposes of this Agreement, the following definitions apply:

(i)    ”Subject Property” with respect to SBC and the Bank means (A) all real property at which its businesses have been conducted, and any property where under any Environmental Law it is deemed to be the present or past owner or operator of the property; (B) any facility in which it is or was the owner or operator of the facility; and (C) all other real property that, for purposes of any Environmental Law, it otherwise would be deemed to be a present or past owner or operator of or as otherwise having control over during the five years prior to the Execution Date.

(ii)    ”Environmental Laws” means all federal, state and local environmental, health, and safety laws, regulations, orders, authorizations, common law and agency requirements relating to: (A) the protection or restoration of the environment, health and safety as it relates to exposures to Hazardous Substances or natural resource damages, (B) the handling, use, transportation, treatment, storage, presence, disposal, release or threatened release of, or exposure to, any Hazardous Substance, or (C) noise, odor, wetlands, indoor air quality, pollution, contamination or any injury or threat of injury to persons or property from exposure to any Hazardous Substance, including without limitation the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, and the Federal Clean Air Act, each as amended, and including their respective state counterparts.

(iii)    ”Hazardous Substances” means any substance, material or waste that is (A) defined as a “hazardous substance,” “pollutant or contaminant,” or “hazardous waste” or otherwise regulated pursuant to any Environmental Law, or (B) petroleum or a petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, or any other substance defined as “hazardous,” “dangerous,” or “toxic” under any Environmental Law.

(b)    To the Knowledge of SBC, SBC, the Bank, and the Subject Property currently owned, operated or leased are, and the Subject Property owned, operated, or leased at any time during the past five years was at the time owned, operated, or leased, in material compliance with all applicable Environmental Laws, and to the Knowledge of SBC, no circumstances exist, or existed at the time a Subject Property, which is no longer owned, operated, or leased, was owned, operated or leased, that would result in a material violation of such Environmental Laws.

(c)    None of the following exists, and to the Knowledge of SBC, no reasonable basis for any of the following exists: pending or threatened claims, actions, investigations, notices of non-compliance, information requests or notices of potential responsibility or proceedings involving SBC, the Bank, or any Subject Property, relating to:

(i)    an asserted liability of SBC or the Bank, or any prior owner, occupier, or user of Subject Property under any applicable Environmental Law or the terms and conditions of any permit, license, authority, settlement, agreement, decree or other obligation arising under any applicable Environmental Law;

(ii)    the handling, storage, use, transportation, removal, release or disposal of Hazardous Substances;

(iii)    the actual or threatened discharge, release or emission of Hazardous Substances from, on or under or within Subject Property into the air, water, surface water, ground water, land surface, or subsurface strata; or

(iv)    personal injuries or damage to the Subject Property related to or arising out of the release, use or disposal of Hazardous Substances.

(d)    To the Knowledge of SBC, no drums, barrels or storage tanks underground or similar vessels are present on the Subject Property currently owned, operated, or leased by SBC or the Bank, or, if present, each of them is in full compliance with all applicable Environmental Laws. With respect to any Subject Property, except as permitted by applicable Environmental Laws, neither SBC nor the Bank owns, possesses or controls any PCBs, PCB-contaminated fluids, wastes or equipment, or any material amount of asbestos or asbestos-containing material. Any asbestos or asbestos-containing material on the Subject Property currently owned by SBC or the Bank, is properly contained in compliance with all applicable Environmental Laws, and to the Knowledge of SBC, there is no threat that asbestos or asbestos-containing material will be released into the environment. To the Knowledge of SBC, no Hazardous Substances have been used, handled, stored, discharged, released or emitted, or are threatened to be discharged, released or emitted, at or on or from any Subject Property, except in compliance with applicable Environmental Laws.

(e)    To the Knowledge of SBC, no part of the Subject Property has been subject to, or is scheduled for investigation, monitoring or other remedial action under any applicable Environmental Law.

(f)    To the Knowledge of SBC, no condition from, on or under the Subject Property exists with respect to the Subject Property that would require remedial action under applicable Environmental Laws.

3.1.7    Taxes.

(a)    Tax Returns and Payment of Taxes. SBC and the Bank have duly and timely filed or caused to be filed (taking into account any valid extensions) all income and Tax Returns required by Law to be filed by each of them. Such Tax Returns are true, complete and correct in all material respects. None of SBC or the Bank are currently the beneficiary of any extension of time within which to file any Tax Return. All Taxes due and owing by SBC or the Bank (whether or not shown on any Tax Return) have been timely paid or, where payment is not yet due, SBC has made an adequate provision for such Taxes in SBC’s Financial Statements (in accordance with GAAP). The most recent Financial Statements reflect an adequate reserve (in accordance with GAAP) for all Taxes payable by SBC and the Bank through the date of such financial statements. None of SBC or the Bank have incurred any liability for Taxes since the date of SBC’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

(b)    Availability of Tax Returns. SBC has made available to GBCI complete and accurate copies of all U.S. federal, state, local and non-U.S. income and franchise Tax Returns filed by or on behalf of SBC or the Bank for any Tax period ending after January 1, 2015.

(c)    Withholding. SBC and the Bank have withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any Employee, independent contractor, creditor, customer, shareholder or other party, and complied with all information reporting and backup withholding provisions of applicable Law.

(d)    Liens. There are no Liens for Taxes upon the assets of SBC or the Bank other than for current Taxes not yet due and payable or for Taxes that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been made in the SBC Financial Statements.

(e)    Tax Deficiencies and Audits. No deficiency for any amount of Taxes which has been proposed, asserted or assessed in writing by any taxing authority against SBC or the Bank remains unpaid. There are no waivers or extensions of any statute of limitations currently in effect with respect to Taxes of SBC or the Bank. There are no audits, suits, proceedings, investigations, claims, examinations or other administrative or judicial proceedings ongoing or pending with respect to any Taxes of SBC or the Bank of which SBC has Knowledge. Schedule 3.1.7(e) lists all U.S. federal, state, local and non-U.S. income Tax Returns filed with respect to SBC or the Bank for taxable periods ended on or after January 1, 2015, indicates which of those Tax Returns have been audited, and indicates which of those Tax Returns currently are the subject of audit.

(f)    Tax Jurisdictions. No written claim by any taxing authority in a jurisdiction in which neither SBC nor the Bank files or has filed Tax Returns has been received by SBC or the Bank since January 1, 2015, asserting that SBC or the Bank is or may be subject to Tax in that jurisdiction.

(g)    Tax Rulings. None of SBC or the Bank have requested or are the subject of or bound by any private letter ruling, technical advice memorandum or similar ruling or memorandum with any taxing authority with respect to any Taxes, nor is any such request outstanding.

(h)    Consolidated Groups, Transferee Liability and Tax Agreements. None of SBC or the Bank (i) have been a member of a group filing Tax Returns on a consolidated, combined, unitary or similar basis (except for a group including solely SBC and the Bank), (ii) have any liability for Taxes of any Person (other than SBC or the Bank) under Treasury Regulations Section 1.1502-6 (or any comparable provision of local, state or foreign Law), as a transferee or successor, by contract (excluding commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes), or otherwise, or (iii) are a party to, bound by or has any liability under any Tax sharing, allocation or indemnification agreement or arrangement (except for such agreements or arrangements solely between SBC and/or the Bank and except for commercial agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes).

(i)    Change in Accounting Method. Neither SBC nor the Bank has agreed to make, nor is required to make, any adjustment under IRC Section 481(a) or any comparable provision of state, local or foreign Tax Laws by reason of a change in accounting method or otherwise that could require any income inclusion or reduction in any deduction or credit after the Effective Date.

(j)    Post-Closing Tax Items. SBC and the Bank will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the date of Closing as a result of any (i) “closing agreement” as described in IRC Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the date of Closing, (ii) installment sale or open transaction disposition made on or prior to the date of Closing, (iii) prepaid amount received on or prior to the date of Closing, (iv) election under IRC Section 108(i), (v) inclusion under Code Section 965(a), or (vi) election under Code Section 965(h) or (i).

(k)    Ownership Changes. Without regard to this Agreement, neither SBC nor the Bank has undergone an “ownership change” within the meaning of IRC Section 382.

(l)    U.S. Real Property Holding Corporation. Neither SBC nor the Bank has been a United States real property holding corporation (as defined in IRC Section 897(c)(2)) during the applicable period specified in IRC Section 897(c)(1)(A).

(m)    IRC Section 355. Neither SBC nor the Bank has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in IRC Section 355.

(n)    Reportable Transactions. Neither SBC nor the Bank has been a party to, or a promoter of, a “listed transaction” within the meaning of IRC Section 6707A(c)(2) and Treasury Regulations 1.6011-4(b)(2).

(o)    IRC Section 6662. SBC has disclosed on its U.S. federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of U.S. federal income Tax within the meaning of IRC Section 6662.

(p)    IRC Section 280G. Except as set forth in Schedule 3.1.7(p), neither SBC nor the Bank has made any payments, is obligated to make any payments or is a party to any agreement that could obligate SBC or the Bank to make any payments that are not deductible under IRC Section 280G.

(q)    Tax Attributes. Schedule 3.1.7(q) sets forth the following information with respect to each of SBC and the Bank as of the most recent practicable date: (i) the basis in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution; (iii) the amount of any deferred gain or loss arising out of any intercompany transaction; and (iv) the amount of any excess loss account in the stock of a Subsidiary.

3.1.8    Regulatory Matters.

(a)    Since January 1, 2015, SBC and the Bank have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Laws, including without limitation all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Real Estate Settlement Procedures Act and Regulation X, and any other laws or regulations relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, and all requirements relating to the origination, sale and servicing of mortgage and consumer loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and SBC has no Knowledge of, nor has it received since January 1, 2015, written notice of, any material defaults or material violations of any applicable Law.

(b)    Neither SBC nor the Bank is a party to any cease and desist order, written agreement, or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions that continue to be effective on or after the Execution Date at the request of, federal or state regulatory authorities, nor has been advised by, or has any Knowledge of facts which could give rise to an advisory notice by, such authorities that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

(c)    Each of SBC and the Bank has properly administered all accounts for which it acts as a fiduciary, including accounts for which they serve as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of SBC, the Bank, or any director, officer, or employee of SBC or the Bank have committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account accurately reflect in all material respects the assets of such fiduciary account.

(d)    Neither SBC nor the Bank, nor, to the Knowledge of SBC, any of their respective directors, officers, employees, agents, or any other persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. Sections 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other person while knowing or having a reasonable belief that the person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering law, anti-terrorism law or regulation, anti-boycott regulations or embargo regulations, or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the United States Treasury Department.

3.1.9    Material Contracts.

(a)    Except for arrangements which may be made after the date and in accordance with the terms of this Agreement, neither SBC nor the Bank is bound by any Material Contract that has not been set forth in Schedule 3.1.9(a). For purposes of this Agreement, a “Material Contract” is a contract, agreement, or arrangement currently in effect that:

(i)    contains a non-compete or client or customer non-solicit requirement or any other provisions that materially restricts the conduct of, or the manner of conducting, any line of business of SBC or the Bank;

(ii)    obligates SBC or the Bank to conduct business with any third party on an exclusive or preferential basis;

(iii)    grants any right of first refusal, right of first offer or similar right with respect to any assets, rights, or Properties of SBC or the Bank;

(iv)    limits the payment of dividends by SBC or the Bank;

(v)    relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties;

(vi)    provides for payments to be made by SBC or the Bank upon a change in control thereof;

(vii)    provides for indemnification by SBC or the Bank of any Person, except for contracts entered into in the ordinary course of business providing for customary or immaterial indemnification;

(viii)    is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by SBC or the Bank on 30 days or less notice without any required payment or other conditions, other than the condition of notice);

(ix)    involves capital expenditures in excess of $50,000 per project or series of related projects, or $100,000 in the aggregate;

(x)    any affiliate, director, or officer of SBC or the Bank is a party to or beneficiary of (except with respect to loans to, or deposit or asset management accounts of, directors, officers and employees entered into in the ordinary course of business and in accordance with all applicable regulatory requirements with respect to it);

(xi)    would prevent, materially delay or materially impede SBC’s ability to consummate the Transactions;

(xii)    contains a put, call or similar right pursuant to which SBC or the Bank could be required to purchase or sell, as applicable, any equity interests of any Person or assets; or

(xiii)    is otherwise not entered into in the ordinary course of the business of SBC or the Bank or is to be performed after the Execution Date and is material to the operations of SBC or the Bank or to SBC’s financial condition or results of operations on a consolidated basis.

(b)    (i) Each Material Contract is a valid and legally binding agreement of SBC or the Bank, as applicable, and, to the Knowledge of SBC, the counterparty or counterparties thereto, is enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity) and is in full force and effect; (ii) SBC or the Bank has duly performed all material obligations required to be performed by it prior to the Execution Date under each Material Contract; (iii) none of SBC or the Bank and, to the Knowledge of SBC, any counterparty or counterparties, are in breach of any material provision of any Material Contract; and (iv) to the Knowledge of SBC and except as set forth in Schedule 3.1.9(b), no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a material breach, violation or default on the part of SBC or the Bank under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Schedule 3.1.9(b) sets forth a true and complete list of (A) all Material Contracts pursuant to which consents or waivers are required (the “Third-Party Consents”) and (B) all notices that are required to be given pursuant to any Material Contract (the “Third-Party Notices”), in each case, prior to the performance by SBC of this Agreement and the consummation of the Transactions.

3.1.10    Compliance. Each of SBC and the Bank has at all times since January 1, 2016, had all material permits, licenses, certificates of authority, orders, and approvals of, and has made all material filings, applications, and registrations with, federal, state, local, and foreign governmental or regulatory bodies that are required in order to permit SBC or and the Bank to carry on their respective businesses as they are presently conducted. All such material permits, licenses, certificates of authority, orders and approvals are in full force and effect, and, to the Knowledge of SBC, no suspension or cancellation of any of them is threatened.

3.1.11    Litigation. No material litigation, arbitration, proceeding or controversy before any Governmental Authority is pending on behalf of SBC or the Bank (other than routine foreclosure proceedings), and there is no pending litigation, arbitration, claim, action, proceeding and, to the Knowledge of SBC, investigation against SBC or the Bank and, to the Knowledge of SBC, no such litigation, arbitration, claim, action, investigation or proceeding has been threatened or is contemplated.

3.1.12    No Material Adverse Effect. Since December 31, 2018, (a) SBC and the Bank have in all material respects conducted their respective businesses only in the ordinary and usual course of business, and (b) there has not been any change in the financial condition of SBC (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on SBC.

3.1.13    Shareholder List. SBC has provided to GBCI a list of its shareholders as of the most recent practicable date. To SBC’s Knowledge, the shareholder list provided is a true and correct list of the names, addresses and holdings of all record holders of the SBC Stock as of the date thereof.

3.1.14    Asset Classification.

(a)    Schedule 3.1.14 sets forth a list, accurate and complete, as of December 31, 2018, except as otherwise expressly noted, and separated by category of classification or criticism (“Asset Classification”), of the aggregate amounts of loans, extensions of credit and other assets of SBC and the Bank that have been criticized or classified by any internal audit conducted by SBC and/or the Bank, taking into account any assets that have been criticized or classified by any Governmental Authority.

(b)    No amounts of the Bank’s loans, extensions of credit or other assets that have been classified or criticized by any representative of any Governmental Authority as “Other Assets Especially Mentioned,” “Substandard,” “Doubtful,” “Loss,” or words of similar effect as of December 31, 2018, are excluded from the amounts disclosed in the Asset Classification, other than amounts of loans, extensions of credit or other assets that were paid off or charged off by SBC or the Bank before the Execution Date.

3.1.15    Insurance. SBC and the Bank have taken all requisite action (including the making of claims and the giving of notices) under their respective directors’ and officers’ liability insurance policy or policies in order to preserve all rights under such policies with respect to all matters known to any of them (other than matters arising in connection with, and the transactions contemplated by, this Agreement). Schedule 3.1.15 lists all material insurance policies maintained by SBC and the Bank within the prior five years, including, without limitation, all directors’ and officers’ liability and employee fiduciary policies.

3.1.16    Labor Matters.

(a)    Neither SBC nor the Bank is a party to, or is bound by, any collective bargaining agreement, contract, or other agreement or understanding with a labor union or labor organization. Neither SBC nor the Bank is the subject of any material proceeding: (i) asserting that it has committed an unfair labor practice or (ii) seeking to compel it to bargain with any labor organization as to wages or conditions of employment. No strike involving SBC or the Bank is pending or, to the Knowledge of SBC, threatened. SBC has no Knowledge of any activity involving any Employees seeking to certify a collective bargaining unit or engaging in any other organizational activity.

(b)    SBC has made available to GBCI all personnel manuals, handbooks, or material policies, rules or procedures applicable to Employees and the terms of their employment, and all such applicable materials are listed on Schedule 3.1.16. Each of SBC and the Bank are, and since January 1, 2016, have been, in compliance in all material respects with all applicable Laws respecting hiring and employment, including but not limited to, discrimination or harassment in employment, retaliation, reasonable accommodation, terms and conditions of employment, termination of employment, wages, overtime classification, hours, leaves of absence, occupational safety and health, employee whistle-blowing, immigration, employee privacy, employment practices and classification of employees, consultants and independent contractors. Other than as listed on Schedule 3.1.16, no Employee has an express or implied contract or agreement that prohibits such person from being dismissed immediately and without prior notice to such Employee and without liability to SBC or the Bank (other than for salary or wages for time worked and benefits earned prior to the date of such termination). SBC has provided to GBCI a true and complete list of all independent contractors and consultants to SBC or the Bank, including such contractor or consultant’s name, date of commencement, and rate of compensation payable, and all such consultants can be terminated immediately and without prior notice to the consultant.

3.1.17    Employee Benefits.

(a)    For purposes of this Agreement, “Plan,” or “Plans,” individually or collectively, means any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by SBC or the Bank, as the case may be. SBC and the Bank are not now nor have ever been a contributing employer to, or sponsor of, a multiemployer plan within the meaning of ERISA Section 3(37) or 4001(a)(3) or a single employer plan subject to Title IV of ERISA. SBC and the Bank are, and have been, each other’s only ERISA Affiliate

(b)    Schedule 3.1.17 sets forth a list, as of the Execution Date, of (i) all Plans, stock purchase plans, restricted stock and stock option plans, and other deferred compensation arrangements, and (ii) all other material employee benefit plans, programs, policies, agreements, collective bargaining agreements, or other arrangements providing for compensation, severance, incentives, bonuses, performance awards, or other compensation, or for fringe, retirement, death, disability or medical benefits or other employee benefits or remuneration of any kind, whether written or unwritten, funded or unfunded that is sponsored, maintained, contributed to, or required to be contributed to, by SBC or the Bank for the benefit of any employees or former employees of SBC or the Bank (collectively, “Employees”), including, without limitation, all salary continuation or supplementation agreements between SBC or the Bank and any of their respective officers, directors, or employees (collectively, the “Compensation Plans”). True and complete copies of the Compensation Plans (and, as applicable, copies of the current summary plan descriptions and most recent governmental filings (on Form 5500 series or otherwise), actuarial reports and reports under Financial Accounting Standards Board Statement No. 106 relating to such Compensation Plans), including plan documents and related amendments, and all material correspondence relating to any Compensation Plan from or with any Governmental Authority in the last five years, as well as each Plan’s most recent determination, opinion, or advisory letter from the Internal Revenue Service or other Governmental Authority, if any, have been made available to GBCI.

(c)    All of the Compensation Plans have been maintained, and are in material compliance (both in form and operation) with any applicable laws, including ERISA. Each Plan that is an “employee pension benefit plan” within the meaning of ERISA Section 3(2) (“Pension Plan”) and that is intended to be qualified under IRC Section 401(a), has either received a favorable determination letter from the Internal Revenue Service or consists of a master, prototype, or volume submitter plan which has received an opinion or advisory letter from the Internal Revenue Service upon which SBC or the Bank may rely, and, as of the date hereof no such determination letter has been revoked, and, to the Knowledge of SBC, no revocation has been threatened, and nothing has occurred since the date of such letter that could adversely affect the qualified status of each such Pension Plan. All such Pension Plans have been timely amended for all qualification and other legal requirements and have been submitted to the Internal Revenue Service for a favorable determination letter within the latest applicable remedial amendment period. No litigation, audit, or investigation relating to any of the Compensation Plans is pending or, to the Knowledge of SBC, threatened. There has been no non-exempt prohibited transaction, as such term is defined in ERISA Section 406 or IRC Section 4975, with respect to any Compensation Plan and neither SBC nor the Bank has engaged in such non-exempt prohibited transactions with respect to any Compensation Plan.

(d)    All contributions required to be made under the terms of any Compensation Plans have been timely made and, if material, have been reflected in the SBC Financial Statements to the extent material. Neither SBC nor the Bank is, or to the Knowledge of SBC will be, subject to any material liability or penalty under IRC Sections 4976 through 4980 or Title I of ERISA. No Pension Plan has an “accumulated funding deficiency” (whether or not waived) within the meaning of IRC Section 412 or ERISA Section 302.

(e)    Except as required by IRC Section 4980B, neither SBC nor the Bank has any obligations for retiree health, life or other welfare benefits.

(f)    No provision of the documents governing any Compensation Plan contains restrictions on the rights of SBC or the Bank to amend or terminate that Plan.

(g)    Except as disclosed in Schedule 3.1.17, the Transactions will not result in (i) vesting, acceleration, or increase of any amounts payable under any Compensation Plan, (ii) any increase in benefits under any Compensation Plan, (iii) payment of any severance, true-up, change in control, or similar payments or compensation or any forgiveness of any indebtedness under any Compensation Plan, or (iv) result in an “excess parachute payment” within the meaning of IRC Section 280G(b), or any payment that will not be fully deductible by GBCI. All payments set forth in Schedule 3.1.17 have been properly accrued in accordance with GAAP.

(h)    Except as disclosed in Schedule 3.1.17, neither SBC nor the Bank maintains an executive supplemental retirement plan or similar arrangement for any current or former officers, directors, or Employees.

(i)    All required reports and descriptions (including Form 5500 annual reports, summary annual reports, and summary plan descriptions) have been timely filed and/or distributed in accordance with the applicable requirements of ERISA and the IRC with respect to each Plan. To the Knowledge of SBC, the requirements of COBRA have been met with respect to each applicable Plan that is subject to those requirements.

(j)    Each Compensation Plan that is subject to IRC Section 409A has been operated in compliance with, and is in documentary compliance with, such section and all applicable regulations and regulatory guidance (including, without limitation, proposed regulations, notices, and rulings).

3.1.18    Required Vote; Takeover Laws.

(a)    The affirmative vote of the holders of a majority of the outstanding shares of SBC Stock entitled to vote is necessary to approve this Agreement and the Merger on behalf of SBC. No other vote of the shareholders of SBC is required by law, SBC’s articles of incorporation or bylaws, or otherwise to approve this Agreement and the Transactions.

(b)    SBC and the Bank have taken all action required to be taken in order to exempt this Agreement and the Transactions from, and this Agreement and the Transactions are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “business combination,” or other antitakeover laws and regulations of any state, including, without limitation, the State of Arizona, applicable to it (collectively, “Takeover Laws”). SBC and the Bank have taken all action required to be taken by them in order to make this Agreement and the Transactions comply with, and this Agreement and the Transactions do comply with, the requirements of any articles, sections, or provisions of the articles of incorporation and bylaws of SBC and the Bank concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions (collectively, the “Takeover Provisions”). SBC has no shareholder rights plan, “poison pill,” or similar plan.

3.1.19    Fairness Opinion. Prior to the execution of this Agreement, SBC has received an opinion (which if initially rendered verbally, has been or will be confirmed by a written opinion as of the same date) from D.A. Davidson & Co., to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of SBC Stock (the “Fairness Opinion”). Such Fairness Opinion has not been amended or rescinded and continues in effect as of the Execution Date.

3.1.20    Broker’s or Finder’s Fees. Except for the fees of D.A. Davidson & Co. to obtain the Fairness Opinion and for advisory services relating to the Transactions pursuant to an agreement that has been disclosed to GBCI, no agent, broker, Person or firm acting on behalf of SBC or the Bank, or under their authority, is or will be entitled to any commission, broker’s, finder’s or financial advisory fee in connection with the Transactions.

3.1.21    Completeness of Representations. No representation or warranty made by or with respect to SBC or the Bank in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

3.2    Representations and Warranties of GBCI and Glacier Bank. Except as disclosed in a Schedule to this Agreement, each of GBCI and Glacier Bank represents and warrants to SBC and the Bank that:

3.2.1    Organization and Good Standing. GBCI is a corporation duly organized, validly existing and in good standing under the laws of the State of Montana, is a registered bank holding company pursuant to the BHC Act, and has all requisite corporate power and authority to own and operate its Properties and to carry on its businesses as now conducted. GBCI is duly licensed or qualified to do business and in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified or to be in good standing would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GBCI. Each of its Subsidiaries is either a commercial bank, a statutory trust or a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation and has all requisite power and authority to own and operate its Properties and to carry on its businesses as now conducted.

3.2.2    Corporate Authority. Its execution, delivery and performance (assuming all Requisite Regulatory Approvals are duly made and/or obtained) of this Agreement does not and will not, and its consummation (assuming all Requisite Regulatory Approvals are duly made and/or obtained) of the Transactions will not, constitute or result in: (a) a material breach or violation of, or a material default under, its articles of incorporation or bylaws; (b) a breach or violation of, or a default under, or the acceleration of or the creation of a Lien (with or without the giving of notice, the lapse of time or both) under any provision of any material agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation by which it is bound or to which it is a party (collectively, the “GBCI Contracts”), other than any breach, violation, default, acceleration, or creation of a Lien that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on GBCI; (c) a material violation of any law, rule, ordinance or regulation or judgment, decree, order, award, or governmental or non-governmental permit or license to which it is subject; or (d) any material change in the rights or obligations of any party under any of the GBCI Contracts. No other corporate proceedings or action is required to be taken by it relating to the performance by it of this Agreement or the consummation of the Transaction.

3.2.3    Capital Stock. The authorized capital stock of GBCI consists of 1,000,000 shares of GBCI Preferred Stock and 117,187,500 shares of GBCI Common Stock. No shares of GBCI Preferred Stock are outstanding, and as of September 20, 2019, a total of 92,180,618 shares of GBCI Common Stock were issued and outstanding, all of which were validly issued and are fully paid and nonassessable. As of such date, there were no options, warrants, conversion privileges or other rights to acquire shares of GBCI Common Stock or any other security of GBCI issued and outstanding, except as are or will be disclosed in the GBCI SEC Reports.

3.2.4    Reports and Financial Statements.

(a)    Regulatory Filing of Reports. Since January 1, 2016, GBCI and each of its Subsidiaries has filed all reports and statements, together with any required amendments to these reports and statements (collectively, the “GBCI Regulatory Reports”), that they were required to file with or furnish to (i) the Federal Reserve, (ii) the FDIC, and (iii) any other Governmental Authority with regulatory authority over GBCI or its Subsidiaries, and has paid all material fees and assessments due and payable in connection herewith. Each of the GBCI Regulatory Reports, including the related financial statements and exhibits, complied as to form in all material respects with all applicable statutes, rules and regulations as of their respective dates.

(b)    SEC Reports. GBCI has filed all reports, schedules, registration statements, prospectuses, and other documents, together with all amendments thereto, required to be filed with the SEC since January 1, 2016 (the “GBCI SEC Reports”). As of their respective dates of filing with the SEC (or, if amended or superseded by a subsequent filing prior to the date hereof, as of the date of such subsequent filing), each of the GBCI SEC Reports, including the related financial statements, exhibits, and schedules, filed, used, or circulated before the Execution Date complied (and each of the GBCI SEC Reports filed after the Execution Date will comply) as to form in all material respects with applicable statutes, rules, and regulations as of their respective dates, and did not (or, in the case of reports, statements, or circulars filed after the Execution Date, will not) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. There are no outstanding comments from, or unresolved issues raised by, the SEC with respect to any of the GBCI SEC Reports. To the Knowledge of GBCI, no enforcement action by the SEC relating to its disclosures in any GBCI SEC Report is pending or threatened against GBCI or its directors or officers.

(c)    Financial Statements. Each of GBCI’s balance sheets included in the GBCI Financial Statements have been prepared in conformity with GAAP and fairly presents in all material respects (or, in the case of GBCI Financial Statements for periods ending on a date following the Execution Date, will fairly present) the financial position of GBCI and its Subsidiaries as of the date of such balance sheet. Each of the statements of income, cash flows and shareholders’ equity included in the GBCI Financial Statements, fairly presents (or, in the case of GBCI Financial Statements to be prepared and filed with the SEC pursuant to GBCI’s reporting obligations under the Exchange Act for periods ending on a date following the Execution Date, will fairly present) the results of operations, shareholders’ equity and cash flows, as the case may be, of GBCI and its Subsidiaries for the periods set forth in these statements, in each case in accordance with GAAP, except as may be noted in these statements.

3.2.5    Financing and Shares Available. GBCI has, and at the Effective Time will have, (a) sufficient cash and cash equivalents on hand to pay the cash component of the Merger Consideration, cash in lieu of fractional shares, and any amounts payable to holders of Proposed Dissenting Shares; and (b) a sufficient number of shares of common stock authorized and available to issue the GBCI Shares.

3.2.6    Regulatory Matters.

(a)    Since January 1, 2015, GBCI and each of its Subsidiaries have complied in all material respects with, and are not in default or violation in any material respect of, (i) any applicable Laws, including, without limitation, all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the Real Estate Settlement Procedures Act and Regulation X, and any other laws or regulations relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, and all requirements relating to the origination, sale and servicing of mortgage and consumer loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including without limitation, the protection of personal information, and GBCI has no Knowledge of, nor has it received since January 1, 2016, written notice of, any material defaults or material violations of any applicable Law. Neither GBCI nor any of its Subsidiaries is a party to any cease and desist order, written agreement or memorandum of understanding with, or a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions that continue to be effective on or after the Execution Date at the request of any Governmental Authority, nor has it been advised by such Governmental Authority that they are contemplating issuing or requesting any such order, agreement, memorandum or similar document or undertaking.

(b)    To GBCI’s Knowledge, as of the date of this Agreement, there is no fact or circumstance that would reasonably be expected to result in any of the Requisite Regulatory Approvals not being received in order to permit consummation of the Transactions on a timely basis.

3.2.7    Litigation. Except as disclosed in GBCI Regulatory Reports or GBCI SEC Reports, there is no pending litigation, arbitration, claim, action, proceeding, or to the Knowledge of GBCI, investigation against GBCI or Glacier Bank, and, to the Knowledge of GBCI, no such litigation, arbitration, claim, action, investigation or proceeding has been threatened against GBCI or any of its Subsidiaries, which in either case is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GBCI or to materially hinder or delay consummation of the Transactions.

3.2.8    No Material Adverse Effect. Since December 31, 2018, (a) GBCI and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course of business, and (b) there has not been any change in the financial condition of GBCI (which includes, without limitation, the condition of assets, franchises, results of operations and prospects) that has had or may reasonably be expected to have a Material Adverse Effect on GBCI.

3.2.9    Taxes. All material Tax Returns and reports required by law to be filed by GBCI and its Subsidiaries have been duly filed, and all Taxes upon GBCI or any of its Subsidiaries or upon any of their respective properties, assets, income or franchises that are shown as due and payable on such Tax Returns have been paid. The federal income portion of such taxes have been paid in full as indicated in the federal income tax returns of GBCI and its Subsidiaries for the past three years or adequate provision has been made for any such Taxes on its balance sheet in accordance with GAAP. No material objections to returns or claims for additional Taxes are being asserted with respect to federal or state income tax returns of GBCI and its Subsidiaries for any prior years, except for such audits, objections or claims which are being contested in good faith, by appropriate proceedings and with establishment of appropriate reserves.

3.2.10    Completeness of Representations. No representation or warranty made by or with respect to GBCI or its Subsidiaries in this Agreement (or in the Schedules to this Agreement) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in this Agreement (or in such Schedules) or in such representation or warranty not misleading.

ARTICLE 4

ADDITIONAL AGREEMENTS

4.1    Conduct of SBC’s and the Bank’s Businesses Prior to Closing. SBC and the Bank covenant that, from the Execution Date and prior to Closing:

4.1.1    Availability of Books, Records, and Properties.

(a)    Upon reasonable prior written notice to SBC, subject to applicable Law, the books, records, Properties, contracts, and documents of SBC and the Bank will be available at reasonable times to GBCI and its counsel, accountants and other representatives. Such items will be open for inspection, audit and direct verification of loan or deposit balances, collateral receipts and such other transactions or documentation as GBCI deems reasonably relevant to the Transaction. No disclosure or access shall be required to be provided where it would jeopardize the attorney-client privilege or contravene any Law. SBC and the Bank will cooperate fully in such inspection and audit, and make available all information reasonably requested by or on behalf of GBCI, subject to the restrictions set forth in this Section 4.1.1.

(b)    Upon prior written reasonable request by GBCI, SBC and the Bank will request that any third parties involved in the preparation or review of the SBC Financial Statements or Subsequent SBC Financial Statements, or in the calculation of the SBC Closing Capital, disclose to GBCI the work papers or any similar materials related to such financial statements or calculation.

4.1.2    Ordinary and Usual Course. Without the prior written consent of GBCI (which consent shall not be unreasonably withheld, conditioned or delayed under subparagraphs (d), (f), (h), (i), (k), (l), (o) and (p) below), subject to applicable Law and except as required by the FDIC, the Federal Reserve, or the Arizona Department of Financial Institutions (so long as GBCI receives prior written notice of such required action) or specifically contemplated by this Agreement, SBC and the Bank will conduct their respective business only in the ordinary and usual course and will not do any of the following:

(a)    issue, sell, or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional SBC Securities or Bank Securities;

(b)    directly or indirectly adjust, split, combine, redeem, reclassify, purchase, or otherwise acquire, any SBC Securities or Bank Securities (other than the withholding, repurchase or acceptance of shares of SBC Stock for withholding Taxes incurred in connection with the vesting of restricted shares of SBC Stock in accordance with past practice and the terms of the applicable award agreements);

(c)    other than (i) as permitted by this Agreement or (ii) as otherwise consistent with past practices with respect to timing and amounts, declare or pay any dividend, or make any other distribution, either directly or indirectly, with respect to SBC Stock;

(d)    solicit or accept deposit accounts of a different type from accounts previously accepted by the Bank or at rates materially in excess of prevailing interest rates, or incur, or increase the principal amount of, any indebtedness for borrowed money (excluding Fed Funds and Federal Home Loan Bank borrowings);

(e)    offer or make loans or other extensions of credit of a different type, or apply different underwriting standards, from those previously offered or applied by the Bank, or offer or make a new loan or extension of credit (other than with respect to commitments existing as of the date hereof) in an amount greater than $1,500,000 without prior consultation with GBCI, which consultation will not be unreasonably withheld or delayed and for which GBCI will at all times make appropriate personnel reasonably available and approval for such loan or extension of credit will be deemed provided if GBCI has not responded to the Bank’s request within three Business Days after GBCI’s receipt of a complete loan package concerning the loan or extension of credit at issue;

(f)    make any negative provisions to the Bank’s ALLL without prior consultation with GBCI;

(g)    fail to maintain an adequate reserve for loan and lease losses (determined in accordance with GAAP and existing regulatory guidance);

(h)    amend its articles of incorporation, bylaws, or other formation agreements, or convert its charter or form of entity;

(i)    implement or adopt any material changes in its operations, policies, or procedures, including loan loss reserve policies, unless the changes are requested by GBCI or are necessary or advisable, on the advice of legal counsel, to comply with applicable laws, regulations, or regulatory policies;

(j)    implement or adopt any change in its accounting principles, practices or methods, other than as may be required (i) by GAAP, (ii) for Tax purposes, (iii) by Law, or (iv) to take advantage of any beneficial Tax or accounting methods;

(k)    enter into, amend, renew, or terminate any contracts calling for a payment by any of them of more than $25,000 (including without limitation real property leases, data or item processing agreements, and personal services contracts), except for its contracts of deposit and agreements to lend money not otherwise restricted under this Agreement and (i) entered into in the ordinary course of business, consistent with past practices, and (ii) providing for not less (in the case of loans) or materially more (in the case of deposits) than prevailing market rates of interest;

(l)    acquire, sell, transfer, assign, encumber, or otherwise dispose of any material assets having a value greater than $100,000;

(m)    acquire an ownership interest (except other real estate owned or other ownership interest acquired through foreclosure with a value not exceeding $400,000) or leasehold interest in any real property other than the Real Property and in the case of any acquisition of an ownership interest (whether or not less than $400,000), no such ownership shall be acquired without making an appropriate environmental evaluation in advance of obtaining such interest and providing to GBCI such evaluation at least 30 days in advance of such acquisition;

(n)    (i) sell any securities, whether held for investment or sale, other than in the ordinary course of business or sell any securities, whether held for investment or sale, even in the ordinary course of business, if the aggregate gain or loss realized from all sales after the Execution Date would be more than $50,000 or (ii) transfer any investment securities between portfolios of securities available for sale and portfolios of securities to be held to maturity;

(o)    other than in accordance with binding commitments existing on the Execution Date, make any capital expenditures in excess of $50,000 per project or series of related projects or $100,000 in the aggregate except for emergency repairs or replacements;

(p)    enter into any other material transaction or make any material expenditure or commitment other than in the ordinary course of its business except for expenses or commitments reasonably related to completion of the Transactions; or

(q)    take any action which would materially and adversely affect or delay their ability or the ability of GBCI to obtain any necessary approvals, consents or waivers of any Governmental Authority required for the Transactions or to perform in all material respects their respective covenants and agreements under this Agreement.

4.1.3    SBC and Bank Pre-Closing Actions. Following execution of this Agreement and prior to Closing, SBC or the Bank, as applicable, shall:

(a)    Take all action necessary to satisfy any contractual notice or similar requirements under, and use their respective commercially reasonable efforts to obtain any consents required by, the Material Contracts arising from the Transactions, or that will arise out of completion of the Transactions.

(b)    Except as otherwise provided in this Agreement and as permitted by applicable Law, (i) terminate or suspend by all necessary and appropriate actions of the boards of directors of SBC and the Bank, as applicable, such Compensation Plans maintained by SBC or the Bank as may be requested by GBCI in connection with the Closing (after satisfaction or waiver of all Closing conditions) and for which no participant consent is required; provided such request is made at least 10 days prior to Closing, and (ii) if requested by GBCI, cause benefit accruals and entitlements under such Plans to cease as of the Effective Time and cause the cancellation on and after the Effective Time of any contract, arrangement or insurance policy relating to any such Plan for such period as may be requested by GBCI. To the extent not included in the Final Transaction Related Expenses, SBC and the Bank shall, prior to the date of calculation of SBC Closing Capital, pay, provide for the payment of, or reflect as a liability any change-in-control, true-up, deficiency, or similar payments required to be made under, or upon termination of, the Compensation Plans or closing of the Transactions. All resolutions, notices, or other documents issued, adopted or executed by SBC or the Bank in connection with the implementation of this Section 4.1.3(b) shall be subject to GBCI’s reasonable prior review and approval, which approval shall not be unreasonably withheld, conditioned or delayed.

(c)    Take such corporate or other actions as may be reasonably requested by GBCI in connection with the termination of the SBC 401(k) Plan (if the SBC 401(k) Plan is not to be merged with GBCI’s 401(k) Plan in accordance with the next sentence) or the merger of the SBC 401(k) Plan into GBCI’s plan; provided any such request is made at least 10 days prior to Closing. In the event that GBCI, acting in its sole discretion, determines that it will effect a merger of the SBC 401(k) Plan into its plan, GBCI and SBC shall each take all reasonable action necessary to prepare for the merger of, and merge, the SBC 401(k) Plan with GBCI’s 401(k) Plan as soon as is administratively possible following the Closing, assuming the SBC 401(k) Plan is deemed eligible to be merged. In the event that GBCI requests termination of the SBC 401(k) Plan, it shall take commercially reasonable steps to otherwise permit current Employees who continue employment with GBCI or any of its Subsidiaries after the Effective Time to roll over any eligible rollover distributions (within the meaning of Section 401(a)(31) of the IRC, inclusive of loans) in cash or notes (in the case of loans) in an amount equal to the full account balance distributed to any such continuing Employee from the SBC 401(k) Plan to GBCI’s 401(k) Plan.

(d)    Satisfy the notice and consent requirements under IRC Section 101(j) with respect to any Bank-owned life insurance policies or similar plans and related agreements.

(e)    Cooperate with, and support using commercially reasonable efforts, Glacier Bank in its efforts to secure post-Closing employment or similar agreements with key Employees as may be reasonably identified by Glacier Bank on such terms as Glacier Bank and such key Employees may agree.

(f)    Take such corporate or other actions as may be requested by GBCI to terminate SBC’s relationship with third-party vendors identified by GBCI at or in connection with the Closing.

(g)    Satisfy in full the SBC Indebtedness not later than the Business Day prior to the Effective Date, and obtain a release of all liens securing such SBC Indebtedness, with evidence of such pending release reasonably acceptable to GBCI provided at least 10 Business Days prior to the Effective Date if not paid in full prior to that time.

4.1.4    Maintenance of Properties. SBC and the Bank will in all material respects maintain their respective Properties and equipment (and related insurance or its equivalent) in accordance with good business practice, normal wear and tear excepted.

4.1.5    Preservation of Business Organization. Each of SBC and the Bank will use its commercially reasonable efforts to: (a) preserve its respective business organization; (b) retain the services of management and current Employees; and (c) preserve the goodwill of suppliers, customers and others with whom SBC and the Bank have business relations.

4.1.6    Senior Management. Except as otherwise provided in this Agreement and excluding resignations, without prior consultation with GBCI, SBC and the Bank will not make any change with respect to present management personnel having the rank of senior vice-president or higher.

4.1.7    Compensation. SBC and the Bank will not permit any increase in the current or deferred compensation payable or to become payable by SBC or the Bank to any of its directors, officers, employees, agents or consultants other than normal increases in compensation in accordance with SBC’s and the Bank’s established policies and practices with respect to the timing and amounts of such increases. Without the prior written approval of GBCI, SBC, and the Bank will not commit to, or enter into, any employment agreement with any individual not terminable without expense with two weeks’ notice or less, except as otherwise required by Law.

4.1.8    Updates of Financial Statements. SBC will deliver to GBCI Subsequent SBC Financial Statements and Subsequent Bank Financial Statements for each month ending after the Execution Date and before Closing or the Termination Date, as the case may be, within 15 days after each such month-end; provided that audited consolidated financial statements of SBC shall be delivered within 60 days of the fiscal year end of December 31, 2019, if the Transactions have not been completed by such date. The Subsequent SBC Financial Statements and the Subsequent Bank Financial Statements: (a) will be prepared from the books and records of SBC and the Bank; (b) will present fairly the financial position and operating results of SBC and/or the Bank at the times indicated and for the periods covered; (c) will be prepared in accordance with GAAP (except for the absence of notes and exceptions from GAAP identified in Section 3.1.5) and with the regulations promulgated by applicable regulatory authorities, to the extent then applicable; and (d) will reflect all liabilities, of SBC and/or the Bank on the respective dates and for the respective periods covered, except for liabilities: (i) not required to be so reflected on the face of a balance sheet in accordance with GAAP or (ii) not significant in amount. All contingent liabilities known to SBC that are required to be reflected in footnotes in accordance with GAAP but not recorded on the Subsequent SBC Financial Statements will be disclosed in writing to GBCI.

4.1.9    Update Schedules. From the Execution Date until Closing, SBC will promptly revise and supplement the Schedules to this Agreement prepared by or on behalf of SBC or the Bank to enable such Schedules to remain accurate and complete in all material respects. Notwithstanding anything to the contrary contained herein, supplementation of such Schedules following the execution of this Agreement will not be deemed a modification of SBC’s representations or warranties contained in this Agreement.

4.1.10    Acquisition Proposal. SBC and the Bank will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any Persons with respect to any Acquisition Proposal. SBC agrees that neither it nor the Bank will, and SBC will direct and use its best efforts to cause its and the Bank’s directors, officers, employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or the Bank) not to initiate, solicit, encourage or take any other action to facilitate any inquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to shareholders of SBC) with respect to an Acquisition Event (any such proposal or offer, an “Acquisition Proposal”) or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any Person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; except that, in the event SBC receives an unsolicited bona fide Acquisition Proposal and the board of directors of SBC determines prior to approval of this Agreement and the Merger by SBC’s shareholders at the SBC Meeting, in good faith, that (a) such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, and (b) fiduciary duties applicable to it require it to engage in negotiations with, provide confidential information or data to, or have any discussions with a Person in connection with such Acquisition Proposal, SBC may do so to the extent the board of directors of SBC determines that failure to take such actions would result in a breach of the directors’ fiduciary duties under applicable Law. In such event, prior to providing any confidential information or data to any such Person, SBC and such Person shall have executed a confidentiality agreement on terms at least as favorable to SBC as those contained in its confidentiality agreement with GBCI. SBC will further notify GBCI in writing immediately (and in any event within two Business Days) if any such inquiries or proposals are received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated or continued with SBC, or if any such inquiry, proposal or request is thereafter materially modified or amended, including providing to GBCI the material terms and conditions of any such proposal or inquiry in connection with each required notice, together with a copy of any written proposals received (it being understood that the name of Person making the Acquisition Proposal may be redacted from the copy of the written proposal provided to GBCI). SBC will take the necessary steps to inform the appropriate individuals or entities referred to in the second sentence of this paragraph of the obligations undertaken in this Section 4.1.10.

4.1.11    Status of Title. SBC will use its commercially reasonable efforts to provide GBCI, no later than 45 days after the Execution Date, title commitments for the Owned Real Estate issued by title insurance companies reasonably satisfactory to GBCI (the “Title Companies”), the cost of which shall be paid by GBCI. These title commitments must show the current status of title to the Owned Real Estate. Within 30 days after the date on which SBC delivers all of the title commitments to GBCI for its review, GBCI will inform SBC in writing whether, and in what manner, it objects to any of the exceptions to title shown on any of the title commitments (“Objection Notice”). If GBCI provides an Objection Notice, GBCI will be deemed to have waived any exceptions or objections to title with respect to which it has not timely provided an Objection Notice. SBC will, within 20 days of the date on which it receives the written Objection Notice from GBCI, inform GBCI if there are any objections that it is unable or unwilling to remove, cure, or endorse over at or prior to Closing (the “Response Notice”). If no Response Notice is given within such period, SBC will be deemed to have agreed to remove, cure, or endorse over any of the matters set forth in the Objection Notice. SBC will not, in any event, be obligated to seek removal, cure of, or endorsement over exceptions that are (a) non-monetary exceptions that do not prohibit or materially interfere with the use of the Owned Real Estate as bank branch locations or as otherwise used by SBC or the Bank as of the Execution Date, (b) monetary or non-monetary exceptions disclosed in the SBC Financial Statements, or (c) matters that GBCI has not taken objection to in the Objection Notice (such title exceptions, together, “Permitted Exceptions”). SBC will in good faith use commercially reasonable efforts to remove, cure, or endorse over any matters set forth in the Response Notice that are not Permitted Exceptions that are susceptible to cure. At Closing, if requested by GBCI, SBC will cause the Title Companies to provide GBCI with standard coverage title insurance policies issued with respect to each of the Properties constituting Owned Real Estate, in an amount commensurate with the value of each such Property as agreed upon by GBCI and SBC, dated as of the Effective Date, insuring fee title in GBCI or such Subsidiary of GBCI, as so designated by GBCI, and that each such Property is unencumbered by any Liens, other than Permitted Exceptions.

4.1.12    Directors’ and Officers’ Liability. Before the Effective Date, SBC will notify its directors’ and officers’ liability insurers of the Merger and of all pending or, to the Knowledge of SBC, threatened claims, actions, suits, proceedings or investigations asserted or claimed against any Person entitled to indemnification pursuant to Section 6.3 and known to SBC, or circumstances reasonably deemed by GBCI to be likely to give rise thereto, in accordance with terms and conditions of the applicable policies.

4.1.13    Review of Loans. SBC and the Bank will permit GBCI and its advisors, at GBCI’s sole cost and expense, to conduct an examination of the Bank’s loans to determine credit quality and the adequacy of the Bank’s ALLL and to establish appropriate accounting adjustments under Financial Accounting Standards No. 141R published by the Financial Accounting Standards Board. GBCI and its advisors will have continued access to the Bank’s loans through Closing to update its examination. At GBCI’s reasonable request, the Bank will provide GBCI with current reports updating the information set forth in Schedule 3.1.14.

4.1.14    Continuing Representation and Warranties. Neither SBC nor the Bank will do or cause to be done anything that would cause any representation or warranty made by it in this Agreement to be untrue or inaccurate if made at Closing, except as otherwise contemplated or required by this Agreement or consented to in writing by GBCI.

4.2    Registration Statement; SBC Shareholders Meeting.

4.2.1    Preparation of Registration Statement.

(a)    GBCI will use its commercially reasonable efforts to prepare and file a Registration Statement on Form S-4 (together with any amendments or supplements, the “Registration Statement”) with the SEC within 45 days after the Execution Date for registration of the GBCI Shares to be issued in the Merger, and the parties will prepare a related prospectus/proxy statement (the “Prospectus/Proxy Statement”) to be mailed, together with any amendments and supplements thereto, to SBC’s shareholders.

(b)    The parties will cooperate with each other in preparing the Registration Statement and Prospectus/Proxy Statement, and will use their commercially reasonable efforts to obtain the clearance of the SEC, if required, any appropriate state securities regulators and any other required regulatory approvals, to issue the Prospectus/Proxy Statement.

(c)    Nothing will be included in the Registration Statement or the Prospectus/Proxy Statement or any proxy solicitation materials with respect to any party to this Agreement unless approved by that party, which approval will not be unreasonably withheld, conditioned, or delayed. When the Registration Statement becomes effective, and at all times subsequent to such effectiveness (up to and including the date of the SBC Meeting), all information set forth in the Registration Statement that is or to be furnished by or on behalf of GBCI relating to GBCI and its Subsidiaries and by or on behalf of SBC relating to SBC and the Bank, (i) will comply in all material respects with the provisions of the Securities Act and any other applicable statutory or regulatory requirements, and (ii) will not contain any untrue statement of a material fact or omit to state a material fact that is required to be stated or necessary to make the statements in the Registration Statement not misleading; provided, however, that in no event will any party be liable for any untrue statement of a material fact or omission to state a material fact in the Registration Statement where such statement or omission, as the case may be, was made in reliance upon, and in conformity with, written information concerning another party furnished by or on behalf of such other party specifically for use in the Registration Statement.

(d)    GBCI will pay all fees and costs associated with the preparation by GBCI’s counsel (and other professional advisors) and the filing of the Registration Statement. SBC will pay all fees and costs associated with its review and preparation of the Registration Statement and the Prospectus/Proxy Statement, with all such fees and costs to be included as and in the calculation of Transaction Related Expenses. SBC will pay the costs associated with the printing and mailing of the Prospectus/Proxy Statement to its shareholders and any other direct costs incurred by it in connection with the Prospectus/Proxy Statement, with all such fees and costs to be included as and in the calculation of Transaction Related Expenses.

4.2.2    Submission to Shareholders. SBC will promptly take the actions necessary in accordance with applicable law and its articles of incorporation and bylaws to convene a shareholders’ meeting to consider the approval of this Agreement and to authorize the Transactions (such meeting and any adjournment or postponement thereof, the “SBC Meeting”). The SBC Meeting will be held on the earliest practical date after the date the Prospectus/Proxy Statement may first be sent to SBC’s shareholders without objection by applicable Governmental Authorities. The board of directors of SBC will recommend approval of this Agreement by SBC’s shareholders, and it shall not withdraw, modify, or qualify its recommendation unless, subsequent to the Execution Date, SBC receives a Superior Proposal and the board of directors of SBC determines, in good faith and after consultation with independent legal counsel, that it would be inconsistent with its fiduciary duties not to withdraw, modify, or qualify such recommendation. SBC shall use its commercially reasonable efforts to obtain from the shareholders of SBC approval of this Agreement in accordance with Arizona law, including (except as provided in the preceding sentence) by communicating to its shareholders its recommendation (and including such recommendation in the Prospectus/Proxy Statement) that they approve this Agreement and the Merger. Subject to Section 7.4.7, SBC shall adjourn or postpone the SBC Meeting if, as of the time for which such meeting is originally scheduled, there are insufficient shares of SBC Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such meeting, or if, on the date of such SBC Meeting, (a) SBC has not received proxies representing a sufficient number of shares necessary to obtain the required approval by SBC’s shareholders and such approval remains possible to obtain and (b) the shareholders of SBC have authorized by the requisite vote under Arizona law the adjournment pursuant to the Prospectus/Proxy Statement; provided, however, that (i) such adjournment or postponement shall not exceed 30 days for each such adjournment or postponement, and (ii) the SBC Meeting shall not be adjourned or postponed by more than 60 days in the aggregate from the originally scheduled date of the SBC Meeting.

4.3    Submission to Regulatory Authorities. GBCI will use its commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain all permits, approvals, consents, authorizations, waivers, clearances, and orders of Governmental Authorities necessary to consummate the Transactions (the “Requisite Regulatory Approvals”), and to comply with the terms and conditions of all Requisite Regulatory Approvals, and to obtain as promptly as practicable all consents of third parties which are necessary or advisable to consummate the Transactions. GBCI will provide copies of all non-confidential portions of such applications or other submissions for review by SBC prior to their submission to the applicable Governmental Authorities; provided, however, that SBC and the Bank shall have the right to review and comment in advance on all characterizations of information relating to SBC and the Bank that appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Authority, even if such information will be contained in a confidential portion of the application or submission. GBCI will use its commercially reasonable efforts to make all such applications, notices, petitions and filings relating to the Requisite Regulatory Approvals within 45 days of the Execution Date. These applications are expected to include: (a) an interagency bank merger application to be filed with the FDIC with respect to the Bank Merger and a waiver to be sought from, or application to be filed with, the Federal Reserve with respect to the Merger; (b) an application or notice to each of the Montana Commissioner and Arizona Department of Financial Institutions and related filings regarding the Transactions, as required; and (c) filings and coordination with the offices of the Secretaries of State of Montana and Arizona, with respect to the Merger. SBC and the Bank will cooperate and use commercially reasonable efforts to assist GBCI in obtaining, all Requisite Regulatory Approvals. SBC and the Bank shall reasonably cooperate with GBCI and, upon request, furnish GBCI with all information concerning itself, and its directors, officers, and shareholders and such other matters as may be reasonably necessary or advisable in connection with any statement, filing, notice, or application made by or on behalf of GBCI, Glacier Bank, SBC, or the Bank to any third party or Governmental Authority in connection with the Transactions.

4.4    Public Announcements. Subject to advice of legal counsel with respect to legal requirements relating to public disclosure of matters related to this Agreement and its subject matter, the timing and content of any announcements, press releases or other public statements concerning the Merger will occur upon, and be determined by, the mutual consent of SBC and GBCI.

4.5    Consents. Each party to this Agreement will use its commercially reasonable efforts to obtain the timely consent or approval of any other Person whose consent or approval is necessary or appropriate in order to permit GBCI or SBC and Glacier Bank or the Bank to consummate the Merger or the Bank Merger.

4.6    Transition. During the period from the Execution Date to the Effective Time, SBC and the Bank shall cause one or more of their respective representatives to confer with representatives of GBCI and Glacier Bank and report the general status of their ongoing operations at such times as GBCI and Glacier Bank may reasonably request. Representatives of GBCI, Glacier Bank, SBC, and the Bank shall also meet as requested by or on behalf of GBCI in a commercially reasonable manner to discuss and plan for the conversion of the Bank’s data processing and related electronic informational systems to those used by GBCI and Glacier Bank, which planning shall include, but not be limited to, discussion of the possible termination by the Bank of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by the Bank in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that neither SBC nor the Bank shall be obligated to take any such action prior to the Effective Time and, unless SBC and the Bank otherwise agree, no conversion shall take place prior to the Effective Time; provided, however, no such request by or behalf of GBCI or Glacier Bank shall interfere materially with the performance of duties by any employee of SBC or the Bank.

4.7    Notice of Certain Events; Cooperation. GBCI and SBC will each provide the other with prompt written notice of: (a) Any events that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to it; or (b) the commencement of any investigation, action or proceeding against it by or before any court or Governmental Authority that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect with respect to it. In addition, SBC shall promptly advise GBCI orally and in writing of any shareholder or other litigation or community-based protests, or any threat of such litigation or protest of which SBC has Knowledge, against SBC or its directors relating in any manner to this Agreement or the Transactions and shall keep GBCI fully informed regarding any such shareholder or other litigation or protests, or threat related thereto, including providing all relevant documentation reasonably requested. No settlement shall be agreed to without GBCI’s prior written consent. In addition, SBC will notify GBCI in the event it or the Bank acquires a fee ownership or leasehold interest in any real property, as specified in Section 4.1.2.

4.8    Confidentiality. Subject to the requirements of law, each party will keep confidential, and will exercise its best efforts to cause its representatives to keep confidential, all information and documents obtained pursuant to this Agreement unless such information (a) is required by Law to be disclosed, (b) becomes available to such party from other sources not bound by a confidentiality obligation, (c) is disclosed with prior written approval of the party to which such information pertains or is disclosed in a legal action between the parties relating to this Agreement or the Transaction, or (d) is or becomes public without fault of the subject party. If this Agreement is terminated or the Merger otherwise fails to be consummated, each party to this Agreement will remain bound by the terms of the confidentiality agreement dated May 16, 2019, which will continue in accordance with its terms.

4.9    Listing. GBCI shall cause to be filed with the Nasdaq Stock Market such notices of issuance or related forms as may be necessary or appropriate in connection with issuance of the GBCI Shares in the Merger.

4.10    Blue Sky Filings. GBCI will use its reasonable best efforts to obtain, prior to the mailing of the Registration Statement, any necessary state securities laws or “Blue Sky” permits and approvals.

4.11    Tax Matters.

4.11.1    Tax Treatment. Neither GBCI and its Subsidiaries nor SBC and the Bank will take or cause to be taken any action that would or could reasonably be expected to prevent the Transactions from qualifying as a reorganization under IRC Section 368(a), other than treating any cash paid, whether for fractional shares, Dissenting Shares, or otherwise, as taxable.

4.11.2    Tax Returns. During the period from the date of this Agreement to the Effective Time, SBC and the Bank will prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed during such period (each, a “Post-Signing Return”) by each such entity, and will timely pay all Taxes that are due and payable during such period with respect to any such Post-Signing Return. The Post-Signing Returns shall include all returns and related reporting required for the tax year ending December 31, 2019, if applicable (which returns shall be completed and filed by April 30, 2020), and all such Post-Signing Returns filed by SBC and the Bank will be true, correct, and complete in all material respects and, except as otherwise required by Law, shall be prepared on a basis consistent with the past practice of SBC. SBC will provide copies of any Post-Signing Return to GBCI at least 20 days prior to the date on which such return will be filed for reasonable review and comment by GBCI, and if reasonably desired by GBCI, consultation with GBCI.

4.12    SBC Closing Capital. No earlier than the 15th Business Day prior to the parties’ agreed-upon anticipated date of Closing (the “Anticipated Closing Date”) nor later than the 10th Business Day before the Anticipated Closing Date, SBC shall calculate in good faith and provide to GBCI the estimated SBC Capital as of the Anticipated Closing Date and shall provide GBCI with a copy of the proposed Subsequent SBC Financial Statements and Subsequent Bank Financial Statements for the month preceding the date of calculation (if not already provided in accordance with Section 4.1.8), together with internally prepared financial statements through the date of calculation, estimated retained earnings through the Anticipated Closing Date, the impact of any pending adjustments required in the calculation of the estimated SBC Capital, and any other documentation reasonably requested by GBCI for purposes of confirming the amount of such estimated SBC Capital. GBCI shall review such materials and, within three Business Days following receipt thereof, notify SBC as to whether GBCI accepts or disputes the amount of the estimated SBC Capital. If GBCI disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If GBCI and SBC are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of GBCI’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by, an accounting firm that is mutually and reasonably acceptable to the parties (the “Independent Accountants”). The Independent Accountants shall review the matter in dispute and, solely as to disputes relating to accounting issues and acting as an expert and not as an arbitrator, determine and report in writing to GBCI and SBC the resolution of such disputed matters and the effect of such determinations on the calculation of the SBC Capital estimated as of the Anticipated Closing Date (unadjusted for any delay that may have been caused by the Independent Accountants’ review of the matter(s) in dispute), and such determinations shall be final, binding and conclusive unless GBCI and SBC mutually agree upon a different amount. The SBC Capital estimated as of Closing, as determined and agreed upon in writing by GBCI and SBC in accordance with this Section 4.12, is the “SBC Closing Capital.” The fees and disbursements of the Independent Accountants pursuant to this Section 4.12 and Section 4.13 below shall be shared equally by GBCI, on the one hand, and SBC, on the other hand, and SBC’s portion shall be an expense in the calculation of the SBC Closing Capital.

4.13    Transaction Related Expenses. No earlier than the 15th Business Day prior to Closing nor later than the 10th Business Day before such Closing, SBC shall calculate in good faith the estimated Transaction Related Expenses as of the Closing and shall provide GBCI with a copy of a schedule in the form of Exhibit B detailing each Transaction Related Expense and any other documentation reasonably requested by GBCI for purposes of confirming the amount of such Transaction Related Expenses. GBCI shall review such materials and, within three Business Days following receipt thereof, notify SBC as to whether GBCI accepts or disputes the amount of the estimated Transaction Related Expenses. If GBCI disputes such calculation in good faith, it shall describe in its notice its specific requested changes or adjustments. If GBCI and SBC are unable to resolve such dispute through good faith negotiations within three Business Days after delivery of GBCI’s notice of objection, then the parties shall mutually engage and submit such dispute to, and the same shall be finally resolved by the Independent Accountants in accordance with the process set forth in Section 4.12. The Transaction Related Expenses estimated as of Closing, as determined and agreed upon in writing by GBCI and SBC in accordance with this Section 4.13, are the “Final Transaction Related Expenses.”

4.14    Payment of Dividend; Adjustment to Cash Consideration.

4.14.1    Payment of Dividend. If the SBC Closing Capital exceeds the Closing Capital Requirement (i.e., the Closing Capital Differential is a positive number) after making all adjustments required by the terms of this Agreement (including, without limitation, in the event the Final Transaction Related Expenses exceed the Maximum Transaction Expense Amount), SBC may, upon prior written notice to GBCI and effective immediately prior to the Effective Time, declare and pay a special dividend to its shareholders in the total amount of such positive Closing Capital Differential.

4.14.2    Adjustment to Cash Consideration. If the SBC Closing Capital is less than the Closing Capital Requirement after making all adjustments required by the terms of this Agreement (including, without limitation, in the event the Final Transaction Related Expenses exceed the Maximum Transaction Expense Amount), the Per Share Cash Consideration payable under this Agreement will be reduced on a per share basis as provided in the definition thereof.

4.15    Commercially Reasonable Efforts. Subject to the terms and conditions of this Agreement, each party will use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger on February 29, 2020, in the event the Merger is not closed on or before November 30, 2019; and in any case, as soon as reasonably practicable thereafter, and to otherwise enable consummation of the Transactions, subject to any delays resulting from SEC review or bank regulatory processing.

4.16    GBCI Common Stock Issuable in Merger. The shares of GBCI Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

ARTICLE 5

APPROVALS AND CONDITIONS

5.1    Required Approvals. The obligations of the parties to this Agreement are subject to the receipt of all Requisite Regulatory Approvals; provided, however, that no such consent or approval will have imposed any condition or requirement not normally imposed in such transactions that, in the commercially reasonable and good faith opinion of GBCI’s board of directors, would deprive GBCI of the material economic or business benefits of the Transactions.

5.2    Conditions to Obligations of GBCI. All obligations of GBCI pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.2.1    Representations and Warranties. The representations and warranties of SBC and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are not qualified as to materiality will be true and correct in all material respects at Closing (other than the representations and warranties contained in the first sentence of Section 3.1.1(a) and in Sections 3.1.2, 3.1.3(a), 3.1.3(b), 3.1.18, and 3.1.20, which will be true and correct in all respects at Closing subject in the case of Section 3.1.3(a) to de minimis variances in an amount not to exceed 1,000 shares), and the representations and warranties of SBC and the Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are qualified as to materiality will be true and correct at Closing, all with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct, or true and correct in all material respects, as the case may be, as of such date). SBC and the Bank will have delivered to GBCI a certificate to that effect, executed by a duly authorized officer of SBC and the Bank and dated as of Closing.

5.2.2    Compliance. SBC will have performed and complied, and will have caused the Bank to perform and comply, in all material respects with all terms, covenants and conditions of this Agreement on or before Closing. SBC will have delivered to GBCI a certificate to that effect, executed by a duly authorized officer of SBC and dated as of Closing.

5.2.3    Continued Effectiveness of Agreements.

(a)    Agreements entered into as described in Recital E shall continue in full force and effect.

(b)    The individuals listed on Schedule 5.2.3(b) shall have entered into agreements with GBCI or Glacier Bank as described in Recital F and such agreements shall continue in full force and effect.

5.2.4    Closing Capital and Financial Statements. SBC will have delivered to GBCI the financial information set forth in Section 4.12, and the parties will have agreed upon the amount of SBC Closing Capital pursuant to the terms of Section 4.12.

5.2.5    Transaction Related Expenses. SBC will have delivered to GBCI the information set forth in Section 4.13 and the parties will have agreed upon the amount of Final Transaction Related Expenses pursuant to the terms of Section 4.13.

5.2.6    Dissenting Shares. Proposed Dissenting Shares must not represent more than 10 percent of the outstanding shares of SBC Stock.

5.2.7    No Material Adverse Effect. Since June 30, 2019, (a) and since the Execution Date, there will have been no material damage, destruction, or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to SBC or (b) the commencement of any proceeding against SBC or the Bank that, individually or in the aggregate, is reasonably expected to have a Material Adverse Effect with respect to SBC.

5.2.8    Financial Condition. In the opinion of the Executive Officers of SBC and the Bank, the Bank’s ALLL is adequate to absorb the Bank’s anticipated loan losses.

5.2.9    No Governmental Proceedings. No Governmental Authority will have commenced, any action or proceeding to restrain or invalidate the Merger and no Governmental Authority will have enacted, issued, promulgated, enforced, or entered any applicable Law, judgment, decree or order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing the consummation of the Transactions.

5.2.10    Tax Opinion. GBCI will have obtained from Miller Nash Graham & Dunn, LLP and delivered to SBC, an opinion addressed to GBCI (subject to reasonable limitations, conditions and assumptions) to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be a reorganization within the meaning of IRC Section 368(a).

5.2.11    Corporate and Shareholder Action. The shareholders of SBC shall have approved this Agreement and the Merger by the requisite vote under Arizona law and SBC’s Articles of Incorporation and Bylaws, as applicable.

5.2.12    Resignation of Directors. The directors of SBC and the Bank will have tendered their written resignations from the respective board of directors of SBC and the Bank, to be effective upon consummation of the Merger or the Bank Merger, as applicable.

5.2.13    Fairness Opinion. SBC will have received the Fairness Opinion, and such Fairness Opinion shall not have been modified or withdrawn.

5.2.14    Registration Statement. The Registration Statement, as it may have been amended, required in connection with the issuance of the GBCI Shares, and as described in Section 4.2, will have become effective, and no stop order suspending the effectiveness of such Registration Statement will have been issued or remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC, the basis for which still exists.

5.2.15    No Change in Loan Review. SBC will have provided to GBCI the reports reasonably requested by GBCI under Section 4.1.13, and neither these reports nor any examinations conducted by GBCI under Section 4.1.13 will have revealed a change in either: (a) the information set forth in Schedule 3.1.14 or (b) information revealed during GBCI’s previous examinations of the Bank’s loans, in either case which change constitutes a Material Adverse Effect.

5.2.16    Payment of SBC Indebtedness. SBC shall have satisfied in full the requirements of Section 4.1.3(g).

5.3    Conditions to Obligations of SBC. All obligations of SBC pursuant to this Agreement are subject to satisfaction of the following conditions at or before Closing:

5.3.1    Representations and Warranties. The representations and warranties of GBCI and Glacier Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are not qualified as to materiality will be true and correct in all material respects at Closing (other than the representations and warranties contained in Sections 3.2.1, 3.2.2(a), and the first sentence of Section 3.2.3, which will be true and correct in all respects at Closing subject in the case of the first sentence of Section 3.2.3 to de minimis variations in an amount not to exceed 100,000 shares), and the representations and warranties of GBCI and Glacier Bank contained in this Agreement or in any certificate or other instrument delivered in connection with this Agreement that are qualified as to materiality will be true and correct at Closing, all with the same force and effect as though such representations and warranties had been made on and as of Closing (except to the extent that such representations and warranties are by their express provisions made as of a specified date, in which case such representations and warranties will be true and correct, or true and correct in all material respects, as the case may be, as of such date). GBCI and Glacier Bank will have delivered to SBC a certificate to that effect, executed by a duly authorized officer of GBCI and Glacier Bank and dated as of Closing.

5.3.2    Compliance. GBCI and Glacier Bank will have performed and complied, in all material respects, with all terms, covenants and conditions of this Agreement on or before Closing. GBCI and Glacier Bank will have delivered to SBC a certificate to that effect, executed by a duly authorized officer of GBCI and Glacier Bank and dated as of Closing.

5.3.3    No Governmental Proceedings. No Governmental Authority will have commenced any action or proceeding to restrain or invalidate the Merger and no Governmental Authority will have enacted, issued, promulgated, enforced, or entered any applicable Law, judgment, decree or order (whether temporary, preliminary or permanent) which has the effect of making illegal or preventing the consummation of the Transactions.

5.3.4    No Material Adverse Effect. Since June 30, 2019, (a) there will have been no material damage, destruction or loss (whether or not covered by insurance) and no other event, individually or in the aggregate, constituting a Material Adverse Effect with respect to GBCI, or (b) the commencement of any proceeding against GBCI or any of its Subsidiaries that, individually or in the aggregate, can reasonably be expected to have a Material Adverse Effect with respect to GBCI.

5.3.5    Registration Statement. The Registration Statement will have become effective as specified in Section 5.2.14, and no stop order suspending the effectiveness of such Registration Statement will have been issued or remain in effect, and no proceedings for that purpose will have been initiated or threatened by the SEC, the basis for which still exists. The shares of GBCI Common Stock to be issued in the Merger shall have been approved for quotation on NASDAQ Global Market (or such other exchange on which the GBCI Common Stock may become listed), if so required.

5.3.6    Tax Opinion. SBC will have obtained from Hogan Lovells US LLP and delivered to GBCI, an opinion addressed to SBC (subject to reasonable limitations, conditions and assumptions) to the effect that on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be a reorganization within the meaning of IRC Section 368(a).

5.3.7    Payments to the Exchange Agent. GBCI will have deposited the Exchange Fund with the Exchange Agent.

5.3.8    Approval of SBC Shareholders. The shareholders of SBC will have approved this Agreement and the Merger by the requisite vote under Arizona law and SBC’s Articles of Incorporation and Bylaws, as applicable.

ARTICLE 6

DIRECTORS, OFFICERS AND EMPLOYEES

6.1    Director, Executive Officer and Shareholder Agreements. As a condition to the execution of this Agreement, the directors, executive officers, and principal shareholders described in Recital E have entered into the written agreements described in Recital E on or before the Execution Date. Such agreements will take effect at the Effective Date unless otherwise noted in the applicable agreement.

6.2    Employee Benefit Issues.

6.2.1    Comparability of Benefits. GBCI’s and Glacier Bank’s personnel policies will apply to any current Employees who are retained after the Effective Time. Such retained Employees will be eligible to participate in all of the benefit plans of GBCI that are generally available to similarly situated employees of GBCI and/or Glacier Bank in accordance with and subject to the terms of such plans.

6.2.2    Treatment of Past Service. For purposes of such participation, current Employees’ prior service with SBC and/or the Bank will constitute prior service with GBCI or Glacier Bank for purposes of determining eligibility and vesting (including but not limited to vacation time and participation and benefits under the applicable GBCI or Glacier Bank severance plan for employees in effect at the time of any termination). Following termination of any similar Plan with the Bank, if Employees become eligible to participate in a medical, dental or health plan of GBCI or Glacier Bank upon such termination, GBCI and/or Glacier Bank, as applicable, shall make all commercially reasonable efforts to cause each such plan to (a) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of GBCI or Glacier Bank, (b) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation, and (c) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous Plan prior to the Effective Time.

6.2.3    No Contract Created. Nothing in this Agreement will give any Employee a right to employment or continuing employment.

6.2.4    Severance Eligibility. Any current Employees (a) who are not entitled to severance, change in control, or other payments at or in connection with Closing under the Compensation Plans set forth in Schedule 3.1.17 or otherwise and (b) are not offered a position by GBCI or retained by Glacier Bank following the Closing will receive severance payments in accordance with Glacier Bank’s severance policy in effect at the Closing on the basis of the number of years of prior service with SBC and the Bank, at the expense of GBCI.

6.3    Indemnification of Directors and Executive Officers. For a period of six years from and after the Effective Date, GBCI will indemnify and defend each present and former director and officer of SBC and the Bank from and against any and all claims, losses, liabilities, judgments, fines, damages, costs, and expenses (including reasonable attorneys’ fees) incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative, or investigative, arising out of actions or omissions accruing at or prior to the Effective Time, including, without limitation, the Merger to the fullest extent that SBC and/or the Bank is currently permitted to indemnify (and advance expenses to) its directors and officers under applicable law, including federal banking law, and under their respective articles of incorporation or bylaws in effect on the Execution Date provided, however that all rights to indemnification in respect of any claim asserted or made in accordance with this Section 6.3 shall continue until the final disposition of such claim. GBCI shall advance expenses to the indemnified parties to the fullest extent that such indemnified parties would be entitled under SBC’s articles of incorporation and bylaws. Prior to the Effective Time, GBCI shall purchase, and SBC will cooperate in GBCI’s efforts to purchase, a six-year tail policy for SBC’s current directors’ and officers’ liability insurance and fully pay for such policy prior to the Effective Time; provided that, the premiums for such policy shall not exceed 250 percent of the current annualized premiums; and provided further that, GBCI may substitute therefor policies of at least the same coverage containing terms and conditions which are not materially less favorable to the insured. The cost of such policy or policies will be included as and in the calculation of Transaction Related Expenses.

ARTICLE 7

TERMINATION OF AGREEMENT AND ABANDONMENT OF TRANSACTION

7.1    Termination by Reason of Lapse of Time. If Closing does not occur on or before April 30, 2020 (the “Outside Date”), either GBCI or SBC may terminate this Agreement and the Merger if both of the following conditions are satisfied:

7.1.1    the terminating party’s board of directors decides to terminate by a majority vote of all of its members; and

7.1.2    the terminating party delivers to the other party written notice that its board of directors has voted in favor of termination; provided that, if as of such Outside Date, the condition to Closing set forth in Section 5.1 shall not have been satisfied, then the Outside Date will be extended to on or before July 31, 2020, if GBCI notifies SBC in writing on or prior to the Outside Date of its election to extend the Outside Date; and provided, further that, the right to terminate this Agreement pursuant to this Section 7.1 shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be completed by the applicable Outside Date.

7.2    Termination Due to GBCI Average Closing Price Greater Than $47.31.

7.2.1    GBCI’s Right to Terminate. By specific action of its board of directors, GBCI may terminate this Agreement and the Merger by written notice to SBC on the Business Day immediately following the Determination Date, if the GBCI Average Closing Price is greater than $47.31. Prior to a termination pursuant to this Section 7.2.1, the parties will have made appropriate adjustments to take into account the declaration or effects of a stock dividend, stock split, reverse stock split, or similar transaction involving the issuance of GBCI Common Stock for which no consideration is received between the Execution Date and the Determination Date.

7.2.2    SBC’s Right to Adjust Consideration. If GBCI provides written notice to SBC in accordance with Section 7.2.1, then within three Business Days following SBC’s receipt of such notice, SBC may elect by written notice to GBCI to accept an adjustment to the Per Share Stock Consideration through the issuance of fewer GBCI Shares; in such event, the Per Share Stock Consideration shall be the number of GBCI Shares equal to the quotient obtained by dividing (a) the quotient obtained by dividing (i) the result of (A) the number of shares of SBC Stock outstanding at the Effective Time, multiplied by (B) 0.3706, further multiplied by (C) $47.31, by (ii) the GBCI Average Closing Price (rounded up to the nearest whole share), and (b) the number of shares of SBC Stock outstanding at the Effective Time.

7.2.3    Effect of SBC Election. If SBC makes such election to accept a decrease in the number of GBCI Shares to be issued as the Per Share Stock Consideration, no termination will occur pursuant to Section 7.3.1, and this Agreement will remain in effect according to its terms (except as the Per Share Stock Consideration has been adjusted).

7.3    Termination Due to GBCI Average Closing Price Less Than $34.97.

7.3.1    SBC’s Right to Terminate. By specific action of its board of directors, SBC may terminate this Agreement and the Merger by written notice to GBCI on the Business Day immediately following the Determination Date, if the GBCI Average Closing Price is (a) less than $34.97 and the price of GBCI Common Stock has, during the period from the Execution Date through the Determination Date, underperformed the KBW Regional Bank Index by more than 15 percentage points, or (b) less than $32.91. Prior to a termination pursuant to this Section 7.3.1, the parties will have made appropriate adjustments to take into account the declaration or effects of a stock dividend, stock split, reverse stock split or similar transaction involving the issuance of GBCI Common Stock for which no consideration is received between the Execution Date and the Determination Date.

7.3.2    GBCI’s Right to Adjust Consideration. If SBC provides written notice to GBCI in accordance with Section 7.3.1, then within three Business Days following GBCI’s receipt of such notice, GBCI may elect by written notice to SBC to:

(a)    In the event of a termination pursuant to Section 7.3.1(a), adjust the Per Share Stock Consideration (or in GBCI’s discretion Per Share Cash Consideration, or a combination thereof) such that the total value of GBCI Common Stock to be issued in the Merger, plus any additional Cash Consideration, is equal to the result of (i) the number of shares of SBC Stock outstanding at the Effective Time, multiplied by (ii) 0.3706, multiplied by (iii) $34.97.

(b)    In the event of a termination by SBC pursuant to Section 7.3.1(b), adjust the Per Share Stock Consideration (or in GBCI’s discretion the Per Share Cash Consideration, or a combination thereof) such that the total value of GBCI Common Stock to be issued in the Merger, plus any additional Cash Consideration, is equal to the result of (i) the number of shares of SBC Stock outstanding at the Effective Time, multiplied by (ii) 0.3706, multiplied by (iii) $32.91.

7.3.3    Effect of GBCI Election. If GBCI makes such election to increase the Per Share Stock Consideration or Per Share Cash Consideration (or a combination thereof) pursuant to Section 7.3.2, no termination will occur pursuant to Section 7.3.1, and this Agreement will remain in effect according to its terms (except as the Per Share Stock Consideration and/or Per Share Cash Consideration has been adjusted).

7.4    Other Grounds for Termination. This Agreement and the Merger may be terminated at any time before Closing (whether before or after applicable approval of this Agreement by SBC’s shareholders, unless otherwise provided) by SBC (on behalf of itself and the Bank) or GBCI (on behalf of itself and Glacier Bank) as follows:

7.4.1    Mutual Consent. By mutual consent of SBC and GBCI, if the board of directors of each party agrees to terminate by a majority vote of all of its members.

7.4.2    No Regulatory Approvals. By SBC or GBCI, if a Governmental Authority that must grant a Requisite Regulatory Approval has denied a Requisite Regulatory Approval or a Requisite Regulatory Approval is conditioned on a substantial deviation from the Merger; provided, however, that either party will have 15 Business Days following receipt of any denial to appeal the decision, and if such appeal is timely made, either party will have 60 days to prosecute diligently and overturn such denial, and such other party may not terminate this Agreement pursuant to this Section 7.4.2 during such period of time; provided further, however, either party shall be entitled to terminate this Agreement pursuant to the terms of Section 7.1 during such period of time.

7.4.3    Breach of Representation. By SBC or GBCI (provided that the terminating party is not then in material breach of any of its representations, warranties, agreements or covenants in this Agreement if they are not qualified as to materiality and is not then in breach of any of its representations, warranties, agreements or covenants in this Agreement if they are qualified as to materiality) if there has been a material breach of any of the representations or warranties set forth in this Agreement that are not qualified as to materiality or a breach of any of the representations or warranties set forth in this Agreement that are qualified as to materiality on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such 30-day period; provided, however, that neither party will have the right to terminate this Agreement pursuant to this Section 7.4.3 unless the breach of such representation or warranty, together with any other such breaches, would entitle the party receiving such representation not to consummate the Transactions under Section 5.2.1 (in the case of a breach of a representation or warranty by SBC) or Section 5.3.1 (in the case of a breach of a representation or warranty by GBCI).

7.4.4    Breach of Covenant. By SBC or GBCI (provided that the terminating party is not then in material breach of any of its representations, warranties, agreements or covenants in this Agreement if they are not qualified as to materiality and is not then in breach of any of its representations, warranties, agreements or covenants in this Agreement if they are qualified as to materiality) if there has been a material breach of any of the covenants or agreements set forth in this Agreement that are not qualified as to materiality or a breach of any of the covenants or agreements set forth in this Agreement that are qualified as to materiality on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the end of such 30-day period.

7.4.5    Failure to Recommend or Obtain Shareholder Approval. By GBCI (provided that GBCI is not then in material breach of any of its representations, warranties, covenants or other agreements in this Agreement), if (a) SBC’s board of directors (i) fails to recommend to its shareholders the approval of the Merger or (ii) modifies, withdraws, or changes in a manner adverse to GBCI its recommendation to shareholders to approve the Merger; or (b) SBC’s shareholders elect not to approve the Merger.

7.4.6    Dissenting Shares. By GBCI, if holders of more than 10 percent of the outstanding shares of SBC Stock are Proposed Dissenting Shares, provided that SBC will be provided a reasonable opportunity not to exceed 30 days from notice of intent to terminate to reduce the percentage of Proposed Dissenting Shares to 10 percent or less of the outstanding shares of SBC Stock.

7.4.7    Superior Proposal—Termination by SBC. By the board of directors of SBC upon written notice to GBCI if such board of directors has in good faith determined that an Acquisition Proposal received by SBC constitutes a Superior Proposal; provided, however, that SBC may not terminate this Agreement pursuant to this Section 7.4.7 unless (a) it has not breached Section 4.1.10 or Section 4.2.2, (b) promptly following the delivery of such notice of termination, it enters into a definitive acquisition agreement relating to such Superior Proposal, (c) it has provided GBCI at least five days’ prior written notice (the “Notice Period”) advising GBCI that the board of directors of SBC is prepared to accept a Superior Proposal and has given GBCI, if it so elects, an opportunity to amend the terms of this Agreement during the Notice Period (and negotiated with GBCI in good faith with respect to such terms during the Notice Period) in such a manner as would enable SBC’s board of directors to proceed with the Merger, and (d) simultaneously upon entering into such definitive acquisition agreement relating to such Superior Proposal referred to in clause (b), it delivers to GBCI the Break-Up Fee.

7.4.8    Superior Proposal—Termination by GBCI. By GBCI upon written notice to SBC if an Acquisition Event will have occurred.

7.5    Break-Up Fee. If this Agreement is terminated pursuant to Section 7.4.5(a), Section 7.4.7, or Section 7.4.8, then SBC will immediately pay to GBCI $6,000,000 (the “Break-Up Fee”). If this Agreement is terminated pursuant to Section 7.4.5(b), or by GBCI pursuant to Section 7.4.4 for breach of either Section 4.1.10 or Section 4.2.2, and within 18 months after such termination, SBC or the Bank enters into an agreement, or publicly announces an intention, to engage in an Acquisition Event, or within 18 months after such termination an Acquisition Event occurs, then SBC will promptly following such entry, announcement, or occurrence pay to GBCI the Break-Up Fee.

7.6    Cost Allocation Upon Termination; Limitations; Break-Up Fee as Liquidated Damages. In connection with the termination of this Agreement under this Article, except as provided in Section 7.5, each party will pay its own out-of-pocket costs incurred in connection with this Agreement and will have no liability to the other parties arising from such termination, except that in the event of a termination under Section 7.4.3 or Section 7.4.4 in a circumstance in which no Break-Up Fee is paid, no party will be relieved from any liability arising out of the underlying breach by reason of such termination. The parties acknowledge and agree that the agreements contained in Section 7.5 are an integral part of the Transactions, and that, without these agreements, neither party would enter into this Agreement. Any amount payable by SBC pursuant to Section 7.5 constitutes liquidated damages and not a penalty and shall be the sole monetary remedy of GBCI in the event of termination of this Agreement under circumstances that give rise to payment of the Break-Up Fee. In the event that SBC fails to pay the Break-Up Fee when due, then (a) SBC shall reimburse GBCI for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of unpaid or overdue amounts, and (b) SBC shall pay to GBCI interest on such overdue amounts (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made, plus 2 percent.

ARTICLE 8

MISCELLANEOUS

8.1    Notices. Any notice, request, instruction or other document to be given under this Agreement will be in writing and will be delivered personally, sent electronic mail or sent by registered or certified mail or overnight Federal Express service, postage prepaid, addressed as follows:

GBCI:	Glacier Bancorp, Inc. 49 Commons Loop Kalispell, Montana 59901 Attn: Randall M. Chesler, President and CEO Email: rchesler@glacierbancorp.com

with a copy to:	Miller Nash Graham & Dunn LLP Pier 70 2801 Alaskan Way, Suite 300 Seattle, Washington 98121-1128 Attn: Stephen M. Klein David G. Post Email: stephen.klein@millernash.com david.post@millernash.com

SBC and the Bank:	State Bank Corp. 1771 McCulloch Boulevard Lake Havasu City, Arizona 86403 Attn: Brian M. Riley, President and CEO Email: briley@statebankaz.com

with a copy to:	Hogan Lovells US LP 555 13th Street, N.W. Washington, DC 20004 Attn: Richard Schaberg Email: Richard.schaberg@hoganlovells.com or to such other address or Person as any party may designate by written notice to the other given under this Section 8.1.

8.2    Waivers and Extensions. Subject to Article 9, any party may grant waivers or extensions to the other parties, but only through a written instrument executed by the President and/or CEO of the party granting the waiver or extension. Waivers or extensions that do not comply with the preceding sentence are not effective. In accordance with this Section 8.2, a party may extend the time for the performance of any of the obligations or other acts of any other party, and may waive:

8.2.1    any inaccuracies of any other party in the representations and warranties contained in this Agreement or in any document delivered in connection with this Agreement;

8.2.2    compliance with any of the covenants of any other party; and

8.2.3    any other party’s performance of any obligations under this Agreement and any other condition precedent set out in Article 5.

8.3    Construction and Execution in Counterparts. Except as otherwise expressly provided in this Agreement, this Agreement: (a) covers the entire understanding of the parties, and no modification or amendment of its terms or conditions will be effective unless in writing and signed by the parties or their respective duly authorized agents; (b) will not be interpreted by reference to any of the titles or headings to the sections or subsections of this Agreement, which have been inserted for convenience only and are not deemed a substantive part of this Agreement; (c) is deemed to include all amendments to this Agreement, each of which is made a part of this Agreement by this reference; and (d) may be executed in one or more counterparts, each of which will be deemed an original, but all of which taken together will constitute one and the same document. References in this Agreement to Recitals, Sections, Subsections, or Schedules are references to the Recitals, Sections, Subsections, and Schedules of and to this Agreement unless expressly stated otherwise.

8.4    Survival of Representations, Warranties, and Covenants. Except as set forth below, the representations, warranties, agreements and covenants set forth in this Agreement will not survive the Effective Time or termination of this Agreement, except that (a) Section 4.8 (Confidentiality), Section 7.5 (Break-Up Fee), Section 7.6 (Cost Allocation Upon Termination), and Sections 8.3 through 8.8 will survive termination; and (b) the covenants and other agreements in this Agreement that impose duties or obligations on the parties following the Effective Time, including without limitation Section 6.2 (Employee Benefit Issues) and Section 6.3 (Indemnification), will survive the Effective Time. Except as specifically set forth in the preceding sentences, none of the representations, warranties, agreements or covenants contained in this Agreement shall survive the Effective Time, and neither GBCI, Glacier Bank, SBC nor the Bank shall have any rights or remedies after Closing with respect to any breach of any such representations, warranties, agreements or covenants.

8.5    Attorneys’ Fees and Costs. In the event of any dispute, claim, arbitration or litigation arising out of or in connection with, or relating to, this Agreement or any breach or alleged breach of this Agreement (“Claim”), the substantially prevailing party on any such Claim will be entitled to reimbursement from the other party of its costs and expenses, including reasonable attorneys’ fees.

8.6    Arbitration. At either party’s request, the parties must submit any Claim to arbitration under the American Arbitration Association’s Commercial Arbitration Rules then in effect (or under any other form of arbitration mutually acceptable to the parties); provided that a party shall not be prevented from seeking injunctive relief in accordance with Sections 8.7 and 8.10 below to enforce this Agreement. A single arbitrator agreed on by the parties will conduct any arbitration. If the parties cannot agree on a single arbitrator within 15 days after service of the demand for arbitration, Claims shall be heard by a panel of three arbitrators, selected as follows: each party shall select one person to act as arbitrator and the two selected shall select a third arbitrator within ten days of their appointment; if the arbitrators selected by the parties fail to select or are unable to agree on the third arbitrator, the third arbitrator shall be selected by the American Arbitration Association. The arbitration decision is final (except as otherwise specifically provided by law) and binds the parties, and either party may request any court having jurisdiction to enter a judgment and to enforce the arbitrator’s decision. The arbitrator will provide the parties with a written decision naming the substantially prevailing party in the action. Any arbitration or related proceedings will take place in Kalispell, Montana.

8.7    Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the State of Montana, except to the extent that federal law may govern certain matters. Subject to the arbitration provisions set forth in Section 8.6, the parties must bring any legal proceeding arising out of this Agreement in the federal district courts of the Missoula Division for the State of Montana. Each party consents to and submits to the jurisdiction of any such federal court.

8.8    Severability. If a court determines that any term of this Agreement is invalid or unenforceable under applicable law, the remainder of this Agreement will not be affected thereby, and each remaining term will continue to be valid and enforceable to the fullest extent permitted by law.

8.9    No Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned by any of the parties (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to confer upon any Person other than the parties any rights or remedies under this Agreement.

8.10    Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that the parties shall be entitled to seek specific performance of the terms hereof, this being in addition to any other remedies to which they are entitled at law or equity.

ARTICLE 9

AMENDMENTS

Subject to applicable law, this Agreement and the form of any attached Exhibit or Schedule may be amended upon authorization of the boards of directors of the parties, whether before or after the SBC Meeting; provided, however, that after approval by SBC’s shareholders, no amendment will be made changing the form or reducing the amount of consideration to be received by the shareholders of SBC without the further approval of such shareholders. All amendments, modifications, extensions and waivers must be in writing and signed by the party agreeing to the amendment, modification, extension, or waiver.

[signatures on next page]

This Plan and Agreement of Merger is dated as of the date first written above.

GLACIER BANCORP, INC.

By:	/s/ Randall M. Chesler
Randall M. Chesler, President and CEO

GLACIER BANK

By:	/s/ Randall M. Chesler
Randall M. Chesler, President and CEO

STATE BANK CORP.

By:	/s/ Brian M. Riley
Brian M. Riley, President and CEO

STATE BANK OF ARIZONA

By:	/s/ Brian M. Riley
Brian M. Riley, President and CEO

[Signature Page to Plan and Agreement of Merger]

EXHIBIT A

Parties to Recital E

Directors

James E. Baker

Brian M. Riley

Jason R. Anderson

Charles “Chuck” Casson

Brad Fain

Mark S. Nexsen

Executive Officers

Brian M. Riley

Randy L. Austin

Peter J. Hill

Craig M. Wenner

Shareholders

Donald Nelson, M.D., and related trusts

Ben Andre

EXHIBIT B

Form of Transaction-Related Expenses Exhibit

Transaction-Related Expenses*	Estimated	Final
Employee Related
Change-in-Control Cost
Vesting accruals (SERP accelerations)
Retention bonuses
D + O Tail Coverage**
Professional Expenses
Investment banking—Advisory
Investment banking—Opinion
Legal
Accounting
Other
SUBTOTAL (Employee and Prof.)
Integration/Operations
Data Processing—Termination and Deconversion Fee
Other IT/Systems Termination Cost
SUBTOTAL (IT Systems)
TOTAL

As provided in the Plan and Agreement of Merger, to the extent Final Transaction Related Expenses exceed the Maximum Transaction Expense Amount, the difference, on an after-tax basis (applying an effective tax rate of 21.0 percent to the extent a particular item is deductible under applicable Tax laws), will be treated as a reduction of SBC Capital for purposes of determining SBC Closing Capital (regardless of whether such amounts are required to be expensed in accordance with GAAP).

*	Figures provided are prior to giving effect to taxes.
**	To include estimated costs of D&O coverage.

Appendix B

Arizona Revised Statutes

TITLE 10 – CORPORATIONS AND ASSOCIATIONS

CHAPTER 13. DISSENTERS’ RIGHTS

Article 1 – Dissent and Payment for Shares

Sections 10-1301 through 10-1303;

Article 2 – Procedure for Exercise of Dissenters’ Rights

Sections 10-1320 through 10-1328; and

Article 3 – Judicial Appraisal of Shares

Sections 10-1330 and 10-1331

Article 1 – Dissent and Payment for Shares

10-1301. Definitions

In this article, unless the context otherwise requires:

1. “Beneficial shareholder” means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

2. “Corporation” means the issuer of the shares held by a dissenter before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

3. “Dissenter” means a shareholder who is entitled to dissent from corporate action under section 10-1302 and who exercises that right when and in the manner required by article 2 of this chapter.

4. “Fair value” with respect to a dissenter’s shares means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion is inequitable.

5. “Interest” means interest from the effective date of the corporate action until the date of payment at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under the circumstances.

6. “Record shareholder” means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

7. “Shareholder” means the record shareholder or the beneficial shareholder.

10-1302. Right to dissent; applicability

A. A shareholder of a domestic corporation is entitled to dissent from and obtain payment of the fair value of the shareholder’s shares in the event of any of the following corporate actions:

1. Consummation of a plan of merger to which the corporation is a party if either:

(a) Shareholder approval is required for the merger by section 10-1103 or the articles of incorporation and if the shareholder is entitled to vote on the merger.

(b) The corporation is a subsidiary that is merged with its parent under section 10-1104.

2. Consummation of a plan of interest exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan.

3. Consummation of a sale or exchange of all or substantially all of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to a court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale.

4. An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it either:

(a) Alters or abolishes a preferential right of the shares.

(b) Creates, alters or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares.

(c) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities.

(d) Excludes or limits the right of the shares to vote on any matter or to cumulate votes other than a limitation by dilution through issuance of shares or other securities with similar voting rights.

(e) Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under section 10-604.

5. Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, the bylaws or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

6. An election of the shareholders pursuant to section 10-2404 to have benefit corporation status or an election of the shareholders pursuant to section 10-2405 to terminate status as a benefit corporation.

7. Consummation of a plan of domestication if the shareholder does not receive interests in the foreign domesticated entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the domesticated entity as the shares held by the shareholder before the domestication.

8. Consummation of a plan of conversion if the shareholder does not receive interests in the converted entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of the converted entity as the shares held by the shareholder before the conversion.

9. Consummation of a plan of division if the shareholder does not receive interests in each resulting entity that have terms as favorable to the shareholder in all material respects and that represent at least the same percentage interest of the total voting rights of the outstanding interests of each resulting entity as the shares held by the shareholder before the division.

B. A shareholder entitled to dissent and obtain payment for his shares under this chapter may not challenge the corporate action creating the shareholder’s entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

C. This section does not apply to the holders of shares of any class or series if the shares of the class or series are redeemable securities issued by a registered investment company as defined pursuant to the investment company act of 1940 (15 United States Code section 80a-1 through 80a-64).

D. Unless the articles of incorporation of the corporation provide otherwise, this section does not apply to the holders of shares of a class or series if the shares of the class or series were registered on a national securities exchange, were listed on the national market systems of the national association of securities dealers automated quotation system or were held of record by at least two thousand shareholders on the date fixed to determine the shareholders entitled to vote on the proposed corporate action.

10-1303. Dissent by nominees and beneficial owners

A. A record shareholder may assert dissenters’ rights as to fewer than all of the shares registered in the record shareholder’s name only if the record shareholder dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf the record shareholder asserts dissenters’ rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which the record shareholder dissents and the record shareholder’s other shares were registered in the names of different shareholders.

B. A beneficial shareholder may assert dissenters’ rights as to shares held on the beneficial shareholder’s behalf only if both:

1. The beneficial shareholder submits to the corporation the record shareholder’s written consent to the dissent not later than the time the beneficial shareholder asserts dissenters’ rights.

2. The beneficial shareholder does so with respect to all shares of which the beneficial shareholder is the beneficial shareholder or over which the beneficial shareholder has power to direct the vote.

Article 2 – Procedure for Exercise of Dissenters’ Rights

10-1320. Notice of dissenters’ rights

A. If proposed corporate action creating dissenters’ rights under section 10-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters’ rights under this article and shall be accompanied by a copy of this article.

B. If corporate action creating dissenters’ rights under section 10-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and shall send them the dissenters’ notice described in section 10-1322.

10-1321. Notice of intent to demand payment

A. If proposed corporate action creating dissenters’ rights under section 10-1302 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert dissenters’ rights shall both:

1. Deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment for the shareholder’s shares if the proposed action is effectuated.

2. Not vote the shares in favor of the proposed action.

B. A shareholder who does not satisfy the requirements of subsection A of this section is not entitled to payment for the shares under this article.

10-1322. Dissenters’ notice

A. If proposed corporate action creating dissenters’ rights under section 10-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of section 10-1321.

B. The dissenters’ notice shall be sent no later than ten days after the corporate action is taken and shall:

1. State where the payment demand must be sent and where and when certificates for certificated shares shall be deposited.

2. Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received.

3. Supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and that requires that the person asserting dissenters’ rights certify whether or not the person acquired beneficial ownership of the shares before that date.

4. Set a date by which the corporation must receive the payment demand, which date shall be at least thirty but not more than sixty days after the date the notice provided by subsection A of this section is delivered.

5. Be accompanied by a copy of this article.

10-1323. Duty to demand payment

A. A shareholder sent a dissenters’ notice described in section 10-1322 shall demand payment, certify whether the shareholder acquired beneficial ownership of the shares before the date required to be set forth in the dissenters’ notice pursuant to section 10-1322, subsection B, paragraph 3 and deposit the shareholder’s certificates in accordance with the terms of the notice.

B. A shareholder who demands payment and deposits the shareholder’s certificates under subsection A of this section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

C. A shareholder who does not demand payment or does not deposit the shareholder’s certificates if required, each by the date set in the dissenters’ notice, is not entitled to payment for the shareholder’s shares under this article.

10-1324. Share restrictions

A. The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions are released under section 10-1326.

B. The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

10-1325. Payment

A. Except as provided in section 10-1327, as soon as the proposed corporate action is taken, or if such action is taken without a shareholder vote, on receipt of a payment demand, the corporation shall pay each dissenter who complied with section 10-1323 the amount the corporation estimates to be the fair value of the dissenter’s shares plus accrued interest.

B. The payment shall be accompanied by all of the following:

1. The corporation’s balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year and the latest available interim financial statements, if any.

2. A statement of the corporation’s estimate of the fair value of the shares.

3. An explanation of how the interest was calculated.

4. A statement of the dissenter’s right to demand payment under section 10-1328.

5. A copy of this article.

10-1326. Failure to take action

A. If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

B. If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it shall send a new dissenters’ notice under section 10-1322 and shall repeat the payment demand procedure.

10-1327. After-acquired shares

A. A corporation may elect to withhold payment required by section 10-1325 from a dissenter unless the dissenter was the beneficial owner of the shares before the date set forth in the dissenters’ notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action.

B. To the extent the corporation elects to withhold payment under subsection A of this section, after taking the proposed corporate action, it shall estimate the fair value of the shares plus accrued interest and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the interest was calculated and a statement of the dissenters’ right to demand payment under section 10-1328.

10-1328. Procedure if shareholder dissatisfied with payment or offer

A. A dissenter may notify the corporation in writing of the dissenter’s own estimate of the fair value of the dissenter’s shares and amount of interest due and either demand payment of the dissenter’s estimate, less any payment under section 10-1325, or reject the corporation’s offer under section 10-1327 and demand payment of the fair value of the dissenter’s shares and interest due, if either:

1. The dissenter believes that the amount paid under section 10-1325 or offered under section 10-1327 is less than the fair value of the dissenter’s shares or that the interest due is incorrectly calculated.

2. The corporation fails to make payment under section 10-1325 within sixty days after the date set for demanding payment.

3. The corporation, having failed to take the proposed action, does not return the deposited certificates or does not release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

B. A dissenter waives the right to demand payment under this section unless the dissenter notifies the corporation of the dissenter’s demand in writing under subsection A of this section within thirty days after the corporation made or offered payment for the dissenter’s shares.

Article 3 – Judicial Appraisal of Shares

10-1330. Court action

A. If a demand for payment under section 10-1328 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the payment demand and shall petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

B. The corporation shall commence the proceeding in the court in the county where a corporation’s principal office or, if none in this state, its known place of business is located. If the corporation is a foreign corporation without a known place of business in this state, it shall commence the proceeding in the county in this state where the known place of business of the domestic corporation was located.

C. The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by certified mail or by publication as provided by law or by the Arizona rules of civil procedure.

D. The jurisdiction of the court in which the proceeding is commenced under subsection B of this section is plenary and exclusive. There is no right to trial by jury in any proceeding brought under this section. The court may appoint a master to have the powers and authorities as are conferred on masters by law, by the Arizona rules of civil procedure or by the order of appointment. The master’s report is subject to exceptions to be heard before the court, both on the law and the facts. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

E. Each dissenter made a party to the proceeding is entitled to judgment either:

1. For the amount, if any, by which the court finds the fair value of his shares plus interest exceeds the amount paid by the corporation.

2. For the fair value plus accrued interest of the dissenter’s after-acquired shares for which the corporation elected to withhold payment under section 10-1327.

10-1331. Court costs and attorney fees

A. The court in an appraisal proceeding commenced under section 10-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of any master appointed by the court. The court shall assess the costs against the corporation, except that the court shall assess costs against all or some of the dissenters to the extent the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327 or that the dissenters acted arbitrarily, vexatiously or not in good faith in demanding payment under section 10-1328.

B. The court may also assess the fees and expenses of attorneys and experts for the respective parties in amounts the court finds equitable either:

1. Against the corporation and in favor of any or all dissenters if the court finds that the corporation did not substantially comply with the requirements of article 2 of this chapter.

2. Against the dissenter and in favor of the corporation if the court finds that the fair value does not materially exceed the amount offered by the corporation pursuant to sections 10-1325 and 10-1327.

3. Against either the corporation or a dissenter in favor of any other party if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this chapter.

C. If the court finds that the services of an attorney for any dissenter were of substantial benefit to other dissenters similarly situated and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefitted.

Appendix C

September 30, 2019

Board of Directors

State Bank Corp.

1771 McCulloch Boulevard

Lake Havasu City, AZ 86403

Members of the Board:

We understand that State Bank Corp. (the “Company”), and its wholly-owned subsidiary State Bank of Arizona proposes to enter into a Plan and Agreement of Merger (the “Agreement”) with Glacier Bancorp, Inc. (“Parent”), and its wholly owned subsidiary Glacier Bank (the “Transaction”). The Agreement provides that, among other things, each share of the Company, including unvested restricted stock (collectively, the “Company Common Stock”), issued and outstanding immediately prior to the Effective Time shall be converted into and shall represent the right to receive from Parent (a) 0.3706 shares of Parent Common Stock, and (b) $1.69 in cash (collectively, the “Merger Consideration”). The final Merger Consideration paid to the holders of the Company Common Stock will vary based upon the Company’s Closing Capital, and is subject to certain adjustments described in the Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreement.

Capitalized terms used herein without definition have the respective meanings ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of Company Common Stock in the proposed Transaction.

In connection with preparing our opinion, we have reviewed, among other things:

(i)	a draft of the Agreement, dated September 27, 2019;

(ii)

certain financial statements and other historical financial and business information about the Company and Parent made available to us from published sources and/or from the internal records of the Company and Parent that we deemed relevant;

(iii)

certain publicly available analyst earnings estimates for Parent for the years ending December 31, 2019 and December 31, 2020 and an estimated long-term growth rate for the years thereafter through December 31, 2024, in each case as discussed with, and confirmed by, senior management of Parent and the Company;

(iv)

financial projections for the Company for the years ending December 31, 2019, December 31, 2020, and an estimated long-term growth rate for the years thereafter through December 31, 2024, in each case as provided by, and discussed with, senior management of the Company;

(v)	the current market environment generally and the banking environment in particular;

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(vi)	the market and trading characteristics of selected public companies and selected public bank holding companies in particular;

(vii)	the financial terms of certain other transactions in the financial institutions industry, to the extent publicly available;

(viii)	the relative contributions of the Parent and Company to the combined company;

(ix)	the pro forma financial impact of the Transaction, taking into consideration the amounts and timing of the transaction costs, cost savings and revenue enhancements;

(x)	the net present value of the Company with consideration of projected financial results; and

(xi)

such other financial studies, analyses and investigations and financial, economic and market criteria and other information as we considered relevant including discussions with management and other representatives and advisors of Parent and Company concerning the business, financial condition, results of operations and prospects of the Parent and Company.

In connection with our engagement, we have been authorized to solicit, and have solicited expressions of interest from parties with respect to a sale of the Company.

In arriving at our opinion, we have, with your consent, assumed and relied upon the accuracy and completeness of all information that was publicly available or supplied or otherwise made available to, discussed with or reviewed by or for us. We have not independently verified (nor have we assumed responsibility for independently verifying) such information or its accuracy or completeness. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, forecasts or estimates inaccurate or misleading. We have not undertaken or been provided with any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company. In addition, we have not assumed any obligation to conduct, nor have we conducted, any physical inspection of the properties or facilities of the Company, and have not been provided with any reports of such physical inspections. We have assumed that there has been no material change in the Company’s business, assets, financial condition, results of operations, cash flows or prospects since the date of the most recent financial statements provided to us.

With respect to the financial projections and estimates (including information relating to the amounts and timing of the merger costs, cost savings, and revenue enhancements) provided to or otherwise reviewed by or for or discussed with us, we have been advised by management of the Company, and have assumed with your consent, that such projections and estimates were reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of management of the Company as to the future financial performance of the Company and the other matters covered thereby, and that the financial results reflected in such projections and estimates will be realized in the amounts and at the times projected. We assume no responsibility for and do not express an opinion as to these projections and estimates or the assumptions on which they were based. We have relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information, projections or estimates inaccurate or misleading.

We are not experts in the evaluation of loan and lease portfolios, classified loans or other real estate owned or in assessing the adequacy of the allowance for loan losses with respect thereto, and we did not make an independent evaluation or appraisal thereof, or of any other specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of the Company or Parent or any of their respective subsidiaries. We have not reviewed any individual loan or credit files relating to the Company or Parent. We have assumed, with your consent, that the respective allowances for loan and lease losses for both the Company and Parent are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity. We did not make an independent evaluation of the quality of the Company’s or Parent’s deposit base, nor have we independently evaluated potential deposit concentrations or the deposit composition of the Company or Parent. We did not make an independent evaluation of the quality of the Company’s or Parent’s investment securities portfolio, nor have we independently evaluated potential concentrations in the investment securities portfolio of the Company or Parent.

We have assumed that all of the representations and warranties contained in the Agreement and all related agreements are true and correct in all respects material to our analysis, and that the Transaction will be consummated in accordance with the terms of the Agreement, without waiver, modification or amendment of any term, condition or covenant thereof the effect of which would be in any respect material to our analysis. We also have assumed that all material governmental, regulatory or other consents, approvals, and waivers necessary for the consummation of the Transaction will be obtained without any material adverse effect on the Company or the contemplated benefits of the Transaction. Further, we have assumed that the executed Agreement will not differ in any material respect from the draft Agreement, dated September 27, 2019, reviewed by us.

We have assumed in all respects material to our analysis that the Company and Parent will remain as a going concern for all periods relevant to our analysis. We do not express an opinion regarding the liquidation value of the Company and Parent or any other entity.

Our opinion is limited to the fairness, from a financial point of view, of the Merger Consideration to be paid to the holders of the Company Common Stock in the proposed Transaction. We do not express any view on, and our opinion does not address, any other term or aspect of the Agreement or Transaction (including, without limitation, the form or structure of the Transaction) or any term or aspect of any other agreement or instrument contemplated by the Agreement or entered into in connection with the Transaction, or as to the underlying business decision by the Company to engage in the Transaction. Furthermore, we do not express an opinion with respect to the amount or nature of any compensation to any officers, directors or employees of the Company or Parent, or any class of such persons, relative to the Merger Consideration to be paid to the holders of the Company Common Stock in the Transaction, or with respect to the fairness of any such compensation.

We do not express a view as to, and our opinion does not address, the relative merits of the Transaction as compared to any alternative business transactions or strategies, or whether such alternative transactions or strategies could be achieved or are available. In addition, our opinion does not address any legal, regulatory, tax or accounting matters, as to which we understand that the Company obtained such advice as it deemed necessary from qualified professionals.

We do not express an opinion as to the actual value of Parent Common Stock when issued in the Transaction or the prices at which the Parent Common Stock will trade following announcement of the Transaction or at any future time.

We have not evaluated the solvency or fair value of the Company or Parent under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. This opinion is not a solvency opinion and does not in any way address the solvency or financial condition of the Company or Parent. We do not express an opinion as to the impact of the Transaction on the solvency or viability of the Company or Parent or the ability of the Company or Parent to pay their respective obligations when they come due.

We have acted as the Company’s financial advisor in connection with the Transaction and will receive a fee for our services, a portion of which is payable upon the rendering of this opinion and a significant portion of which is contingent upon consummation of the Transaction. In addition, the Company has agreed to reimburse our reasonable expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that during the two years preceding the date of this letter, neither we nor our affiliates have had any other material financial advisory or other material commercial or investment banking relationships with the Company.

Please be advised that during the two years preceding the date of this letter, we have provided investment banking and other financial services to Parent for which we have received customary compensation. Such services during such period have included representing Parent on M&A transactions. During the two years preceding the date of this letter, we have also provided investment banking and other financial services to Heritage Bancorp, and Columbine Capital Corporation, in their respective acquisitions by Parent, for which we have received customary compensation.

In the ordinary course of our business, D.A. Davidson & Co. and its affiliates may actively trade or hold securities of the Company or Parent for our own accounts or for the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities. We may seek to provide investment banking or other financial services to the Company or Parent in the future for which we would expect to receive compensation.

This fairness opinion was reviewed and approved by a D.A. Davidson & Co. Fairness Opinion Committee.

This opinion is solely for the information of the Board of Directors of the Company (solely in its capacity as such) in connection with its consideration of the merger and shall not be relied upon by any other party or disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written consent.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration to be paid to the holders of Company Common Stock is fair, from a financial point of view, to such holders.

Very truly yours,

D.A. Davidson & Co.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers

Sections 35-1-451 through 35-1-459 of the Montana Business Corporation Act (“MBCA”) contain specific provisions relating to indemnification of directors and officers of Montana corporations. In general, the statute provides that (i) a corporation must indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such, unless limited by the articles of incorporation, and (ii) a corporation may indemnify a director or officer if he is not wholly successful in such defense, if it is determined as provided in the statute that the director meets a certain standard of conduct, provided that when a director is liable to the corporation, the corporation may not indemnify him. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advancement of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by statute, subject to certain conditions set forth in the statute.

Glacier’s articles provide, among other things, that the personal liability of the directors and officers of the corporation for monetary damages shall be eliminated to the fullest extent permitted by the MBCA. Glacier’s bylaws provide that the corporation shall indemnify its directors and officers to the fullest extent not prohibited by law, including indemnification for payments in settlement of actions brought against a director or officer in the name of the corporation.

Item 21.	Exhibits and Financial Statement Schedules

(a)    The exhibits are listed below under the caption “Exhibit Index.”

(b)    Financial Statement Schedules. None.

Item 22.	Undertakings

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)    That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(c)    That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(d)    (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (d)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether or not such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)    The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)    The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

2	Plan and Agreement of Merger dated as of September 30, 2019, by and among Glacier Bancorp, Inc., Glacier Bank, State Bank Corp., and State Bank of Arizona (included as Appendix A to the proxy statement/prospectus which is included in the registration statement).

3.1	Amended and Restated Articles of Incorporation of Glacier Bancorp, Inc. (incorporated herein by reference to Exhibit 3.i included in Glacier Bancorp Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

3.2	Amended and Restated Bylaws of Glacier Bancorp, Inc. (incorporated herein by reference to Exhibit 3.ii included in Glacier Bancorp Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2008).

5	Opinion of Moore, Cockrell, Goicoechea & Johnson, P.C. regarding legality of securities.

8.1	Opinion of Miller Nash Graham & Dunn LLP regarding certain federal income tax matters.

8.2	Opinion of Hogan Lovells US LLP regarding certain federal income tax matters.

10.1	Form of Director and Executive Officer Voting Agreement.

10.2	Form of Director Non-Competition Agreement.

23.1	Consent of Moore, Cockrell, Goicoechea & Johnson, P.C. (contained in its opinion filed as Exhibit 5).

23.2	Consent of BKD, LLP, Glacier Bancorp, Inc.’s independent registered public accounting firm.

23.3	Consent of Miller Nash Graham & Dunn LLP (contained in its opinion filed as Exhibit 8.1).

23.4	Consent of Hogan Lovells US LLP (contained in its opinion filed as Exhibit 8.2).

24	Power of Attorney (contained on the signature page of the registration statement).

99.1	Form of proxy to be mailed to shareholders of State Bank Corp.

99.2	Consent of D.A. Davidson & Co., financial advisor to State Bank Corp.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalispell, State of Montana, on October 4, 2019.

GLACIER BANCORP, INC.

By:	/s/ Randall M. Chesler
Randall M. Chesler, President and
Chief Executive Officer

Each person whose individual signature appears below hereby authorizes and appoints Randall M. Chesler and Ron J. Copher, and each of them, with full power of substitution and full power to act without the other, as his true and lawful attorney-in-fact and agent to act in his name, place and stead and to execute in the name and on behalf of each person, individually and in each capacity stated below, and to file any and all amendments to this Registration Statement, including any and all post-effective amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-4 has been signed by the following persons in the capacities indicated, on the dates indicated.

Signature	Title	Date

/s/ Randal M. Chesler Randall M. Chesler	President and Chief Executive Officer and Director (Principal Executive Officer)	October 4, 2019

/s/ Ron J. Copher Ron J. Copher	Executive Vice President and Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	October 4, 2019

/s/ Dallas I Herron Dallas I. Herron	Chairman of the Board and Director	October 4, 2019

/s/ David C. Boyles David C. Boyles	Director	October 4, 2019

/s/ Sherry L. Cladouhos Sherry L. Cladouhos	Director	October 4, 2019

Signature	Title	Date

/s/ James M. English James M. English	Director	October 4, 2019

/s/ Annie M. Goodwin Annie M. Goodwin	Director	October 4, 2019

Craig A. Langel	Director

/s/ Douglas J. McBride Douglas J. McBride	Director	October 4, 2019

John W. Murdoch	Director

/s/ George R. Sutton George R. Sutton	Director	October 4, 2019